Exhibit 10.1

Execution Version

FIFTH AMENDMENT TO FOURTH

AMENDED AND RESTATED CREDIT AGREEMENT

This FIFTH AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of March 22, 2024 (the “Fifth Amendment Effective Date”), by and among MRC ENERGY COMPANY, a Texas corporation (the “Borrower”), the LENDERS party hereto and TRUIST BANK, as resigning administrative agent for the Lenders (in such capacity, the “Resigning Agent”), and PNC BANK, NATIONAL ASSOCIATION (“PNC Bank”), as successor administrative agent for the Lenders (in such capacity, the “Successor Agent”). Unless otherwise expressly defined herein, capitalized terms used but not defined in this Amendment have the meanings assigned to such terms in the Credit Agreement (as defined below).

WITNESSETH:

WHEREAS, the Borrower, the Resigning Agent and the Lenders have entered into that certain Fourth Amended and Restated Credit Agreement, dated as of November 18, 2021 (as amended, supplemented or otherwise modified and in effect prior to the Fifth Amendment Effective Date, the “Existing Credit Agreement”, and the Existing Credit Agreement, as amended by this Amendment, the “Credit Agreement”);

WHEREAS, Resigning Agent desires to resign as Administrative Agent under the Credit Agreement and Successor Agent desires to be appointed as Administrative Agent under the Credit Agreement;

WHEREAS, immediately following the effectiveness of such resignation and appointment, subject to the terms and conditions set forth herein, the Borrower has requested that Administrative Agent and the Lenders amend the Existing Credit Agreement in certain respects, subject to the terms and conditions set forth herein, and Administrative Agent and the Lenders have agreed to such request on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Borrower, the Resigning Agent, the Successor Agent and the Lenders party hereto hereby agree as follows:

SECTION 1. Resignation and Appointment.

1.1 Resignation of Resigning Agent.

1.1.1 Pursuant to Section 12.4 of the Credit Agreement, the Resigning Agent hereby resigns as Administrative Agent under the Credit Agreement upon the effectiveness of this Amendment. Upon the effectiveness of such resignation, the Resigning Agent shall be discharged from its duties and obligations as Administrative Agent under the Credit Agreement and the other Loan Documents. Notwithstanding such resignation and the assignment contained in Section 2.1 of this Amendment, the provisions of Article 12 and Section 13.5 of the Credit Agreement shall continue in effect for the benefit of the Resigning Agent in respect of any action taken or omitted to be taken by it while it was acting as Administrative Agent under the Credit Agreement and the other Loan Documents.

1.1.2 The Resigning Agent, in its capacity as a Lender under the Credit Agreement, shall continue to have the same rights and powers under the Credit Agreement and any other Loan Document as any other Lender with respect to its Revolving Credit Elected Commitment and its Advances and may exercise the same notwithstanding its resignation as Administrative Agent under the Credit Agreement.

1.2 Appointment of Successor Agent. Pursuant to Section 12.4 of the Credit Agreement, the Lenders constituting at least the Majority Lenders hereby appoint the Successor Agent as Administrative Agent under the Credit Agreement and the other Loan Documents. By its execution hereof, the Successor Agent hereby accepts such appointment and by its acceptance of such appointment, the Successor Agent hereby succeeds to and becomes vested with all the rights, powers, privileges and duties of the Resigning Agent in its capacity as Administrative Agent under the Credit Agreement. Notwithstanding the appointment of the Successor Agent as Administrative Agent, PNC Bank, in its capacity as a Lender under the Credit Agreement, shall have the same rights and powers under the Credit Agreement and any other Loan Document as any other Lender with respect to its Revolving Credit Elected Commitment and its Advances and may exercise the same as though it were not Administrative Agent. In addition, the term “Lender” or “Lenders” in the Credit Agreement or any other Loan Document shall, at any time when PNC Bank is a Lender, unless the context otherwise indicates, include the Successor Agent in its individual capacity as a Lender.

SECTION 2. Assignment.

2.1 Resigning Agent Assignment.

2.1.1 Upon the effectiveness of this Amendment, the Resigning Agent, solely in its capacity as Administrative Agent under the Credit Agreement and the other Loan Documents, hereby transfers, assigns, conveys and delivers, as of the Fifth Amendment Effective Date, to the Successor Agent, for the benefit of itself, the Lenders and the other Secured Parties, all of the Resigning Agent’s, right, title and interest in, to and under (i) the Liens in favor of the Resigning Agent created under the Credit Agreement and the other Loan Documents, (ii) any and all collateral granted to the Resigning Agent, for the benefit of the Lenders, Administrative Agent and the other Secured Parties under any Loan Document and (iii) all proceeds of any and all of the foregoing (collectively, the “Assigned Items”); provided that the Resigning Agent expressly reserves all of its rights and benefits provided to it under Article 12 and Section 13.5 of the Credit Agreement in respect of any action taken or omitted to be taken by it while it was acting as Administrative Agent under the Credit Agreement and the other Loan Documents. The Assigned Items are being assigned and transferred by the Resigning Agent to the Successor Agent without recourse and, except as expressly provided in Section 2.2 of this Amendment, without representation or warranty, express or implied, by the Resigning Agent.

2.1.2 The provisions of this Amendment to the contrary notwithstanding, the Successor Agent does not hereby assume any duties, obligations or liabilities of Resigning Agent for any period on or prior to the Fifth Amendment Effective Date, and the Successor Agent shall not have any liabilities, duties or obligations in respect of any acts or omissions by Resigning Agent for any period on or prior to the Fifth Amendment Effective Date. Further, the Resigning Agent does not hereby assume any duties, obligations or liabilities of Successor Agent for any period after the Fifth Amendment Effective Date, and the Resigning Agent shall not have any liabilities, duties or obligations in respect of any acts or omissions by Successor Agent for any period after the Fifth Amendment Effective Date.

2.2 Representations and Warranties.

2.2.1 The Resigning Agent represents and warrants to the Successor Agent that (i) the Resigning Agent is the holder of the Assigned Items and (ii) the Resigning Agent has full right, power and authority to transfer to the Successor Agent all of the Assigned Items pursuant to Section 12.5 of the Credit Agreement, and to execute and deliver this Amendment.

2.2.2 The Successor Agent represents and warrants to the Resigning Agent that (i) the Successor Agent has full right, power and authority to assume the Assigned Items and to execute and deliver this Amendment and (ii) the Successor Agent has made an independent decision to enter into this Amendment and to assume the Assigned Items, without reliance on any representation or warranty by the Resigning Agent, other than those representations and warranties expressly set forth herein.

2.2.3 Each Credit Party represents and warrants to the Resigning Agent and the Successor Agent that as of the Fifth Amendment Effective Date, both before and immediately after giving effect to this Amendment, such Credit Party has no right of setoff, defense or counterclaim against the enforcement of the Assigned Items.

2.3 UCC Financing Statements. The Resigning Agent and each Credit Party hereby authorize the Successor Agent to file UCC financing statement amendments and other assignment documents assigning all of the Resigning Agent’s right, title and interest in, to and under the Assigned Items to the Successor Agent.

2.4 Collateral. The Resigning Agent shall, at the Credit Parties’ expense, promptly, but in any event within ten (10) days after the Fifth Amendment Effective Date, deliver to the Successor Agent all of the collateral in the possession or control of the Resigning Agent, solely in its capacity as administrative agent for the Lenders under the Credit Agreement, including, without limitation, any stock and/or membership certificates (together with stock and/or membership interest powers with respect thereto) held by the Resigning Agent in connection with the Credit Agreement and any other Loan Documents.

2.5 Modification of Mortgages. Within sixty (60) days after the Fifth Amendment Effective Date (or such longer time as is acceptable to the Successor Agent in its sole discretion), the Resigning Agent and each Credit Party agrees to deliver to the Successor Agent assignments and/or amendments to each of the Mortgages as shall be reasonably requested by the Successor Agent to evidence the assignment of the Resigning Agent’s right, title and interest in, to and under the Mortgages to the Successor Agent, duly executed by the Resigning Agent, the Successor Agent and the appropriate Credit Parties and in form and substance reasonably satisfactory to the Resigning Agent and the Successor Agent.

2.6 Insurance Certificates. Within sixty (60) days after the Fifth Amendment Effective Date (or such longer time as is acceptable to the Successor Agent in its sole discretion), Borrower shall deliver to the Successor Agent (a) copies of standard insurance certificates issued to Successor Agent evidencing the insurance coverage required to be maintained by the Credit Parties pursuant to Section 7.5(d) of the Credit Agreement and (b) standard endorsements in favor of the Successor Agent naming the Successor Agent as additional insured with respect to relevant liability insurance policies and loss payee with respect to all casualty and property insurance policies insuring Collateral, in the case of each of the foregoing clauses (a) and (b), in form and substance reasonably satisfactory to the Successor Agent.

2.7 Deposit Account Control Agreements. Within sixty (60) days after the Fifth Amendment Effective Date (or such longer time as is acceptable to the Successor Agent in its sole discretion), each Credit Party agrees to deliver to the Successor Agent assignments and/or amendments to each Deposit Account Control Agreement (or new Deposit Account Control Agreements, as applicable) required to be provided pursuant to Section 4.10 of the Pledge Agreement with respect to any deposit account maintained by any Credit Party as of the Fifth Amendment Effective Date (other than any Excluded Accounts), as shall be reasonably requested by the Successor Agent and in form and substance reasonably satisfactory to the Successor Agent.

2.8 Further Assurance. The Resigning Agent agrees from time to time, at the Credit Parties’ expense, to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements, instruments and filings that the Successor Agent may at any time reasonably deem necessary or desirable to carry out the intent and purposes set forth in Section 1 and Section 2 of this Amendment.

SECTION 3. Consents and Waivers.

3.1 Appointment of Successor Agent. Each Credit Party hereby consents to the appointment by Lenders constituting at least the Majority Lenders of the Successor Agent as Administrative Agent under the Credit Agreement and the other Loan Documents pursuant to Section 1.2 of this Amendment.

3.2 Assignment. Each Lender and each Credit Party hereby consents to the assignment of the Assigned Items by the Resigning Agent to the Successor Agent pursuant to Section 2 of this Amendment.

3.3 Waivers. In furtherance of the foregoing, the Lenders hereby waive any prior notice requirement or waiting period prior to the effectiveness of each of the provisions of Sections 1 and 2 to this Amendment otherwise provided for in the Credit Agreement.

SECTION 4. Amendments to Existing Credit Agreement. Subject to the satisfaction or waiver in writing of each condition precedent set forth in Section 7 of this Amendment, and in reliance on the representations, warranties, covenants and agreements contained in this Amendment, the Existing Credit Agreement shall be amended by deleting the red and green, stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) therefrom and by adding the blue and green, double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text) thereto, in each case, as set forth in the marked pages of the Existing Credit Agreement (and to the extent provided in Exhibit A hereto, the exhibits, schedules and appendices to the Existing Credit Agreement) attached hereto as Exhibit A hereto and made a part hereof for all purposes.

SECTION 5. Reaffirmation of Borrowing Base; Elected Commitments. This Amendment shall constitute notice of a redetermination of the Borrowing Base pursuant to Section 4.2 of the Credit Agreement, and Successor Agent, the Lenders constituting at least the Supermajority Lenders and the Borrower hereby acknowledge that, effective as of the Fifth Amendment Effective Date, (i) the Borrowing Base shall be reaffirmed at $2,500,000,000 and (ii) the Revolving Credit Aggregate Commitment shall be $1,500,000,000, and such reaffirmed Borrowing Base shall remain in effect until the date the Borrowing Base is otherwise adjusted pursuant to the terms of the Credit Agreement. The reaffirmation of the Borrowing Base contained in this Section 2 shall constitute the Determination Date to occur on or about May 1, 2024.

SECTION 6. New Lenders and Reallocation and Increase of Revolving Credit Elected Commitments. The Lenders have agreed among themselves to reallocate their respective Revolving Credit Elected Commitments, and to, among other things, (a) allow certain financial institutions identified by PNC Capital Markets LLC, in its capacity as a Joint Lead Arranger, in consultation with the Borrower, to become a party to the Credit Agreement as a Lender (each, a “New Lender”) and (b) to permit one or more of the Lenders to increase their respective Revolving Credit Elected Commitments (each, an “Increasing Lender”). Each of Successor Agent and the Borrower hereby consent to (i) the reallocation of the Revolving Credit Elected Commitments, (ii) each New Lender’s agreement to provide a Revolving Credit Elected Commitment and (iii) the increase in each Increasing Lender’s Revolving Credit Elected Commitment. On the date this Amendment becomes effective and after giving effect to such reallocation and assignment and increase of the Revolving Credit Aggregate Commitment, the Revolving Credit Elected Commitment of each Lender shall be as set forth on Schedule 1.2 to the Credit Agreement, as amended by this Amendment. Each Lender hereby consents to the Revolving Credit Elected Commitment set forth on Schedule 1.2 to the Credit Agreement, as amended by this Amendment. The reallocation of the Revolving Credit Elected Commitments among the Lenders and the acquisition by each New Lender of an interest in the Revolving Credit Aggregate Commitment, shall be deemed to have been consummated pursuant to the terms of the Assignment and Assumption attached as Exhibit D to the Credit Agreement as if the Lenders, including each New Lender, had executed an Assignment and Assumption with respect to such reallocation. Successor Agent hereby waives the $3,500 processing and recordation fee set forth in Section 13.7(b)(iv) of the Credit Agreement with respect to the assignments and reallocations contemplated by this Section 6. Notwithstanding anything contained in Section 11.1 of the Existing Credit Agreement to the contrary, each Lender hereby agrees to waive any amounts required to be paid by the Borrower under Section 11.1 of the Existing Credit Agreement in the event the payment of any principal of any SOFR Advance or the conversion of any SOFR Advance other than on the last day of an Interest Period applicable thereto is required in connection with the reallocation contemplated by this Section 3. Each New Lender agrees that it shall be deemed to be, and hereby becomes on the date of effectiveness of this Amendment, a party in all respects to the Credit Agreement and the other Loan Documents to which all the Lenders are party and each shall have the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents.

SECTION 7. Conditions. The resignation of the Resigning Agent and the appointment of the Successor Agent contained in Section 1 of this Amendment, the assignment contained in Section 2 of this Amendment, the consents and waivers contained in Section 3 of this Amendment, the amendments to the Credit Agreement contained in Section 4 of this Amendment, the reaffirmation of the Borrowing Base and increase of the Commitments contained in Section 5 of this Amendment, and the reallocation and increase of the Commitments contained in Section 6 of this Amendment, in each case, shall be effective upon the satisfaction of each of the conditions set forth in this Section 7.

7.1 Execution and Delivery. Successor Agent shall have received a duly executed counterpart of (a) this Amendment signed by the Borrower, the Lenders, the New Lenders, the Increasing Lenders, the Resigning Agent and the Successor Agent and (b) the Consent and Reaffirmation attached hereto signed by each Guarantor.

7.2 Corporate Authority. Successor Agent shall have received from each Credit Party and the Parent, a certificate of its Secretary dated as of the Fifth Amendment Effective Date as to: (a) corporate resolutions (or the equivalent) of the Parent and each Credit Party authorizing the transactions contemplated by this Amendment and the other Loan Documents, in each case to which the Parent or such Credit Party is party, and authorizing the execution and delivery of this Amendment and the other Loan Documents, (b) the incumbency and signature of the assistant secretary, officers or other authorized persons of the Parent and such Credit Party executing any Loan Document and in the case of Borrower, the officers who are authorized to execute any Request for Advance, or requests for the issuance of Letters of Credit, (c) a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation or formation, and (d) copies of the Parent’s and such Credit Party’s Organizational Documents as in effect on the Fifth Amendment Effective Date.

7.3 No Default. No Default or Event of Default shall have occurred and be continuing.

7.4 Fees. Successor Agent shall have received evidence reasonably satisfactory to it that all fees separately agreed upon by the Borrower and the applicable recipients thereof (including, without limitation, the Resigning Agent) in connection with this Amendment have been paid by the Borrower.

7.5 Notes. Successor Agent shall have received Notes duly executed by the Borrower for each Lender that requests a Note in accordance with Section 2.2(e) of the Credit Agreement.

7.6 Oil and Gas Properties. Successor Agent shall have received (a) title opinions and other title information and data in respect of the Oil and Gas Properties evaluated by such Reserve Report and constituting Mortgaged Properties sufficient to cause the Collateral Coverage Ratio to meet or exceed the Collateral Coverage Minimum, and (b) engineering reports and other reserve information covering the Oil and Gas Properties of the Credit Parties, including, without limitation, a Reserve Report dated as of December 31, 2023, in each case, in form and substance reasonably satisfactory to Successor Agent.

7.7 Financial Statements. Borrower shall have delivered to Successor Agent, in form and substance reasonably satisfactory to Successor Agent: (a) all financial statements reasonably requested by Successor Agent, (b) quarterly cash flow projections of Borrower through December 31, 2025, and (c) annual cash flow projections of Borrower through December 31, 2025, in each case, in form reasonably acceptable to Successor Agent.

7.8 Opinions of Counsel. The Parent and the Credit Parties shall furnish Successor Agent opinions of counsel to the Parent and the Credit Parties (including local counsel opinions, to the extent reasonably deemed necessary by Successor Agent), in each case dated as of the Fifth Amendment Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to Successor Agent.

7.9 KYC. Not less than five (5) days prior to (to the extent the same is requested at least ten (10) days prior to) the Fifth Amendment Effective Date, the Parent and the Credit Parties shall furnish Successor Agent and Lenders with (i) any other information required by Section 326 of the USA Patriot Act or necessary for Successor Agent and Lenders to verify the identity of the Parent or any Credit Party as required by Section 326 of the USA Patriot Act and (ii) information and documentation (including, without limitation, a Beneficial Ownership Certification), in each case, as reasonably requested by Successor Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.

7.10 Request for Advance. Notwithstanding anything contained in Section 2.3(b) of the Credit Agreement to the contrary, the Borrower shall deliver to the Successor Agent, prior to 12:00 p.m. (New York time) not later than two (2) Business Days prior to the Fifth Amendment Effective Date, a duly executed Request for Advance in accordance with Section 2.3(a) of the Credit Agreement with respect to any Revolving Credit Advance to be made on the Fifth Amendment Effective Date and all Revolving Credit Advances to be continued as the same Type or converted to any other Type as of the Fifth Amendment Effective Date.

7.11 Other Documents. The Successor Agent and the Resigning Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Successor Agent, the Resigning Agent or their respective special counsel may reasonably request prior to the date hereof, and all such documents shall be in form and substance reasonably satisfactory to the Successor Agent or the Resigning Agent, as applicable.

SECTION 8. Representations and Warranties. To induce the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Lenders as follows:

8.1 Reaffirmation of Representations and Warranties. After giving effect to the amendments herein, each representation and warranty of the Borrower, the Parent and each other Credit Party contained in the Credit Agreement and in each of the other Loan Documents to which it is a party is true and correct in all material respects as of the date hereof (without duplication of any materiality qualifier contained therein), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such specified earlier date.

8.2 Corporate Authority; No Conflicts. The execution, delivery and performance by the Borrower, the Parent and each other Credit Party of this Amendment and all documents, instruments and agreements contemplated herein are within such Credit Party’s corporate, limited liability company or limited partnership, as applicable, powers, have been duly authorized by necessary corporate action by such Credit Party, require no action by or in respect of, or filing with, any court or agency of government (except for the recording and filing of Collateral Documents and financing statements) and (a) do not violate in any material respect any Requirement of Law, (b) are not in contravention of the terms of any material Contractual Obligation, indenture, agreement or undertaking to which such Credit Party is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect, and (c) do not result in the creation or imposition of any Lien upon any of the assets of such Credit Party except for Liens permitted by Section 8.2 of the Credit Agreement and otherwise as permitted in the Credit Agreement.

8.3 Enforceability. This Amendment constitutes the valid and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency or similar laws affecting creditor’s rights generally, and (ii) equitable principles of general application.

8.4 No Default. No Default or Event of Default has occurred and is continuing.

SECTION 9. Miscellaneous.

9.1 Reaffirmation of Loan Documents and Liens. Any and all of the terms and provisions of the Credit Agreement and the Loan Documents shall, except as amended and modified hereby, remain in full force and effect and are hereby in all respects ratified and confirmed by the Borrower. The Borrower hereby agrees that the amendments and modifications herein contained shall in no manner affect or impair the liabilities, duties and obligations of the Borrower, the Parent or any other Credit Party under the Credit Agreement and the other Loan Documents or the Liens securing the payment and performance thereof, except as amended and modified hereby.

9.2 Parties in Interest. All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

9.3 Further Assurances. The Borrower covenants and agrees from time to time, as and when reasonably requested by Successor Agent or the Lenders, to execute and deliver or cause to be executed or delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as Successor Agent or the Lenders may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Amendment.

9.4 Legal Expenses. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket fees and expenses of special counsel to Successor Agent incurred by Successor Agent in connection with the preparation, negotiation and execution of this Amendment and all related documents.

9.5 Counterparts. This Amendment may be executed in one or more counterparts and by different parties hereto in separate counterparts each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of photocopies of the signature pages to this Amendment by facsimile or electronic mail shall be effective as delivery of manually executed counterparts of this Amendment.

9.6 Complete Agreement. THIS AMENDMENT, THE CREDIT AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

9.7 Headings. The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.

9.8 Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Texas.

9.9 Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.10 Reference to and Effect on the Loan Documents.

(a) This Amendment shall be deemed to constitute a Loan Document for all purposes and in all respects. Each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference in the Credit Agreement or in any other Loan Document, or other agreements, documents or other instruments executed and delivered pursuant to the Credit Agreement to the “Credit Agreement”, shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender, the Resigning Agent or the Successor Agent under any of the Loan Documents, nor, except as expressly provided herein, constitute a waiver of any provision of any of the Loan Documents.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective authorized officers to be effective as of the date first above written.

BORROWER:

MRC ENERGY COMPANY, as Borrower

By:	/s/ Brian J. Willey
Name:	Brian J. Willey
Title:	Executive Vice President and Chief Financial Officer

SIGNATURE PAGE

SUCCESSOR AGENT:

PNC BANK, NATIONAL ASSOCIATION,
as Successor Agent

By:	/s/ Denise Davis
Name:	Denise Davis
Title:	Managing Director

SIGNATURE PAGE

RESIGNING AGENT:

TRUIST BANK,
as Resigning Agent

By:	/s/ Farhan Iqbal
Name:	Farhan Iqbal
Title:	Director

SIGNATURE PAGE

LENDERS:

PNC BANK, NATIONAL ASSOCIATION,
as a Lender and as an Issuing Lender

By:	/s/ Denise Davis
Name:	Denise Davis
Title:	Managing Director

SIGNATURE PAGE

TRUIST BANK,
as a Lender and an Issuing Lender

By:	/s/ FARHAN IQBAL
Name:	FARHAN IQBAL
Title:	Director

SIGNATURE PAGE

ROYAL BANK OF CANADA, as a Lender and an Issuing Lender

By:	/s/ Michael Sharp
Name:	Michael Sharp
Title:	Authorized Signatory

SIGNATURE PAGE

BANK OF AMERICA, N.A., as a Lender and an Issuing Lender

By:	/s/ Christopher Baethge
Name:	Christopher Baethge
Title:	Vice President

SIGNATURE PAGE

COMERICA BANK, as a Lender

By:	/s/ Cassandra Lucas
Name:	Cassandra Lucas
Title:	Vice President

SIGNATURE PAGE

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as a Lender

By:	/s/ Sam Cutler
Name:	Sam Cutler
Title:	Director

SIGNATURE PAGE

FIRST HORIZON BANK, a Tennessee State Bank, as a Lender

By:	/s/ Moni Collins
Name:	Moni Collins
Title:	Senior Vice President

SIGNATURE PAGE

CATHAY BANK,
as a Lender

By:	/s/ Stephen V Bacala II
Name:	Stephen V Bacala II
Title:	First Vice President

SIGNATURE PAGE

KEYBANK NATIONAL ASSOCIATION, as a Lender and an Issuing Lender

By:	/s/ George McKean
Name:	George McKean
Title:	Senior Vice President

SIGNATURE PAGE

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Elizabeth Johnson
Name:	Elizabeth Johnson
Title:	Senior Vice President

SIGNATURE PAGE

ZIONS BANCORPORATION, N.A. dba Amegy Bank, as a Lender

By:	/s/ Jill McSorley
Name:	Jill McSorley
Title:	Senior Vice President – Amegy Bank Division

SIGNATURE PAGE

MUFG BANK, LTD., as a Lender

By:	/s/ Traci Bankston
Name:	Traci Bankston
Title:	Authorized Signatory

SIGNATURE PAGE

BOKF, NA dba Bank of Texas, as a Lender

By:	/s/ Drew Krittenbrink
Name:	Drew Krittenbrink
Title:	Vice President

SIGNATURE PAGE

JPMORGAN CHASE BANK, N.A.,
as a Lender and an Issuing Lender

By:	/s/ Kyle Gruen
Name:	Kyle Gruen
Title:	Authorized Officer

SIGNATURE PAGE

CITIZENS BANK, N.A., as a New Lender

By:	/s/ David Baron
Name:	David Baron
Title:	Senior Vice President

SIGNATURE PAGE

CAPITAL ONE, N.A.,
as a New Lender

By:	/s/ Lyle Levy
Name:	Lyle Levy
Title:	Director

SIGNATURE PAGE

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a New Lender

By:	/s/ Evans Swann
Name:	Evans Swann
Title:	Authorized Signatory

SIGNATURE PAGE

MIZUHO BANK, LTD., as a New Lender

By:	/s/ Edward Sacks
Name:	Edward Sacks
Title:	Executive Director

SIGNATURE PAGE

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a New Lender

By:	/s/ Michael Real
Name:	Michael Real
Title:	Managing Director

SIGNATURE PAGE

CONSENT AND REAFFIRMATION

Each of the undersigned (each a “Guarantor”) hereby (i) acknowledges receipt of a copy of the foregoing Fifth Amendment to Fourth Amended and Restated Credit Agreement (the “Fifth Amendment”); (ii) consents to the Borrower’s execution and delivery thereof; (iii) consents to the terms of the Fifth Amendment; (iv) affirms that nothing contained therein shall modify in any respect whatsoever its guaranty of the Indebtedness pursuant to the terms of the Guaranty or the Liens granted by it pursuant to the terms of the other Loan Documents to which it is a party securing payment and performance of the Indebtedness, (v) reaffirms that the Guaranty and the other Loan Documents to which it is a party and such Liens are and shall continue to remain in full force and effect and are hereby ratified and confirmed in all respects and (vi) represents and warrants to Successor Agent and the Lenders that, as of the date hereof, (x) all of the representations and warranties made by it in each of the Loan Documents to which it is a party are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such specified earlier date, and (y) after giving effect to the Fifth Amendment, no Default or Event of Default has occurred and is continuing. Although each Guarantor has been informed of the matters set forth in the Fifth Amendment and has acknowledged and agreed to same, each Guarantor understands that neither Successor Agent nor any of the Lenders have any obligation to inform any Guarantor of such matters in the future or to seek any Guarantor’s acknowledgment or agreement to future amendments or waivers to the Credit Agreement for the Guaranty and other Loan Documents to which it is a party to remain in full force and effect, and nothing herein shall create such duty or obligation.

[SIGNATURE PAGES FOLLOW]

CONSENT AND REAFFIRMATION

IN WITNESS WHEREOF, the undersigned has executed this Consent and Reaffirmation on and as of the date of the Fifth Amendment.

GUARANTORS:

MATADOR RESOURCES COMPANY

LONGWOOD GATHERING AND DISPOSAL SYSTEMS GP, INC.

MRC PERMIAN COMPANY

MATADOR PRODUCTION COMPANY

MRC ROCKIES COMPANY

WR PERMIAN, LLC

MRC PERMIAN LKE COMPANY, LLC

LONGWOOD MIDSTREAM HOLDINGS, LLC

MRC ENERGY SOUTHEAST COMPANY, LLC

MRC ENERGY SOUTH TEXAS COMPANY, LLC

DELAWARE WATER MANAGEMENT COMPANY, LLC

LONGWOOD MIDSTREAM DELAWARE, LLC

LONGWOOD MIDSTREAM SOUTHEAST, LLC

LONGWOOD MIDSTREAM SOUTH TEXAS, LLC

SOUTHEAST WATER MANAGEMENT COMPANY, LLC

MRC DELAWARE RESOURCES, LLC

MRC HAT MESA, LLC

By:	/s/ Brian J. Willey
Name:	Brian J. Willey
Title:	Executive Vice President and Chief Financial Officer

LONGWOOD GATHERING AND
DISPOSAL SYSTEMS, LP

By:	Longwood Gathering and Disposal
Systems GP, Inc., its General Partner

By:	/s/ Brian j. Willey
Name:	Brian j. Willey
Title:	Executive Vice President and Chief Financial Officer

CONSENT AND REAFFIRMATION SIGNATURE PAGE

EXHIBIT A

Amended Credit Agreement

[Attached]

EXHIBIT A

As amended as of the Fifth Amendment to Credit Agreement,

dated as of March 22, 2024

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 18, 2021

MRC ENERGY COMPANY,

as Borrower,

THE LENDING ENTITIES FROM TIME TO TIME PARTIES HERETO,

as Lenders,

and

~~TRUIST~~PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

~~TRUIST SECURITIES, INC.,~~

PNC CAPITAL MARKETS LLC,

BANK OF AMERICA, N.A.,

JPMORGAN CHASE BANK, N.A.,

KEYBANC CAPITAL MARKETS INC., and

~~PNC CAPITAL MARKETS LLC~~TRUIST SECURITIES, INC.,

~~RBC CAPITAL MARKETS, and~~

~~BANK OF NOVA SCOTIA, HOUSTON BRANCH,~~

as Joint Lead Arrangers and Joint Bookrunners,

and

CAPITAL ONE, NATIONAL ASSOCIATION,

CITIZENS BANK ~~OF AMERICA~~, N.A.,

~~KEYBANK NATIONAL ASSOCIATION~~MIZUHO BANK, LTD., and

~~PNC~~MUFG BANK, ~~NATIONAL ASSOCIATION~~LTD,

~~as Co-Syndication Agents~~RBC CAPITAL MARKETS, LLC,

TD SECURITIES (USA) LLC,

~~and~~

~~ROYAL BANK OF CANADA, and~~

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH,

U.S. BANK NATIONAL ASSOCIATION,

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers

~~as Co-Documentation Agents~~

~~First Amendment dated as of April 25, 2022~~

~~Second Amendment dated as of March 31, 2023~~

~~Third Amendment dated as of April 10, 2023~~

~~Fourth Amendment dated as of October 19, 2023~~

~~Compilation through Fourth Amendment~~

~~NOTE: THIS DOCUMENT WAS PREPARED FOR CONVENIENCE PURPOSES ONLY AND IS NOT A LEGALLY OPERATIVE AGREEMENT. REFERENCE SHOULD BE MADE TO THE ORIGINAL CREDIT AGREEMENT AND THE AMENDMENTS AS THEY ARE THE OPERATIVE LEGAL DOCUMENTS.~~

As amended as of the Fifth Amendment to Credit Agreement,

dated as of March 22, 2024

MRC Energy Company Credit Agreement

ARTICLE 1. DEFINITIONS		1

1.1	Certain Defined Terms	1
1.2	Terms, Generally	~~37~~46
1.3	Oil and Gas Definitions	~~37~~46
1.4	Divisions	~~38~~46
1.5	Types and Classes of Advances and Borrowings	~~38~~46
1.6	Interest Rates; Benchmark Notification	~~38~~47
1.7	Letter of Credit Amounts	47

ARTICLE 2. REVOLVING CREDIT AND TERM LOANS		~~38~~47

2.1	~~Commitment~~Commitments	~~39~~47
2.2	Accrual of Interest and Maturity; Evidence of Indebtedness	~~39~~48
2.3	Requests for Advances and for Continuations and Conversions of Advances	~~40~~49
2.4	Disbursement of Advances	~~41~~51
2.5	[Intentionally Omitted]	~~43~~52
2.6	Interest Payments; Default Interest	~~43~~52
2.7	Optional Prepayments	~~44~~53
2.8	ABR Advance in Absence of Election or Upon Default	~~44~~54
2.9	Commitment Fees	~~45~~55
2.10	Mandatory Prepayment of Advances	~~45~~55
2.11	Optional Reduction or Termination of Revolving Credit Commitments	~~46~~58
2.12	Use of Proceeds of Advances	~~47~~58
2.13	Term Loan Facility	58
2.14	Extension of Term Loans.	62

ARTICLE 3. LETTERS OF CREDIT		~~47~~65

3.1	Letters of Credit	~~47~~65
3.2	Conditions to Issuance	~~48~~65
3.3	Notice	~~49~~67
3.4	Letter of Credit Fees; Increased Costs	~~49~~67
3.5	Other Fees	~~51~~68
3.6	Participation Interests in and Drawings and Demands for Payment Under Letters of Credit	~~51~~69
3.7	Obligations Irrevocable and Absolute	~~53~~71
3.8	Risk Under Letters of Credit	~~54~~72
3.9	Indemnification	~~55~~73
3.10	Right of Reimbursement	~~56~~74
3.11	Replacement of an Issuing Lender	74

ARTICLE 4. BORROWING BASE		~~57~~71

4.1	Borrowing Base	~~57~~74
4.2	Periodic Determinations of Borrowing Base	~~57~~75
4.3	Engineering Data to be Provided Prior to Scheduled Determination Dates	~~57~~75
4.4	Special Determinations of Borrowing Base	~~57~~75

MRC Energy Company Credit Agreement	i

4.5	General Procedures With Respect to Determination of Borrowing Base	~~58~~75
4.6	Borrowing Base Deficiency	~~58~~76

ARTICLE 5. CONDITIONS		~~59~~78

5.1	Conditions of Initial Advances	~~59~~78
5.2	Conditions to Each Advance and Letter of Credit	~~62~~81

ARTICLE 6. REPRESENTATIONS AND WARRANTIES		~~63~~81

6.1	Corporate Authority	~~63~~81
6.2	Due Authorization	~~63~~82
6.3	Good Title; Leases; Assets; No Liens	~~63~~82
6.4	Taxes	~~64~~82
6.5	No Defaults	~~64~~83
6.6	Enforceability	~~64~~83
6.7	Compliance with Laws	~~64~~83
6.8	Non-contravention	~~65~~84
6.9	Litigation	~~65~~85
6.10	Consents, Approvals and Filings, etc.	~~66~~85
6.11	No Investment Company or Margin Stock	~~66~~85
6.12	ERISA	~~66~~86
6.13	Conditions Affecting Business or Properties	~~67~~86
6.14	Environmental and Safety Matters	~~67~~86
6.15	Subsidiaries	~~67~~87
6.16	Capital Structure	~~67~~87
6.17	Accuracy of Information	~~68~~87
6.18	Solvency	~~68~~87
6.19	No Misrepresentation	~~68~~88
6.20	Engineering Reports	~~69~~88
6.21	Gas Balancing Agreements and Advance Payment Contracts	~~69~~88
6.22	Commodity Hedging Agreements	~~69~~88
6.23	Corporate Documents and Corporate Existence	~~69~~89

ARTICLE 7. AFFIRMATIVE COVENANTS.		~~70~~89

7.1	Financial Statements	~~70~~89
7.2	Certificates; Other Information	~~71~~90
7.3	Payment of Obligations	~~72~~92
7.4	Conduct of Business and Maintenance of Existence; Compliance with Laws	~~72~~92
7.5	Maintenance of Property; Insurance	~~73~~93
7.6	Inspection of Property; Books and Records, Discussions	~~74~~94
7.7	Notices	~~74~~94
7.8	Hazardous Material Laws	~~75~~95
7.9	Financial Covenants	~~75~~95
7.10	Governmental and Other Approvals	~~76~~95
7.11	Compliance with ERISA; ERISA Notices	~~76~~95
7.12	Future Restricted Subsidiaries; Additional Collateral	~~76~~96
7.13	Use of Proceeds	~~77~~96

MRC Energy Company Credit Agreement	ii

7.14	Further Assurances and Information	~~77~~97
7.15	Reserve Reports	~~78~~97
7.16	Title Information and Mortgage Coverage	~~79~~98
7.17	Collateral	~~79~~99
7.18	[Reserved]	~~80~~100
7.19	Consolidated Cash Balance Information	~~80~~100
~~7.20~~	~~Post-Closing Covenant~~	~~80~~100

ARTICLE 8. NEGATIVE COVENANTS		~~80~~100

8.1	Limitation on Debt	~~81~~100
8.2	Limitation on Liens	~~82~~102
8.3	Fundamental Changes	~~83~~103
8.4	Dispositions	~~84~~104
8.5	Restricted Payments	~~85~~105
8.6	Limitation on Investments, Loans and Advances	~~86~~106
8.7	Transactions with Affiliates and Unrestricted Subsidiaries	~~87~~107
8.8	Limitations on Other Restrictions	~~87~~107
8.9	Fiscal Year	~~88~~108
8.10	Gas Balancing Agreements and Advance Payment Contracts	~~88~~108
8.11	Hedging Transactions	~~88~~108
8.12	Nature of Business	~~89~~109
8.13	Senior Notes and Permitted Pari Passu Debt Restrictions	~~89~~109
8.14	International Trade Laws; Anti-Money Laundering Laws; Anti-Corruption Laws; Etc.	110

ARTICLE 9. DEFAULTS		~~90~~110

9.1	Events of Default	~~90~~110
9.2	Exercise of Remedies	~~92~~113
9.3	Rights Cumulative	~~93~~114
9.4	Waiver by Borrower of Certain Laws	~~93~~114
9.5	Waiver of Defaults	~~93~~114
9.6	Set Off	~~93~~114

ARTICLE 10. PAYMENTS, RECOVERIES AND COLLECTIONS		~~94~~115

10.1	Payment Procedure	~~94~~115
10.2	Application of Proceeds of Collateral	~~95~~116
10.3	Pro-rata Recovery	~~96~~117
10.4	Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure	~~96~~117

ARTICLE 11. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS		~~97~~118

11.1	Reimbursement of Prepayment Costs	~~97~~118
11.2	[Reserved]	~~98~~119
11.3	Alternate Rate of Interest	~~98~~119
11.4	[Reserved]	~~101~~122
11.5	Increased Costs	~~101~~122
11.6	[Reserved]	~~102~~123

MRC Energy Company Credit Agreement	iii

11.7	Designation of Different Lending Office	~~102~~123
11.8	Margin Adjustment	~~102~~123
11.9	Taxes	~~103~~123

ARTICLE 12. AGENT		~~107~~127

12.1	Appointment of Administrative Agent	~~107~~127
12.2	Deposit Account with Administrative Agent or any Lender	~~107~~128
12.3	~~Scope of Administrative Agent’s Duties~~ Exculpatory Provisions	~~107~~128
12.4	Reliance by Administrative Agent	129
~~12.4~~12.5	Successor Administrative Agent	~~108~~130
~~12.5~~12.6	Credit Decisions	~~108~~131
~~12.6~~12.7	Authority of Administrative Agent to Enforce This Agreement	~~108~~131
~~12.7~~12.8	Indemnification of Administrative Agent	~~109~~131
~~12.8~~12.9	Knowledge of Default	~~109~~132
~~12.9~~12.10	Administrative Agent’s Authorization; Action by Lenders	~~110~~132
~~12.10~~12.11	Enforcement Actions by Administrative Agent	~~110~~132
~~12.11~~12.12	Collateral Matters	~~110~~133
~~12.12~~12.13	Administrative Agent in its Individual Capacity	~~110~~133
~~12.13~~12.14	Administrative Agent’s Fees	~~111~~133
~~12.14~~12.15	Documentation Administrative Agent or other Titles	~~111~~133
~~12.15~~12.16	No Reliance on Administrative Agent’s Customer Identification Program	~~111~~133
~~12.16~~12.17	~~Certain~~ Erroneous Payments	~~111~~134
12.18	Certain ERISA Matters	137
12.19	Intercreditor Agreements	138

ARTICLE 13. MISCELLANEOUS		~~112~~139

13.1	Accounting Principles	~~112~~139
13.2	Consent to Jurisdiction	~~113~~139
13.3	Law of Texas	~~113~~140
13.4	Interest	~~113~~140
13.5	Closing Costs and Other Costs; Indemnification	~~114~~141
13.6	Notices	~~116~~143
13.7	Successors and Assigns; Participations; Assignments	~~118~~145

MRC Energy Company Credit Agreement	iv

13.8	Counterparts	~~122~~149
13.9	Amendment and Waiver	~~122~~150
13.10	Confidentiality	~~124~~153
13.11	Substitution or Removal of Lenders	~~125~~154
13.12	WAIVER OF JURY TRIAL	~~127~~155
13.13	USA Patriot Act Notice	~~127~~155
13.14	Complete Agreement; Conflicts	~~127~~156
13.15	Severability	~~128~~156
13.16	Table of Contents and Headings; Section References	~~128~~156
13.17	Electronic Transmissions	~~128~~156
13.18	Reliance on and Survival of Provisions	~~129~~157
13.19	Concerning Lender Hedging Obligations and Lender Product Obligations	~~129~~157
13.20	Release of Guarantees and Liens	~~129~~157
13.21	Existing Credit Agreement	~~131~~159
13.22	~~Reallocation of Commitments and Revolving Credit Advances~~ [Reserved]	~~131~~159
13.23	Flood Insurance	~~131~~159
13.24	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	~~132~~160
13.25	Acknowledgment Regarding Any Supported QFCs	~~132~~160
13.26	Entire Agreement	~~133~~161

MRC Energy Company Credit Agreement	v

EXHIBITS

A	Form of Request for ~~Revolving Credit~~ Advance
B-1	Form of Revolving Credit Note
B-2	Form of Term Loan Note
C	Form of Assignment and Assumption
D	Form of Guaranty
E	Form of Compliance Certificate
F	Form of Notice of Request for Letter of Credit
G	Form of Notice of Prepayment
H-1	Form of U.S. Tax Compliance Certificate (for Foreign Lenders That Are Not Partnerships)
H-2	Form of U.S. Tax Compliance Certificate (for Foreign Participants That Are Not Partnerships)
H-3	Form of U.S. Tax Compliance Certificate (for Foreign Participants That Are Partnerships)
H-4	Form of U.S. Tax Compliance Certificate (for Foreign Lenders That Are Partnerships)
I	Form of Consolidated Cash Balance Certificate

SCHEDULES

1.1	Applicable Margin Grid
1.2	Percentages and Allocations
1.4	Existing Letters of Credit
1.5	Existing Mortgages
5.1(b)(iii)	Qualification Jurisdictions
6.3	Good Title; Leases; Assets; No Liens
6.9	Litigation
6.12	ERISA
6.14	Environmental and Safety Matters
6.15	Subsidiaries
6.16	Capital Structure
6.21	Gas Balancing Agreements and Advance Payment Contracts
6.22(a)	Commodity Hedging Agreements
6.22(b)	Withdrawing Lenders
6.22(c)	Withdrawing Lender Commodity Hedging Agreements
6.23	Compliance Information
8.1	Existing Debt
8.2	Existing Liens
8.6	Existing Investments
8.7	Transactions with Affiliates
13.6	Notices

MRC Energy Company Credit Agreement	vi

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This Fourth Amended and Restated Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is made as of November 18, 2021, by and among the lending entities from time to time party hereto (individually a “Lender,” and collectively “Lenders”), ~~Truist~~PNC Bank, ~~as~~National Association (together with its successors or assigns in accordance with the terms of this Agreement, “PNC”), as successor administrative agent for the Lenders (in such capacity, “Administrative Agent”), and MRC Energy Company, a Texas corporation (“Borrower”).

RECITALS

A. Borrower entered into that certain Third Amended and Restated Credit Agreement, dated as of September 28, 2012 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time prior to the date hereof, the “Existing Credit Agreement”), among Borrower, the lenders from time to time party thereto, and Administrative Agent.

B. Borrower has requested that Administrative Agent and the Lenders amend and restate the Existing Credit Agreement and provide certain loans to and extensions of credit on behalf of Borrower, and Administrative Agent and the Lenders have agreed to amend and restate the Existing Credit Agreement and make such loans and extensions of credit subject to the terms and conditions of this Agreement.

C. This Agreement is an amendment and restatement of, and is made in extension and renewal, and not in extinguishment or novation, of the outstanding indebtedness under the Existing Credit Agreement, it being acknowledged and agreed by Borrower that the Indebtedness under this Agreement constitutes an extension, renewal, increase and ratification of the outstanding indebtedness under the Existing Credit Agreement.

NOW THEREFORE, in consideration of the covenants contained herein, Borrower, Lenders, and Administrative Agent agree as follows:

ARTICLE 1. DEFINITIONS.

1.1 Certain Defined Terms. For the purposes of this Agreement, the following terms will have the following meanings:

“ABR”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Advances” means Advances the rate of interest applicable to which is based upon the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR.

MRC Energy Company Credit Agreement

“Additional Term Lender” has the meaning assigned to such term in Section 2.13(c).

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) Daily Simple SOFR plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) Term SOFR for such Interest Period plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” has the meaning set forth in the preamble, and includes any Successor Administrative Agent appointed in accordance with Section 12.4.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by ~~the~~ Administrative Agent.

“Advance” means a Revolving Credit Advance or a Term Loan, as the context may require.

“Advance Payment Contract” means any contract whereby any Credit Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Oil and Gas Properties owned by any Credit Party and which Advance Payment is paid or to be paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” shall have the meaning set forth in Section 13.11(a).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 30% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Commitment Percentage” means, with respect to any Lender at any time, the fraction expressed as a percentage, (a) the numerator of which is the sum of (i) the unused Revolving Credit Elected Commitment of such Lender, (ii) such Lender’s Revolving Credit Exposure and (iii) such Lender’s Term Loan Exposure, and (b) the denominator of which is the Aggregate Credit Exposure.

MRC Energy Company Credit Agreement	2

“Aggregate Credit Exposure” means, as of any date of determination, the sum of the Credit ~~Exposure~~Exposures of all of the Lenders as of such date.

“Aggregate Revolving Credit Exposure” means, as of any date of determination, the sum of the Revolving Credit Exposures of all of the Revolving Credit Lenders as of such date.

“Aggregate Term Commitment” means, as of any date of determination, the sum of the Term Commitments of all Term Lenders as of such date.

“Aggregate Term Loan Exposure” means, as of any date of determination, the sum of the Term Loan Exposure of all of the Term Lenders as of such date.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the ~~Federal Funds Effective~~Overnight Bank Funding Rate in effect on such day plus 0.50% and (c) the ~~Adjusted Term~~Daily Simple SOFR ~~Rate for a one month tenor~~ in effect on such day plus 1.00%; provided that clause (c) shall not be applicable during any period in which the ~~Adjusted Term~~Daily Simple SOFR ~~Rate~~ is unavailable or unascertainable. Any change in the Alternate Base Rate due to a change in the Prime Rate, the ~~Federal Funds Effective~~Overnight Bank Funding Rate or the ~~Adjusted Term~~Daily Simple SOFR ~~Rate~~ shall be effective from and including the effective date of such change in the Prime Rate, the ~~Federal Funds Effective~~Overnight Bank Funding Rate or the ~~Adjusted Term~~Daily Simple SOFR ~~Rate~~, respectively. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

~~“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Borrower’s Subsidiaries or any other Credit Party from time to time concerning or relating to anti-money laundering.~~

“Anti-Corruption Laws” means ~~all laws, rules, and regulations of~~(a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction ~~applicable to the Borrower, the Borrower’s Subsidiaries or any other~~in which any Credit Party ~~from time to time concerning or relating to bribery or corruption~~is located or doing business.

“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Credit Party is located or doing business.

“Applicable Fee Percentage” means, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Applicable Margin Grid, such Applicable Fee Percentage to be adjusted solely as specified in Section 11.8.

MRC Energy Company Credit Agreement	3

“Applicable Interest Rate” means, with respect to each ~~Revolving Credit~~ Advance, the Adjusted Term SOFR Rate or the Alternate Base Rate, as selected by Borrower from time to time subject to the terms and conditions of this Agreement, plus, in each case, the Applicable Margin with respect thereto.

“Applicable Margin” means, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Applicable Margin Grid, such Applicable Margin to be adjusted solely as specified in Section 11.8.

“Applicable Margin Grid” means that certain pricing grid attached to this Agreement as Schedule 1.1.

~~“Applicable Payment” has the meaning set forth in Section 12.16(a).~~

“Applicable Maturity Date” means, when used in reference to any Loan, the Maturity Date applicable to such Loan.

“Applicable Commitment Percentage” means, with respect to any Lender at any time, the Applicable Term Commitment Percentage or the Revolving Credit Percentage, as applicable.

“Applicable Term Commitment Percentage” means, with respect to any Term Lender at any time with respect to any Class of Term Loans, the percentage of the Aggregate Term Commitment in respect of such Class of Term Loans represented by such Term Lender’s Term Commitment in respect of such Class of Term Loans (or, if such Term Commitments have terminated or expired, the percentage of the Aggregate Term Loan Exposures in respect of such Class of Term Loans represented by such Term Lender’s Term Loan Exposure in respect of such Class of Term Loans at such time); provided that the Commitments and the principal amount of the Advances of the Defaulting Lenders (if any) shall be excluded from the determination of Applicable Term Commitment Percentage.

“Approved Counterparty” means, at any time and from time to time, (a) any Lender Counterparty or (b) any Person engaged in the business of writing Commodity Hedging Agreements or Interest Rate Agreements that has (or the credit support provider of such Person has), at the time Borrower or any Restricted Subsidiary enters into a Commodity Hedging Agreement or Interest Rate Agreement, as applicable, with such Person, a long term senior unsecured debt credit rating of BBB-/Baa3 by S&P or Moody’s (or their equivalent) or higher.

“ASC Topic 815” means the Accounting Standards Codification No. 815 (Derivatives and Hedging), as issued by the Financial Accounting Standards Board.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.7(b)), and accepted by ~~the~~ Administrative Agent, in substantially the form of Exhibit C or any other form approved by ~~the~~ Administrative Agent.

MRC Energy Company Credit Agreement	4

“Available Borrowing Base” means, at any time, the Borrowing Base then in effect minus the Aggregate Term Loan Exposures at such time minus the aggregate principal amount of all Permitted Pari Passu Debt outstanding at such time.

“Available Tenor” means, as of any date of determination and with respect to the ~~then current~~then-current Benchmark, as applicable, ~~(x)~~ if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an ~~Interest Period~~interest period pursuant to this Agreement ~~or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case,~~ as of such date~~,~~ and not including, for the avoidance of doubt, any tenor ~~for~~of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 11.3(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A., and its successors or assigns in accordance with the terms of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code and the rules promulgated thereunder.

“Benchmark” means, initially, ~~Adjusted~~SOFR and the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to ~~Adjusted Term SOFR or the~~the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 11.3(b)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, ~~for any Available Tenor,~~ the first alternative set forth in the order below that can be determined by ~~the~~ Administrative Agent for the applicable Benchmark Replacement Date:

(a) Adjusted Daily Simple SOFR; or

(b) the sum of~~:~~  (~~i~~A ) the alternate benchmark rate that has been selected by ~~the~~ Administrative Agent and the Borrower, giving due consideration to (~~A~~x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (~~B~~y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for ~~Dollar-denominated~~U.S. dollar-denominated syndicated credit facilities at such time and (~~ii~~B) the related Benchmark Replacement Adjustment~~.~~;

MRC Energy Company Credit Agreement	5

~~If~~provided that if the Benchmark Replacement as determined pursuant to ~~clause (a) or (b) above~~the foregoing would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by Administrative Agent in its reasonable discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement , the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by ~~the~~ Administrative Agent and the Borrower ~~for the applicable Corresponding Tenor~~, giving due consideration to (~~a~~A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body ~~and/~~or (~~b~~B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for ~~Dollar-denominated~~U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means~~, with respect to any Benchmark, the earlier~~ a date and time determined by Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to ~~such~~the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the ~~first~~ date ~~on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such nonrepresentativeness will be determined by reference to the most recent~~determined by Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced ~~in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.~~therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by ~~the~~a Governmental Authority having jurisdiction over Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, ~~the Term SOFR Administrator,~~ an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), ~~in each case,~~ which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are ~~no longer~~not, or as of a specified future date will ~~no longer~~not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means~~, with respect to any Benchmark,~~ the period (if any) (~~a~~x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced ~~such then current~~the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 11.3 and (~~b~~y) ending at the time that a Benchmark Replacement has replaced ~~such then current~~the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 11.3.

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“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

~~“BHC Act Affiliate” shall have the meaning set forth in Section 13.25(b).~~

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Property” means any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by the Lenders, Administrative Agent, or Collateral Agent of any applicable International Trade Law if the Lenders were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Materials” has the meaning set forth in the last paragraph of Section 7.1.

“Borrowing” means Advances of the same Type and Class, made, converted or continued on the same date and, in the case of SOFR Advances, as to which a single Interest Period is in effect.

“Borrowing Base” has the meaning specified in Section 4.1.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which (a)(i) the Aggregate Credit Exposure on such date plus (ii) the outstanding aggregate principal amount of Permitted Pari Passu Debt on such date exceeds (b) the Borrowing Base in effect on such date; provided, that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, Letter of Credit Obligations will not be deemed to be outstanding to the extent such obligations are secured by cash in the manner contemplated by this Agreement or any other Loan Document.

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“Borrowing Base Properties” means, at any time, all Oil and Gas Properties of Borrower and the Restricted Subsidiaries in the most recent Reserve Report evaluated by the Lenders for purposes of establishing the Borrowing Base. Borrowing Base Properties do not include any Oil and Gas Properties owned by a Foreign Subsidiary.

“Borrowing Base Utilization” means, as of any date of determination, the quotient, expressed as a percentage, of (a) the sum of (i) the Aggregate Credit Exposure as of such date plus (ii) the outstanding aggregate principal amount of all Permitted Pari Passu Debt as of such date, divided by (b) the Borrowing Base as of such date.

“Business Day” means any day other than a Saturday or a Sunday or other day on which commercial banks in Houston, Texas or New York, New York are authorized or required by law to close, provided, that, when used in connection with a SOFR Advance, or any other calculation or determination involving SOFR, the term “Business Day” means any day that is also a U.S. Government Securities Business Day.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A 1 by S&P or P 1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a 7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

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“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events whereby any of the following occurs:

(a) the Parent controls, directly or indirectly, less than 100% on a fully diluted basis of the aggregate issued and outstanding voting stock (or comparable voting interests) of Borrower;

(b) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of a majority or more of each class of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided, however, such “group” shall not consist of any existing “group” of shareholders (or the members thereof) that may be deemed to beneficially own more than a majority of any class of voting equity securities of the Parent pursuant to existing voting agreements or otherwise; or

(c) the occurrence of a “Change of Control” (or any other defined term having a similar purpose) as defined in any Indenture.

“CIP Regulations” has the meaning ascribed to such term in Section 12.15.

“Class”, (a) when used with respect to any Lender, refers to whether such Lender has an Advance or Commitment with respect to a particular Class of Advances or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments or Term Commitments and (c) when used with respect to Advances, refers to whether such Advances are Revolving Credit Advances or Term Loans of a given Term Loan Facility. Advances that are not fungible for United States federal income tax purposes shall be construed to be in different Classes or tranches. Commitments that, if and when drawn in the form of Advances, would yield Advances that are construed to be in different Classes or tranches pursuant to the immediately preceding sentence shall be construed to be in different Classes or tranches of Commitments corresponding to such Advances. There shall be no more than an aggregate of three Classes of Term Loan Facilities under this Agreement.

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“Collateral” means all property of the Credit Parties, now owned or hereafter acquired, upon which a Lien is created by any Collateral Document to secure the Indebtedness, including, without limitation, (a) all Mortgaged Properties, (b) 100% of the Equity Interests of each Restricted Subsidiary that is a Domestic Subsidiary, (c) 65% of the Equity Interests of each Restricted Subsidiary that is a Foreign Subsidiary, and (d) all other tangible and intangible personal property now owned or hereafter acquired by the Credit Parties that is located on, or relates to, any of the Mortgaged Properties including accounts, notes, contract receivables, inventory, machinery, equipment and general intangibles, provided, however, that notwithstanding the foregoing, the Collateral shall not include any Excluded Assets.

“Collateral Coverage Minimum” means the lesser of (a) at least 85% of the value of the Oil and Gas Properties evaluated by the Reserve Report most recently delivered to the Administrative Agent and constituting Mortgaged Properties and (b) a Collateral Coverage Ratio of at least 2.25 to 1.00.

“Collateral Coverage Ratio” means, at any time, the ratio of (a) the Mortgaged Present Value at such time to (b) the Loan Limit at such time.

“Collateral Documents” means the Pledge Agreement, the Mortgages and all other security documents and pledge documents (and any joinders thereto) executed by any Credit Party in favor of Administrative Agent for the benefit of the Secured Parties.

“Commitment Fee” means the fee payable to Administrative Agent for distribution to the Revolving Credit Lenders in accordance with Section 2.9.

~~“Commitments” means the Revolving Credit Aggregate Commitment.~~

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Elected Commitment or Term Commitment, as applicable. The aggregate Commitment is the aggregate amount of the Commitments of all Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Hedging Agreement” means any commodity hedging or purchase agreement or similar arrangement entered into with the intent of protecting against fluctuations in commodity prices or the exchange of notional commodity obligations, either generally or under specific contingencies, including, without limitation, commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities.

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“Compliance Authority” means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Governmental Authority with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Covered Entity.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E, or in such other form acceptable to ~~the~~ Administrative Agent.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 11.3 and other technical, administrative or operational matters) that ~~the~~ Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by ~~the~~ Administrative Agent in a manner substantially consistent with market practice (or, if ~~the~~ Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if ~~the~~ Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as ~~the~~ Administrative Agent decides is necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” (or “consolidated”) means, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP, applied on a consistent basis.

“Consolidated Cash Balance” means, at any time, the aggregate amount of cash and Cash Equivalents, in each case, held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and its Subsidiaries, other than Unrestricted Subsidiaries (other than (i) any cash or Cash Equivalents (including proceeds of Advances) set aside to pay, whether in the ordinary course of business or otherwise, but in any event, as permitted under this Agreement, amounts of the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) then due and owing to third parties (including, for the avoidance of doubt, to pay royalty obligations, working interest obligations, production payments and severance taxes) and for which the Borrower or such Subsidiary, as applicable, has issued checks or has initiated wires or ACH transfers in order to pay (or will issue, or reasonably anticipates in good faith that it will issue, checks or initiate wires or ACH transfers in order to pay) such amounts within five (5) Business Days), (ii) any amounts held as cash collateral as required

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pursuant to Section 2.10, (iii) cash or Cash Equivalents that are held in a deposit account that is used by the Borrower or any Subsidiary (other than an Unrestricted Subsidiary) exclusively for trust, payroll, payroll taxes, and other employee wage and benefit payments, (iv) cash or Cash Equivalents of the Borrower or any Subsidiary (other than an Unrestricted Subsidiary) to be used by the Borrower or any such Subsidiary within five (5) Business Days (or such longer period as reasonably agreed in writing by ~~the~~ Administrative Agent) to pay the purchase price for any acquisition of any assets or property permitted hereunder by the Borrower or any Subsidiary (other than Unrestricted Subsidiaries) pursuant to (x) a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such purchase price, (y) a signed and binding letter of intent with a third party, or (z) any unsigned “purchase agreement” or similar documentation which is subject to a binding letter of intent and then being negotiated and will be executed prior to or simultaneously with the closing of such acquisition, (v) any cash or Cash Equivalents of the Borrower or any Subsidiary (other than an Unrestricted Subsidiary) that will be distributed in connection with one or more Restricted Payments permitted under Section 8.5 within fifteen (15) Business Days (or such longer period as reasonably agreed in writing by ~~the~~ Administrative Agent) from the date in question, (vi) net cash proceeds contributed to the Borrower as a capital contribution or from the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower within sixty (60) days (or such longer period as reasonably agreed in writing by ~~the~~ Administrative Agent) immediately preceding the date in question, (vii) cash or Cash Equivalents constituting purchase price deposits held in escrow for the benefit of the Borrower or any Subsidiary (other than an Unrestricted Subsidiary) pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such purchase price and (viii) the amount of royalty obligations, working interest obligations, production payments and severance and ad valorem taxes of the Borrower or any Subsidiary (other than an Unrestricted Subsidiary) which are accrued or are due and owing to third parties and any other similar amounts owing to third parties held in suspense by the Borrower or any such Subsidiary as operator.

“Consolidated Cash Balance Certificate” shall have the meaning set forth in Section 7.19.

“Consolidated Cash Balance Threshold” means, at any time, the greater of (i) $~~75,000,000~~150,000,000 and (ii) 10% of the aggregate Revolving Credit Elected Commitments.

“Consolidated Current Assets” means, as of any date of determination, the total consolidated current assets of Parent and its Subsidiaries (other than Unrestricted Subsidiaries) determined in accordance with GAAP (except as provided herein with respect to ASC Topic 815) as of such date, plus the Unused Revolving Credit Availability on such date after giving effect to all borrowings and repayments on such date. For purposes of this definition, “Consolidated Current Assets” shall not include any non-cash items resulting from the application of ASC Topic 815 or the fair value of any Commodity Hedging Agreement or any non-hedge derivative contract (whether deemed effective or non-effective).

“Consolidated Current Liabilities” means, as of any date of determination, the total consolidated current liabilities of Parent and its Subsidiaries (other than Unrestricted Subsidiaries) determined in accordance with GAAP (except as provided herein with respect to ASC Topic 815) as of such date, less current maturities under this Agreement or other Debt on such date. For

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purposes of this definition, “Consolidated Current Liabilities” shall not include any non-cash items resulting from the requirements of ASC Topic 815 or the fair value of any Commodity Hedging Agreement or any non-hedge derivative contract (whether deemed effective or non-effective), or any liability resulting from the accounting for stock option expense.

“Consolidated EBITDA” means for any Test Period, the sum of Consolidated Net Income for such period plus without duplication the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, taxes, depreciation, depletion, amortization, and accretion of asset retirement obligations. The term “Consolidated EBITDA” shall exclude (a) any non-cash revenue or expense associated with hedging contracts resulting from ASC Topic 815, (b) any non-cash income, gain, loss or expense arising from the issuance of stock options or restricted stock, to the extent such items are included in Consolidated Net Income and (c) any other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business) or non-cash gains.

“Consolidated Net Income” means with respect to Parent and its Subsidiaries, for any period, the consolidated net income (or loss) of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of (i) any Unrestricted Subsidiary and (ii) any Person in which Parent or any of its Subsidiaries has an interest which interest does not cause the net income of such other Person to be consolidated with the net income of Parent and its Subsidiaries in accordance with GAAP, in each case, except to the extent of the amount of dividends or distributions actually paid in cash in such period by such Unrestricted Subsidiary or such other Person to Parent or to any of its Subsidiaries (other than an Unrestricted Subsidiary), as the case may be; (b) any extraordinary, unusual or non-recurring gains or losses, including gains or losses attributable to property sales not in the ordinary course of business; and (c) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets or any full cost ceiling impairment.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means (a) the Borrower and each of the Borrower’s Subsidiaries; (b) each Guarantor and any Person who has pledged (or will pledge) Collateral hereunder; and (c) each Person that, directly or indirectly, controls a Person described in clause (a) or (b) above.

~~“Covered Entity” shall have the meaning set forth in Section 13.25(b).~~

~~“Covered Party” shall have the meaning set forth in Section 13.25(a).~~

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“Credit Exposure” means, as to any Lender at any time, an amount equal to the sum of (a) ~~the aggregate principal amount of all~~such Lender’s Revolving Credit ~~Advances held by~~Exposures at such ~~Lender then outstanding and~~time plus (b) such Lender’s ~~Revolving Credit Percentage of the Letter of Credit Obligations then~~Term Loan Exposures outstanding at such time.

“Credit Parties” means Borrower and its Restricted Subsidiaries, and “Credit Party” means any one of them, as the context indicates or otherwise requires.

“Current Ratio” means, as of any date of determination, the ratio of (a) Consolidated Current Assets as of such date to (b) Consolidated Current Liabilities as of such date.

“Daily Simple SOFR” means, for any day~~,~~ (a “SOFR Rate Day”), the interest rate per annum ~~equal to SOFR for such day, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.~~determined by Administrative Agent (rounded upwards, at Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“Debt” means, for any Person the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, but excluding interest, fees and charges); (b) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services (other than for borrowed money and other than accounts payable (for the deferred purchase price of property or services) from time to time incurred in the ordinary course of business which, if greater than ninety (90) days past the invoice or billing date, are being contested in good faith by appropriate proceedings and for which reserves adequate under GAAP shall have been established therefor); (d) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital

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leases in respect of which such Person is liable (whether contingent or otherwise including principal but excluding interest, fees and charges); (e) all obligations under operating leases which require such Person or its Affiliate to make payments over the term of such lease, including payments at termination, based on the purchase price or appraisal value of the property subject to such lease plus a marginal interest rate, and used primarily as a financing vehicle for, or to monetize, such property; (f) all Debt (as described in the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, but valued at the lesser of (i) the amount of such Debt and (ii) the fair market value of the property securing such Debt; (g) all Debt (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt of others; (i) all obligations to deliver or sell Hydrocarbons in consideration of advance payments, as disclosed by Section 7.15(c); (j) any Disqualified Equity Interests; and (k) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; provided, however, the items described in clauses (b), (c), (d), (e), (f), (g), (h), (i), (j) and (k) shall only constitute part of Debt if and to the extent the aggregate amount of obligations described in such clauses exceeds $1,000,000. Notwithstanding the foregoing, Debt shall not include (i) contingent obligations of Borrower or any Restricted Subsidiary pursuant to any purchase and sale agreement, stock purchase agreement, merger agreement or similar agreement so long as such obligations are contingent (and not for amounts due and payable), (ii) obligations in respect of Commodity Hedging Agreements or Interest Rate Agreements, (iii) indemnities incurred in the ordinary course of business or in connection with the disposition of assets, (iv) any employee or director compensation or any compensation paid to employees or directors pursuant to stock appreciation rights or other equity based compensation awards, or (v) except to the extent set forth in clause (e) above, obligations under operating leases.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event that with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

~~“Default Right” shall have the meaning set forth in Section 13.25(b).~~

“Defaulting Lender” means a Lender that, as determined by Administrative Agent (with notice to Borrower of such determination), (a) has failed to perform any of its funding obligations hereunder, including, without limitation, in respect of its ~~Revolving Credit~~Applicable Commitment Percentage of any Advances or participations in Letters of Credit, within two Business Days of the date required to be funded by it hereunder, (b) has notified Borrower, Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by Administrative Agent, to confirm in a manner satisfactory to Administrative

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Agent that it will comply with its funding obligations; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by Administrative Agent of such confirmation in form and substance satisfactory to Administrative Agent, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or other governmental or regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority unless deemed so by Administrative Agent in its sole discretion.

“Deficiency Payment Commencement Date” has the meaning specified in Section 4.6.

“Deposit Account Control Agreement” means a “Deposit Account Control Agreement” (as such term is defined in the Pledge Agreement).

“Determination Date” has the meaning specified in Section 4.2.

“Disposition” or “Dispose” means the sale, transfer, license, lease, exchange or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for an Equity Interest which would not otherwise be a Disqualified Equity Interest), pursuant to a sinking fund obligation, other provision for payment or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for an Equity Interest which would not otherwise be a Disqualified Equity Interest), in whole or in part, (iii) provides for any scheduled payments or dividends to be made in cash, or (iv) is or becomes convertible into, or exchangeable for, Debt or any other Equity Interest that would constitute a Disqualified Equity Interest under any other provision of this definition, in each case, prior to the date that is 91 days after the ~~Revolving Credit~~Latest Maturity Date at the time of issuance, except, in the case of clauses (i) and (ii), if as a result of a change of control event or asset sale or other Disposition or casualty event, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or asset sale or other Disposition or casualty event are subject to the prior payment in full of the Indebtedness (other than Lender Hedging Obligations); provided that if such Equity Interest is issued pursuant to a plan for the benefit of employees of Parent, Borrower or any of their respective Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Parent, Borrower or the Restricted Subsidiaries.

“Distribution” has the meaning specified in Section 8.5.

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“Dollars” and the sign “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Borrower organized under the laws of any jurisdiction within the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which all the conditions precedent set forth in Sections 5.1 and 5.2 (with respect to the initial Advance) have been satisfied.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.7(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.7(b)(iii)).

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and regulations thereunder.

“Equity Interest” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

“Erroneous Payment” has the meaning assigned to it in Section 12.17(a).

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“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 12.17(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 12.17(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.17(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 12.17(d).

“E-System” means any electronic system and any other Internet or extranet-based site, whether such electronic system is owned, operated, hosted or utilized by Administrative Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means each of the Events of Default specified in Section 9.1 hereof.

“Excluded Account” means (i) any deposit account, securities account or commodities account exclusively used for payroll, payroll taxes and other employee wage and benefit payments, (ii) any deposit accounts, trust accounts, escrow accounts or security deposits established pursuant to statutory obligations or for the payment of taxes or holding funds in trust for third parties in the ordinary course of business or in connection with acquisitions, investments or dispositions permitted under this Agreement, deposits in the ordinary course of business in connection with workers’ unemployment insurance and other types of social security, reserve accounts, and escrow accounts established pursuant to contractual obligations to third parties for casualty payments and insurance proceeds, (iii) zero balance accounts and (iv) other deposit accounts, securities accounts or commodities accounts in which the aggregate average monthly balance on deposit (or, in the case of any securities account, the total fair market value of all securities held in such account) ~~does~~in any such account over a thirty (30) day period does not, at any time, exceed $25,000,000; provided that the aggregate average monthly balance on deposit (or, in the case of any securities account, the total fair market value of all securities held in such account) in all such accounts excluded pursuant to this clause (iv) shall not exceed $~~20,000,000~~50,000,000 in the aggregate.

“Excluded Assets” means the collective reference to:

(a) any interest in leased real property that is not an Oil and Gas Property, including, without limitation, any leasehold interests in real property (except to the extent a security interest in any such interest can be perfected solely by filing a UCC financing statement);

(b) any fee interest in real property that is not an Oil and Gas Property;

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(c) any licenses, franchises, charters and authorizations of a Governmental Authority to the extent a security interest therein under the Loan Documents is prohibited or would require the consent, license or approval of any Governmental Authority;

(d) any asset if the granting of a security interest under the Loan Documents in such asset would be prohibited by any Requirement of Law;

(e) any lease, license or other agreement to the extent that a grant of a security interest therein under the Loan Documents would violate, create a default under or invalidate such lease, license or agreement;

(f) any Equity Interests issued by, or assets of, any Unrestricted Subsidiary;

(g) any Equity Interests issued by Borrower;

(h) any assets subject to a Lien permitted by Section 8.2(b) if the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such assets (but only for so long as such contract or other agreement in which such Lien is granted is in effect); and

(i) any motor vehicles and any other assets subject to a certificate of title (other than proceeds thereof), to the extent a security interest on such motor vehicles or other assets cannot be perfected solely by filing a UCC financing statement;

provided that (A) in the case of clauses (c), (d) and (e) above, such exclusion shall not apply (i) to the extent the prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or other applicable law or (ii) to proceeds of the assets referred to in such clauses, the assignment of which is expressly deemed effective under Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or other applicable law, and (B) assets described in clauses (c), (d), (e) and (h) above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction described above that caused such assets to be treated as “Excluded Assets” or receipt of a consent from the applicable parties necessary to grant a Lien on such assets.

“Excluded Hedges” means, collectively, Commodity Hedging Agreements that (a) are basis differential or roll swaps on volumes of crude oil, natural gas or natural gas liquids already hedged under other Commodity Hedging Agreements permitted by Section 8.11 or (b) are a hedge of volumes of crude oil or natural gas or natural gas liquids by means of a price “floor” for which there exists no deferred obligation to pay the related premium or other purchase price or the only deferred obligation is to either pay the premium or other purchase price on each settlement date, or pay the financing for such premium or other purchase price.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract

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participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or ~~Revolving Credit~~ Commitment ~~Amount~~ pursuant to a law in effect on the date on which (i) such Lender acquires such interest in an Advance or ~~Revolving Credit~~ Commitment ~~Amount~~ (other than pursuant to an assignment request by Borrower under Section 13.11(a)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 11.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 11.9(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Commodity Hedging Agreements” means any Commodity Hedging Agreements entered into between any Credit Party and any Lender or Withdrawing Lender or Affiliate of a Lender or a Withdrawing Lender prior to the Effective Date or the Fifth Amendment Effective Date, as applicable, and in effect on the Effective Date or the Fifth Amendment Effective Date, as applicable, including, without limitation, the Withdrawing Lender Commodity Hedging Agreements.

“Existing Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“Existing Letters of Credit” means the letters of credit issued under the Existing Credit Agreement and set forth on the attached Schedule 1.4.

“Existing Mortgages” means the Mortgages listed on Schedule 1.5 hereto.

“Extended Term Loan Facility” means any Extended Term Loans of a given Term Loan Extension Series.

“Extended Term Loans” has the meaning set forth in Section 2.14(a)(ii).

“Extending Term Lender” has the meaning set forth in Section 2.14(a)(ii).

“Extension Amendment” has the meaning set forth in Section 2.14(c).

“Facility” or “Facilities” means each of (a) any Term Loan Facility, and (b) the aggregate Revolving Credit Elected Commitments and the extensions of credit thereunder.

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“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to ~~the~~ Administrative Agent on such day from three Federal funds brokers of recognized standing selected by ~~the~~ Administrative Agent, all as conclusively determined by Administrative Agent, such sum to be rounded upward, if necessary, in the discretion of Administrative Agent, to the nearest whole multiple of 1/100th of 1%; provided, further, that, if the Federal Funds Effective Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“Fee Letter” means the fee letter by and between Borrower and ~~RBC~~PNC, dated as of ~~November 18, 2021~~February 26, 2024, relating to the Indebtedness hereunder, as amended, restated, replaced or otherwise modified from time to time.

“Fees” means the Commitment Fee, the Letter of Credit Fees and the other fees and charges (including any agency fees) payable by Borrower to Lenders, Issuing Lenders or Administrative Agent hereunder or under the Fee Letter.

“~~First~~Fifth Amendment Effective Date” means ~~April 25~~March 22, ~~2022~~2024 .

“Fiscal Quarter” means any of the four quarters of any Fiscal Year.

“Fiscal Year” means the twelve-month period ending on each December 31.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate. For the avoidance of doubt, the initial Floor for the Adjusted Term SOFR Rate shall be zero.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary, other than a Domestic Subsidiary, and “Foreign Subsidiaries” means any or all of them.

~~“Fourth Amendment Effective Date” means October 19, 2023.~~

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“Fronting Exposure” means, at any time there is an Defaulting Lender, with respect to each Issuing Lender, such Defaulting Lender’s Revolving Credit Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender.

“GAAP” means, generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial conditions, and the results of operations and changes in financial position, of the Parent and Borrower, except that any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee or such Boards) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Gas Balancing Agreement” means any agreement or arrangement whereby any Credit Party, or any other party having an interest in any Hydrocarbons to be produced from Oil and Gas Properties in which any Credit Party owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means the government of the United States of America or of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including ~~without limitation any supranational~~any supra-national bodies such as the European Union or the European Central Bank)~~.~~ and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Government Official” means any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Authority, government-owned or government-controlled association, organization, business, or enterprise, or public international organization, any political party or official thereof and any candidate for political office.

“Guarantor(s)” means the Parent and each Restricted Subsidiary of Borrower.

“Guaranty” means the Third Amended, Restated and Consolidated Unconditional Guaranty to be executed and delivered by the Guarantors as of November 18, 2021 in the form attached hereto as Exhibit D.

“Hazardous Material” means any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

“Hazardous Material Laws” means all laws, codes, ordinances, rules, regulations and other governmental restrictions and requirements issued by any federal, state, local or other Governmental Authority or quasi-Governmental Authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or

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about or used in any facilities owned, leased or operated by any Credit Party, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.

“Hedge Termination Value” means, in respect of any one or more Commodity Hedging Agreements or Interest Rate Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Commodity Hedging Agreements or Interest Rate Agreements, as applicable, (a) for any date on or after the date such Commodity Hedging Agreements or Interest Rate Agreements, as applicable, have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Commodity Hedging Agreements or Interest Rate Agreements, as applicable, as determined by the counterparties to such Commodity Hedging Agreements or Interest Rate Agreements, as applicable.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous Hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Title Deficiencies” means, with respect to Hydrocarbon Interests, defects or clouds on title, discrepancies in reported net revenue or working interest ownership interests and other defects, discrepancies, Liens and similar matters which do not, individually or in the aggregate, affect Oil and Gas Properties with a value greater than five percent (5%) of the value of all such properties included in the Borrowing Base.

“Indebtedness” means (a) all indebtedness, obligations and liabilities of every nature, contingent or otherwise, of Borrower or any Guarantor to any of the Lenders, any of the Lenders’ Affiliates, ~~the~~ Administrative Agent, or the Issuing Lenders, individually or collectively, under any Loan Document, whether for principal, interest, reimbursement of amounts drawn under any Letter of Credit, funding indemnification amounts, fees, expenses, indemnification or otherwise, (b) Lender Hedging Obligations, and (c) Lender Product Obligations, in each case whether existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, including interest accruing subsequent to the filing of a petition or other action concerning bankruptcy or other similar proceedings, and all renewals, extensions, refinancings and replacements for the foregoing; provided; however, that in no event shall the Indebtedness include, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor.

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“Indemnified Person” has the meaning specified in Section 13.5.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause(a), Other Taxes.

“Indenture” means any indenture by and among Parent or any Credit Party, as issuer and/or a guarantor, and a trustee, pursuant to which any Senior Notes are issued, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited by this Agreement.

“Information” has the meaning specified in Section 13.10.

“Interest Period” means, as to each SOFR Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a SOFR Borrowing and ending on the date one, three or six months thereafter ~~(in each case, subject to the availability for the Benchmark applicable to the relevant Advance or Commitment)~~, in any case as selected by the Borrower in its Request for ~~Revolving Credit~~ Advance; provided that: (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; (iii) no tenor that has been removed from this definition pursuant to Section 11.3(b)(iv) shall be available for specification in such Request for ~~Revolving Credit~~ Advance and (iv) no Interest Period shall extend beyond the ~~Revolving Credit~~Applicable Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

“Internal Revenue Code” means the Internal Revenue Code of 1986 of the United States of America, as amended from time to time.

“International Trade Laws” means all Laws relating to economic and financial sanctions, trade embargoes, export controls, customs and anti-boycott measures.

“Investment” has the meaning specified in Section 8.6.

“IRS” means the United States Internal Revenue Service

“Issuing Lender” means, collectively, PNC, Truist, Bank of America, ~~PNC,~~ KeyBank, RBC~~,~~ and JPMorgan and each other Lender appointed by the Borrower and approved by ~~the~~ Administrative Agent (not to be unreasonably withheld, conditioned or delayed) that agrees to act as an issuer of Letters of Credit hereunder, in each case, in its capacity as the issuer of Letters of Credit hereunder, and any successor designated by Borrower and the Revolving Credit Lenders.

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“Issuing Office” means such office as the applicable Issuing Lender shall designate as its Issuing Office.

“KeyBank” means KeyBank National Association, and its successors or assigns in accordance with the terms of this Agreement.

“Latest Maturity Date” at any time means the latest Maturity Date then applicable to any Advance hereunder at such time.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award, or any settlement arrangement, by agreement, consent or otherwise, of any Governmental Authority, foreign or domestic.

“L/C Indemnified Amounts” has the meaning ascribed to such term in Section 3.9.

“L/C Indemnified Person” has the meaning ascribed to such term in Section 3.9.

“Lender Counterparty” means any Lender or any Affiliate of a Lender counterparty to a Commodity Hedging Agreement or Interest Rate Agreement with any Credit Party; provided that any Withdrawing Lender that was a Lender Counterparty under the Existing Credit Agreement shall be deemed to be a Lender Counterparty hereunder solely with respect to the Existing Commodity Hedging Agreements to which such Withdrawing Lender is a party.

“Lender Hedging Obligations” means all obligations arising from time to time under Commodity Hedging Agreements and Interest Rate Agreements permitted hereunder and entered into from time to time between any Credit Party, on the one hand and a Lender Counterparty on the other hand (including any such obligations under any Existing Commodity Hedging Agreements); provided, however, that if a Lender Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Hedging Obligations shall only include such obligations to the extent arising from transactions and confirmations entered into under Commodity Hedging Agreements and Interest Rate Agreements at any time such Person was a Lender or an Affiliate of a Lender hereunder, without giving effect to any extension, increases or modifications thereof which are made after such Person ceases to be a Lender or an Affiliate of a Lender hereunder~~; provided, further, that all obligations arising under the Withdrawing Lender Commodity Hedging Agreements in respect of the trades set forth on Schedule 6.22(c) shall only constitute Lender Hedging Obligations hereunder until the maturity or expiration of each such trade~~.

“Lender Product Obligations” means all obligations arising from time to time under Lender Products (including any such obligations existing on the Effective Date); provided, however, that if a Lender or an Affiliate of a Lender ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, then all Lender Products between a Credit Party or Parent and such Lender or Affiliate of a Lender shall not constitute Lender Product Obligations and shall not be secured by the Collateral Documents or guaranteed pursuant to the Guaranty.

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“Lender Products” means any one or more of the following types of services or facilities extended to the Parent or any Credit Party by any Lender or Affiliate of a Lender: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.

“Lenders” shall have the meaning set forth in the preamble, and shall include the Revolving Credit Lenders, the Term Lenders and any Eligible Assignee which becomes a Lender pursuant to Section 13.7.

“Letter of Credit Agreement” means, collectively, the letter of credit application and related documentation executed and/or delivered by Borrower in respect of each Letter of Credit, in each case reasonably satisfactory to the applicable Issuing Lender.

“Letter of Credit Documents” shall have the meaning ascribed to such term in Section 3.7(a).

“Letter of Credit Fees” means the fees payable in connection with Letters of Credit pursuant to Sections 3.4(a)(i) and (ii).

“Letter of Credit Commitment” means with respect to each Issuing Lender, the amount specified opposite such Issuing Lender’s name under the column titled “Revolving Credit Allocations” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.

“Letter of Credit Maximum Amount” means, as of the ~~First~~Fifth Amendment Effective Date, One Hundred Fifty Million Dollars ($~~100,000,000~~150,000,000 ).

“Letter of Credit Obligations” means at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, and (b) the aggregate amount of Reimbursement Obligations which remain unpaid as of such date.

“Letter of Credit Payment” means any amount paid or required to be paid by the applicable Issuing Lender in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

“Letter of Credit” means each Existing Letter of Credit and each standby letter of credit issued by an Issuing Lender at the request of or for the account of Borrower pursuant to Article 3.

“Lien” means any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

“Liquidity” means, at any date of determination, the sum of (a) Unused Revolving Credit Availability and (b) the Consolidated Cash Balance.

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“Loan Documents” means, collectively, this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Guaranty, the Collateral Documents, any Pari Passu Intercreditor Agreement and any other agreements, instruments and documents executed by the Parent or a Credit Party pursuant to this Agreement, but excluding Commodity Hedge Agreements, Interest Rate Agreements and Lender Products documents.

“Loan Limit” means the lesser of (i) the Borrowing Base in effect at such time and (ii) the aggregate amount of Pari Passu Obligations.

“Majority Lenders” means, at any time, the Lenders having an Aggregate Commitment Percentage of at least 50.1%; provided that, for purposes of determining Majority Lenders hereunder, the Letter of Credit Obligations shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages. The Total Revolving Credit Commitment of, and the Revolving Credit Exposure attributable to, any Defaulting Lender, and (ii) the Term Loan Exposures of any Defaulting Lender, shall, in each case, be excluded from the determination of “Majority Lenders”.

“Majority Revolving Lenders” means, at any time, the Revolving Credit Lenders holding at least ~~51.0~~50.1% of the Total Revolving Credit ~~Aggregate~~ Commitment (or, if the Total Revolving Credit ~~Aggregate Commitment has~~Commitments have been terminated (whether by maturity, acceleration or otherwise), the ~~aggregate principal amount outstanding under the~~Aggregate Revolving Credit Exposure); provided that, for purposes of determining Majority Revolving Lenders hereunder, the Letter of Credit Obligations shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages. The Total Revolving Credit Commitment ~~Amount~~ of, and ~~portion of~~ the ~~Aggregate~~Revolving Credit Exposure attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Revolving Lenders”.

“Majority Term Lenders” means, at any time, the Term Lenders holding at least 50.1% of the Aggregate Term Loan Exposure as the time of determination. The Term Loan Exposures of any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Term Lenders”.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties or financial condition of the Parent and the Credit Parties taken as a whole, (b) the ability of the Parent, Borrower or any other Credit Party to perform its material obligations under this Agreement or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of Administrative Agent or Lenders hereunder or thereunder.

“Material Debt” means Debt under the Senior Notes (and any Permitted Refinancing thereof) and any other Debt (other than Advances and Letters of Credit) with a principal amount in excess of the Threshold Amount, or obligations in respect of Commodity Hedging Agreements or Interest Rate Agreements, of Parent or any one or more of the Credit Parties, in each case in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Debt, the “principal amount” of the obligations of Parent or any Credit Party in respect of any Commodity Hedging Agreement or Interest Rate Agreement at any time shall be the Hedge Termination Value.

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“Material Domestic Subsidiary” means a wholly-owned Domestic Subsidiary of Borrower having 10% or more of the book value of the consolidated assets of the Parent, Borrower and the Subsidiaries as of the end of the most recent Fiscal Quarter for which Borrower has delivered financial statements pursuant to Section 7.1(a) or (b), provided, however, the aggregate of all wholly-owned Subsidiaries that are Domestic Subsidiaries of Borrower not considered Material Domestic Subsidiaries herein shall not exceed at any time 20% or more of the book value of the consolidated assets of the Parent, Borrower and its Subsidiaries as of the end of the most recent Fiscal Quarter for which Borrower has delivered financial statements pursuant to Section 7.1(a) or (b).

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Credit Party is a party or by which any Oil and Gas Property owned by any Credit Party is bound, a net gas imbalance to Borrower or any other Credit Party, individually or taken as a whole in excess of $1,000,000. Gas imbalances will be determined based on written agreements, if any, specifying the method of calculation thereof, or, alternatively, if no such agreements are in existence, gas imbalances will be calculated by multiplying (x) the volume of gas imbalance as of the date of calculation (expressed in thousand cubic feet) by (y) the heating value in Btu’s per thousand cubic feet, times the Henry Hub average daily spot price for the month immediately preceding the date of calculation.

“Maturity Date” means any Term Loan Maturity Date or the Revolving Credit Maturity Date, as applicable.

“Maximum Facility Amount” means $~~2,000,000,000~~3,500,000,000 , as such amount may be adjusted from time to time thereafter in accordance with Section 2.11.

“Maximum Rate” has the meaning set forth in Section 13.4.

“Minimum Extension Condition” has the meaning assigned such term in Section 2.14(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Present Value” means the value of the Oil and Gas Properties evaluated in the most recent Reserve Report and constituting Mortgaged Properties.

“Mortgaged Properties” means all of the right, title and interest of Borrower and the other Credit Parties in and to those Oil and Gas Properties, whether now owned or hereafter acquired, in which a Lien is created by any Collateral Document in favor of ~~the~~ Administrative Agent for the benefit of the Secured Parties, whether executed prior to, contemporaneous with or after the execution of this Agreement.

“Mortgages” means (a) the Existing Mortgages, and (b) all other mortgages, deeds of trust, amendments to mortgages or deeds of trust, assignments of production, pledge agreements, collateral mortgages, collateral chattel mortgages, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing Liens in favor of ~~the~~ Administrative Agent for the benefit of the Secured Parties and securing the Indebtedness pursuant to Section 4.6, Section 5.1, Section 7.12, Section 7.17 or otherwise.

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“Multiemployer Plan” means a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means the aggregate cash payments received by Parent or any Credit Party from any Disposition of property, the issuance of Equity Interests or the issuance of Debt (including the Senior Notes and any Permitted Refinancing thereof), as the case may be, net of all costs and expenses incurred in connection with any such sale or issuance, as the case may be, including, without limitation, legal, accounting and investment banking fees, underwriting discounts, sales commissions, and other third party charges, and net of property taxes, transfer taxes and all other taxes paid or payable by Parent or such Credit Party in respect of any such sale or issuance, and, in the case of a Disposition of property, net of all amounts required to be applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition (other than any Lien pursuant to a Collateral Document).

“New Lender” has the meaning set forth in Section 13.22.

“Non-Compliant Lender” shall have the meaning set forth in Section 13.11(b).

“Non-Defaulting Lender” means any Lender that is not, as of the date of relevance, a Defaulting Lender.

“Non-Defaulting Revolving Credit Lender” means, at any time, each Revolving Credit Lender that is not a Defaulting Lender at such time.

“Notes” means the Revolving Credit Notes and the Term Loan Notes.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Oil and Gas Properties” means the Hydrocarbon Interests; the properties now or hereafter pooled or unitized with the Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon

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Interests or property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Order” has the meaning set forth in Section 7.4(d).

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. Such rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

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“Parent” means Matador Resources Company, a Texas corporation.

“Pari Passu Intercreditor Agreement” means a customary intercreditor agreement, in form and substance reasonably acceptable to Administrative Agent and the Majority Lenders, among Administrative Agent, the representatives, agents or trustees of holders of one or more classes of Permitted Pari Passu Debt and the other parties party thereto from time to time, and acknowledged by the Credit Parties, in each case, as the same may be amended, restated, amended and restated, supplemented or modified from time to time; provided that any Lender that has not objected to such form of intercreditor agreement within five (5) Business Days after receipt of a draft thereof shall be deemed to have approved such form.

“Pari Passu Obligations” means the sum of (i) the Indebtedness plus (ii) Unused Revolving Credit Availability plus (iii) the aggregate amount of all Permitted Pari Passu Debt outstanding at such time secured by any portion of the Collateral on an equal priority basis (but without regard to the control of remedies) with Liens on the Collateral securing the Indebtedness.

“Participant” has the meaning set forth in Section 13.7(d).

“Participant Register” has the meaning set forth in Section 13.7(d).

“Payment Recipient” has the meaning assigned to it in Section 12.17(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any plan established and maintained by the Parent or a Credit Party, or contributed to by the Parent or a Credit Party, which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

“Permitted Encumbrances” means with respect to any Person:

(a) Liens imposed by law for taxes, assessments or other governmental charges or levies which are not yet delinquent or which (i) are being contested in good faith by appropriate proceedings, (ii) the relevant Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) the failure to make payment pending such contest would not have a Material Adverse Effect;

(b) vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, and contractual Liens granted to operators and non-operators under oil and gas operating agreements, in each case, arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties and securing obligations that are not overdue by more than 60 days or which (i) are being contested in good faith by appropriate proceedings, (ii) the relevant Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) the failure to make payment pending such contest would not have a Material Adverse Effect;

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(c) contractual Liens which arise in the ordinary course of business under operating agreements, oil and gas partnership and joint venture agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business;

(d) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age, pension or public liability obligations;

(e) Liens on cash, Cash Equivalents, securities and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(f) bankers liens and rights of set-off with respect to customary depositary arrangements entered into in the ordinary course of business;

(g) judgment liens in respect of judgments that do not constitute an Event of Default under Section 9.1(h);

(h) easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that, in the aggregate, do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Credit Parties;

(i) royalties, overriding royalties, reversionary interests, calls on production, preferential purchase rights, net profits interests, production payments and other similar burdens with respect to the Oil and Gas Properties owned by the Credit Parties if the net cumulative effect of such burdens does not operate to deprive any Credit Party of any material right in respect of its assets or properties (except for rights customarily granted with respect to such interests);

(j) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Borrower or any Restricted Subsidiary in the ordinary course of business covering the property under the lease and not securing any Debt;

(k) unperfected Liens reserved in leases (other than oil and gas leases) or arising by operation of law for rent or compliance with the lease in the case of leasehold estates;

(l) environmental Liens which are being contested in good faith by appropriate proceedings and which do not and cannot rank in priority above the Liens created under the Collateral Documents; and

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(m) Immaterial Title Deficiencies.

Notwithstanding the foregoing, regardless of the language set forth in this definition, no Lien over the Equity Interests of any Restricted Subsidiary granted to any Person other than to Administrative Agent for the benefit of the Secured Parties shall be deemed a “Permitted Encumbrance” under the terms of this Agreement.

“Permitted Pari Passu Debt” means secured Debt (other than the Indebtedness) in the form of senior secured term loans or other debt securities (whether registered or privately placed); provided that (a) after giving pro forma effect to the incurrence of such Debt (and the use of proceeds thereof), the Total Net Secured Leverage Ratio shall not exceed 2.00 to 1.00; (b) at the time of and immediately after giving effect to the incurrence of such Debt calculated on a pro forma basis, no Default or Event of Default has occurred and is continuing or would result therefrom; (c) after giving effect to the incurrence of such Debt calculated on a pro forma basis giving effect to any concurrent prepayment of Revolving Credit Advances, the Borrower shall have Unused Revolving Credit Availability of at least twenty percent (20) % of the Revolving Credit Aggregate Commitment; (d) such Debt does not provide for any scheduled payment of principal, mandatory prepayment, repayment, repurchase, redemption or defeasance of or scheduled sinking fund payments on or before the date that is at least ninety-one (91) days following the Revolving Credit Maturity Date in effect at the time of issuance (other than (i) provisions requiring mandatory prepayment, repayment, repurchase, redemption or defeasance of or offers to prepay, repay, repurchase, redeem or defease such Debt in connection with asset sales or a change in control, (ii) scheduled amortization of no greater than five percent (5%) per annum of the original principal amount of such Debt and (iii) customary provisions periodically requiring mandatory prepayment, repayment, repurchase, redemption or defeasance of or offers to prepay, repay, repurchase, redeem or defease such Debt in an amount equal to a specified portion of excess cash flow (but only to the extent such provision in the Permitted Pari Passu Debt Documents governing such Debt does not require such prepayment or tender offer to be made unless such prepayment or tender offer is permitted by this Agreement)); (e) does not contain financial and negative covenants and events of default that are, taken as a whole, more restrictive with respect to the Credit Parties than the financial and negative covenants and Events of Default herein (as determined in good faith by senior management of the Parent) unless either (i) this Agreement is amended to include such more restrictive covenants and events of default, taken as a whole (which such amendment shall be executed among Administrative Agent and Borrower and will not be subject to the requirements of Section 13.9) or (ii) such more restrictive covenants and events of default shall only become applicable after the termination of this Agreement and (f) is subject at all times to a Pari Passu Intercreditor Agreement providing that the Liens on the Collateral securing such Debt shall rank equal in priority to the Liens on the Collateral securing the Indebtedness (it being understood that the determination as to whether such Liens rank equal in priority shall be made without regard to control of remedies), in each case, issued or incurred by Borrower and guaranteed by the Guarantors (provided that no Subsidiary of the Borrower (other than a Guarantor or a Person who becomes a Guarantor in connection therewith) is an obligor under such Debt). It is understood and agreed that, notwithstanding anything to the contrary contained herein, Permitted Pari Passu Debt may only be incurred in reliance on, and remain outstanding, pursuant to Section 8.1(s).

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“Permitted Pari Passu Debt Documents” means any documents or instruments executed in connection with any Permitted Pari Passu Debt, in each case, as amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited by this Agreement.

“Permitted Refinancing” means any (1) Debt of Parent or any Credit Party, and Debt constituting guarantees thereof by Parent or any Credit Party, incurred or issued in exchange for, or the Net Cash Proceeds of which are used to extend, refinance, renew, replace, repurchase, defease or refund, existing Senior Notes, in whole or in part, from time to time; provided that (a) such Permitted Refinancing shall not constitute Permitted Pari Passu Debt, (b) the principal amount of such Permitted Refinancing (or if such Permitted Refinancing is issued at a discount, the initial issuance price of such Permitted Refinancing) does not exceed the principal amount of Debt permitted under Section 8.1(q), (~~b~~c) such Permitted Refinancing does not provide for any scheduled repayment, mandatory redemption or payment of a sinking fund obligation prior to the date that is six (6) months after the ~~Revolving Credit~~Latest Maturity Date (except for any offer to redeem such Debt required as a result of asset sales or the occurrence of a “Change of Control” (or any other defined term having a similar purpose) under and as defined in the Indenture), (~~c~~d) the covenant, default and remedy provisions of such Permitted Refinancing are not materially more onerous, taken as a whole, to the Borrower and its Subsidiaries than those imposed by such existing Senior Notes (as determined in good faith by the board of directors of the Parent or a committee thereof), (~~d~~e) the mandatory prepayment, repurchase and redemption provisions of such Permitted Refinancing are not materially more onerous, taken as a whole, to the Borrower and its Subsidiaries than those imposed by such existing Senior Notes (as determined in good faith by the board of directors of the Parent or a committee thereof), (~~e~~f) such Permitted Refinancing is unsecured, (~~f~~g) no Subsidiary of any Credit Party is required to guarantee such Permitted Refinancing unless such Subsidiary is (or concurrently with any such guarantee becomes) a Guarantor hereunder, and (~~g~~h) to the extent such Permitted Refinancing is or is intended to be expressly subordinate to the payment in full of all or any portion of the Indebtedness, the subordination provisions contained therein are either (x) on substantially the same terms or at least as favorable to the Lenders as the subordination provisions contained in such existing Senior Notes or (y) reasonably satisfactory to ~~the~~ Administrative Agent and (2) any Senior Notes registered with the SEC and issued in exchange for the initial Senior Notes issued by the Parent and any guarantees thereof by any Credit Party.

“Person” means a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, firm ~~or~~, association ~~or a government or any agency or political subdivision thereof~~, Governmental Authority or other entity of any kind.

“Platform” has the meaning set forth in the last paragraph of Section 7.1.

“Pledge Agreement” means the Third Amended and Restated Pledge and Security Agreement to be executed and delivered by the Credit Parties as of November 18, 2021, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

~~“PNC” means PNC Bank, National Association, and its successors or assigns in accordance with the terms of this Agreement.~~

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“Prime Rate” means the interest rate per annum ~~rate of interest~~ announced ~~by RBC, at its main office~~ from time to time ~~as its “~~by the Administrative Agent at its Principal Office as its then prime rate~~” (it being acknowledged that such announced~~, which rate may not ~~necessarily~~ be the lowest ~~rate charged by RBC to any of its customers), which Prime Rate shall change simultaneously with any change in such~~or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced ~~rate~~.

“Principal Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” shall have the meaning set forth in the last paragraph of Section 7.1.

“Purchases” has the meaning set forth in Section 8.5.

“Purchasing Lender” shall have the meaning set forth in Section 13.11(a).

~~“QFC” shall have the meaning set forth in Section 13.25(b).~~

“QFC Credit Support” shall have the meaning set forth in Section 13.25.

“Rating Agency” means Moody’s, S&P, their respective successors or any other nationally recognized statistical rating organization which is acceptable to Administrative Agent.

“RBC” means Royal Bank of Canada, and its successors or assigns in accordance with the terms of this Agreement.

“Recipient” means (a) ~~the~~ Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Register” has the meaning set forth in Section 13.7(c).

“Reimbursement Obligation(s)” means the aggregate amount of all unreimbursed drawings under all Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 3.6(c)).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board and/or the Federal Reserve Bank of New York or the Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York or, in each case, any successor thereto.

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“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, by, or enters into a settlement with a Governmental Authority in connection with any material Anti-Corruption Law, any material Anti-Money Laundering Law or any International Trade Law, or any predicate crime to any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (b) any Covered Entity engages in a transaction that has caused or would cause any Person hereunder (including Administrative Agent, any arranger, the Issuing Lender, the Lenders, and any underwriter, advisor, investor, or otherwise) to be in violation of any International Trade Law or in material violation of any Anti-Corruption Law, including a Covered Entity’s use of any proceeds of the Facilities/Loans hereunder to directly or indirectly fund any activities or business of, with, or for the benefit of any Person that is a Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (c) any pledged Collateral qualifies as Blocked Property; or (d) any Covered Entity otherwise (i) violates, or reasonably believes that it will violate, any of the International Trade Law-specific representations and covenants herein or (ii) materially violates, or reasonably believes that it will materially violate, any of the Anti-Corruption Law-specific representations and covenants herein.

“Reported Month” is defined in Section 7.2(e).

“Request for ~~Revolving Credit~~ Advance” means a request for ~~a Revolving Credit~~an Advance, a continuation of any Advance as the same Type of Advance or a conversion of any Advance to any other Type of Advance issued by Borrower under Section 2.3 of this Agreement in the form attached hereto as Exhibit A, or in such other form acceptable to ~~the~~ Administrative Agent.

“Requirement of Law” means as to any Person, any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Report” means a report in form reasonably satisfactory to Administrative Agent evaluating the oil and gas reserves attributable to Hydrocarbon Interests of the Credit Parties in all of their Oil and Gas Properties and which shall, among other things, (a) identify the wells covered thereby, (b) specify such engineers’ opinions with respect to the total volume of proved reserves of Hydrocarbons (using the terms or categories “proved developed producing reserves,” “proved developed nonproducing reserves” and “proved undeveloped reserves”) which Borrower has advised such engineers that the Credit Parties have the right to produce for their own account, (c) set forth such engineers’ opinions with respect to the projected future cash proceeds from the proved reserves, discounted for present value at a rate reasonably acceptable to Administrative Agent, for each calendar year or portion thereof after the date of such findings and data, (d) set forth such engineers’ opinions with respect to the projected future rate of production from the proved reserves, (e) contain such other information as may be reasonably requested by Administrative Agent with respect to the projected rate of production, gross revenues, operating expenses, taxes, capital costs, net revenues and present value of future net revenues attributable to such proved reserves and production therefrom, and (f) contain a statement of the price and escalation parameters, procedures and assumptions upon which such determinations were based.

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“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer or any executive vice president of Borrower.

“Restricted Payments” has the meaning set forth in Section 8.5.

“Restricted Subsidiary” means, on any date of determination, (a) any Subsidiary that is a Material Domestic Subsidiary and (b) any Subsidiary that owns or operates Borrowing Base Properties.

“Revolving Credit” means the Revolving Credit Advances to be (or actually) advanced to Borrower by the applicable Revolving Credit Lenders, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

“Revolving Credit Advance” means a borrowing requested by Borrower and made by the Revolving Credit Lenders under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 and any deemed disbursement of an Advance in respect of a Letter of Credit under Section 3.6(c), and may include, subject to the terms hereof, SOFR Advances and ABR Advances.

“Revolving Credit Aggregate Commitment” means, on any date of determination, the least of (a) the aggregate Revolving Credit ~~Commitment Amounts,~~Elected Commitments, (b) the Maximum Facility Amount and (c) the Borrowing Base on such date, in each case, subject to reduction or termination under Section 2.11 or Section 9.2 and redetermination or adjustments under Article 4, Section 7.16 or Section 8.4(k), as applicable.

“Revolving Credit Elected Commitment ~~Amount~~” means with respect to any Revolving Credit Lender, (a) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Allocations” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof; and (b) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Revolving Credit Percentage of the Aggregate Revolving Credit Exposure. The amount representing each Revolving Credit Lender’s Revolving Credit Elected Commitment shall, at any time, be the least of (i) such Revolving Credit Lender’s Revolving Credit Percentage of the Maximum Facility Amount less such Revolving Credit Lender’s Term Loan Exposure, (ii) such Revolving Credit Lender’s Revolving Credit Percentage of the then effective Available Borrowing Base and (iii) such Revolving Credit Lender’s Revolving Credit Elected Commitment as described in clauses (a) and (b) of this definition.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Advances held by such Revolving Credit Lender then outstanding and (b) such Revolving Credit Lender’s Revolving Credit Percentage of the Letter of Credit Obligations then outstanding.

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“Revolving Credit Lenders” means the financial institutions from time to time parties hereto as lenders of the Revolving Credit.

“Revolving Credit Maturity Date” means, at any time a determination is to be made, the ~~earlier~~earliest of (i) the first date ~~that is~~on which the Borrower has Unused Revolving Credit Availability of less than twenty percent (20)% of the Revolving Credit Aggregate Commitment during the one hundred eighty (180) ~~days~~day period prior to the earliest stated redemption date of any series of Senior Notes ~~having an aggregate principal amount in excess of $25,000,000, or (ii) October 31, 2026.~~, calculated on a pro forma basis after giving effect to the redemption of such Senior Notes, (ii) March 22, 2029 and (iii) the date on which the Revolving Credit Elected Commitments are terminated in full pursuant to this Agreement.

“Revolving Credit Notes” means the revolving credit notes described in Section 2.2, made by Borrower to each of the Revolving Credit Lenders in the form attached hereto as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Revolving Credit Percentage” means, with respect to any Revolving Credit Lender, the percentage specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.

“Sanctioned ~~Country~~Jurisdiction” means, at any time, a country, ~~region, or territory that is the subject of a general export, import, financial, investment or other trade-related embargo under any Sanctions, which as of the date of this Agreement consist of Cuba, Iran, North Korea, Syria and the Crimea and Donbas Regions of Ukraine (including Donetsk and Luhansk).~~area, territory, or jurisdiction that is itself the subject or target of comprehensive U.S. sanctions.

“Sanctioned Person” means~~, at any time,~~ any Person ~~with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by OFAC, the U.S. Department of State, or the U.S. Department of Commerce), or by the United Nations Security Council, the European Union or any EU member state, or Her Majesty’s Treasury, (b) any Person~~that is (a) located~~, operating~~ in, organized ~~or~~under the laws of, or ordinarily resident in a Sanctioned ~~Country or (c) any Person~~Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly ~~owned or~~by, controlled by ~~any such Person or~~, or acting for, on behalf of, or at the direction of, one or more Persons described in clause (a) or (b) above.

~~“Sanctions” means economic or financial sanctions or trade embargoes or restricted measures imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.~~

“S&P” means Standard & Poor’s Rating Services.

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“SEC” means the Securities and Exchange Commission of the United States.

“Second Amendment Effective Date” means March 31, 2023.

“Secured Party” means each of ~~the~~ Administrative Agent, any Lender, any Lender Counterparty, or any Affiliate of any Lender to which any Indebtedness is owed, including any Lender Hedging Obligations and Lender Product Obligations, provided, however, that a Lender Counterparty and Lenders and Affiliates of Lenders to whom Lender Product Obligations or Lender Hedging Obligations are owed shall be a Secured Party (a) in the case of Lender Product Obligations, only while such Person (or, in the case of an Affiliate of a Lender, such Lender) is a Lender under this Agreement and (b) in the case of Lender Hedging Obligations, only with respect to obligations arising from transactions and confirmations entered into under Commodity Hedging Agreements and Interest Rate Agreements at any time such Person (or, in the case of an Affiliate of a Lender, such Lender) is a Lender under this Agreement.

“Senior Notes” means any senior or senior subordinated notes issued by Parent or any Credit Party pursuant to and in accordance with the terms of the applicable Indenture; provided that (a) the terms of such Senior Notes do not provide for any scheduled repayment, mandatory redemption (including any required offer to redeem) or payment of a sinking fund obligation prior to the date that is six (6) months after the ~~Revolving Credit~~Latest Maturity Date (except for any offer to redeem such Senior Notes required as a result of asset sales or the occurrence of a “Change of Control” (or any other defined term having a similar purpose) under and as defined in the applicable Indenture), (b) such Senior Notes are unsecured and (c) no Subsidiary of any Credit Party is required to guarantee the Debt evidenced by such Senior Notes unless such Subsidiary is (or concurrently with any such guarantee becomes) a Guarantor hereunder.

“Senior Note Documents” means the Senior Notes, the Indenture and any documents or instruments executed in connection with any of them, in each case, as amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited by this Agreement.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Advance” means an Advance that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“SOFR Borrowing” means a Borrowing that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Specified Conditions” means, as of any date and calculated on a pro forma basis after giving effect to any applicable Restricted Payment, Investment, payment or incurrence of Debt or other action, that: (x) no Default has occurred and is continuing at the time of making or incurring such Restricted Payment, Investment, payment or incurrence of Debt or other action or would result from the making or incurrence of such Restricted Payment, Investment, payment or

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incurrence of Debt or other action, (y) Parent shall have a Total Net Leverage Ratio of not more than 3.00 to 1.00, calculated on a pro forma basis after giving effect to such Restricted Payment, Investment, payment or incurrence of Debt or other action and (z) the Borrower shall have Liquidity, calculated on a pro forma basis after giving effect to such Restricted Payment, Investment or other payment, of not less than twenty percent (20%) of the Revolving Credit Aggregate Commitment.

“Subsidiary” means any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than 50% of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary shall refer to a Subsidiary of Borrower.

“Successor Administrative Agent” has the meaning ascribed to such term in Section 12.4.

“Supermajority Lenders” means, at any time, the ~~Revolving Credit~~ Lenders ~~holding~~having an Aggregate Commitment Percentage of at least 66-2/3% ~~of the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit)~~; provided that, for purposes of determining Supermajority Lenders hereunder, the Letter of Credit Obligations shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages. The Revolving Credit Elected Commitment ~~Amount~~ of, and ~~portion of~~ the ~~Aggregate~~Revolving Credit Exposure attributable to, any Defaulting Lender ~~shall~~, and (ii) the Term Loan Exposures of any Defaulting Lender, shall, in each case, be excluded ~~for purposes of making a~~from the determination of “Supermajority Lenders”.

“Supported QFC” shall have the meaning set forth in Section 13.25.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitments” has the meaning assigned to such term in Section 2.13(a).

“Term Lenders” means (a) any Person that assumes a Term Commitment or makes a Term Loan pursuant to Section 2.13 and (b) any Person that shall have become a party hereto as a Term Lender pursuant to an Assignment and Assumption, other than, in each case, any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. For the avoidance of doubt, any Term Lender that ceases to have any Term Loan Exposure shall not constitute a Term Lender hereunder.

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“Term Loan Amendment” has the meaning assigned to such term in Section 2.13(f).

“Term Loan Extension” has the meaning set forth in Section 2.14(a).

“Term Loan Extension Offer” has the meaning set forth in Section 2.14(a).

“Term Loan Extension Series” has the meaning set forth in Section 2.14(a).

“Term Loan Exposure” means, with respect to any Term Lender at any time, the outstanding principal amount of such Term Lender’s Term Loans at such time.

“Term Loan Facility” means any Class of Term Loans under the same Term Loan Amendment with the same terms applicable thereto.

“Term Loan Facility Closing Date” has the meaning assigned to such term in Section 2.13(d).

“Term Loan Increase” has the meaning assigned to such term in Section 2.13(a).

“Term Loan Maturity Date” means, (a) with respect to any Term Loans, the final maturity date as specified for such Term Loans in the applicable Term Loan Amendment and (b) with respect to any Extended Term Loans of a given Term Loan Extension Series, the final maturity date as specified in the applicable Extension Amendment.

“Term Loan Notes” means the term loan notes described in Section 2.2, made by Borrower to each of the Term Lenders in the form attached hereto as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Term Loan Request” has the meaning assigned to such term in Section 2.13(a).

“Term Loans” means the term loans to be (or actually) made by the Term Lenders to the Borrower pursuant to the Term Commitments of the Term Lenders then in effect, or any portion thereof, as the context requires, and, unless the context requires otherwise, any Extended Term Loan.

“Term SOFR” ~~means, (a)~~shall mean, with respect to any SOFR Borrowing, for any Interest Period ~~for a SOFR Borrowing, the~~, the interest rate per annum determined by Administrative Agent (rounded upwards, at Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate ~~(rounded upward to the next one-one hundredth (1/100th) of one percent (0.01%), if necessary)~~ for a tenor comparable to ~~the applicable~~such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination ~~Day~~Date ”) that is two (2) ~~U.S. Government Securities~~ Business Days prior to the first day of such Interest Period~~, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day~~. If the Term SOFR Reference Rate for the applicable tenor has not been published ~~by the Term SOFR Administrator and~~or replaced with a Benchmark Replacement ~~Date with respect to~~by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term

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SOFR Reference Rate ~~has not occurred, then Term SOFR will~~shall be the Term SOFR Reference Rate for such tenor ~~as published by the Term SOFR Administrator~~ on the first ~~preceding U.S. Government Securities~~ Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published ~~by the Term SOFR Administrator~~in accordance herewith, so long as such first preceding ~~U.S. Government Securities~~ Business Day is not more than three (3) ~~U.S. Government Securities~~ Business Days prior to such Term SOFR Determination ~~Day, and (b) with respect to any ABR Borrowing on any day, the Term SOFR Reference Rate (rounded upward to the next one-one hundredth (1/100th) of one percent (0.01%), if necessary) for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred~~Date. If Term SOFR, determined as provided above, would be less than the Floor, then Term SOFR ~~will~~shall be deemed to be the Floor. Term SOFR ~~Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.~~shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by ~~the~~ Administrative Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, at any time, the four consecutive Fiscal Quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to this Agreement.

“Threshold Amount” means, at any time, an amount equal to the greater of (a) $~~50,000,000~~100,000,000 and (b) 5% of the Borrowing Base.

“Total Net Debt ~~to Consolidated EBITDA Ratio” means, for any Test Period, the ratio of (a)~~” means, at any date of determination, the amount equal to (~~i~~a) total Debt of the Parent and its Subsidiaries (other than Unrestricted Subsidiaries) as of ~~the last day of~~ such ~~Test Period~~date minus (~~ii~~b) unrestricted cash and cash equivalents of the Parent and its Subsidiaries (other than Unrestricted Subsidiaries) as of ~~the last day of~~ such ~~Test Period~~date, provided that, for purposes of this clause (~~ii~~b) , the aggregate amount of cash and Cash Equivalents shall not exceed the greater of (x) $~~75,000,000~~150,000,000 and (y) ten percent (10)% of the aggregate Revolving Credit Elected Commitments then in effect.

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“Total Net Leverage Ratio” means, for any Test Period, the ratio of (a) the amount equal to Total Net Debt for such Test Period, to (b) Consolidated EBITDA of the Parent and its Subsidiaries (other than Unrestricted Subsidiaries) for such Test Period.

“Total Net Secured Leverage Ratio” means, for any Test Period, the ratio of (a) the amount equal to Total Net Debt that is secured by a Lien on any Collateral for such Test Period, to (b) Consolidated EBITDA of the Parent and its Subsidiaries (other than Unrestricted Subsidiaries) for such Test Period.

“Total Revolving Credit Commitment” means, as of any date of determination with respect to any Lender, the product of such Lender’s Revolving Credit Percentage multiplied by the Maximum Facility Amount.

“Truist” means Truist Bank, and its successors or assigns in accordance with the terms of this Agreement.

“Type”, when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or on the Advances comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted Term SOFR Rate.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in any applicable state; provided that, unless specified otherwise or the context otherwise requires, such terms shall refer to the Uniform Commercial Code as in effect in the State of Texas.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Subsidiary” means (i) as of the Effective Date, any Subsidiary listed as an “Unrestricted Subsidiary” on Schedule 6.15 hereto and (ii) any Subsidiary that at the time of the determination shall be designated an Unrestricted Subsidiary of Borrower in a manner provided below. Borrower may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries at the time of such designation or at any time thereafter (a) is a Material Domestic Subsidiary, (b) owns or operates Borrowing Base Properties or (c) is a guarantor or the primary obligor with respect to any indebtedness, liabilities or other obligations under any Senior Notes (or any Permitted Refinancing thereof).

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“Unused Revolving Credit Availability” means, on any date of determination, the amount equal to the positive difference (if any) between (a) the Revolving Credit Aggregate Commitment minus (b) the Aggregate Revolving Credit Exposure.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 11.9(g)(ii)(C).

“USA Patriot Act” means the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“U.S. Special Resolution Regimes” shall have the meaning set forth in Section 13.25.

“Weighted Average Life to Maturity” shall mean, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withdrawing Lender” means any Person who (a) is either (x) a Lender under the Existing Credit Agreement immediately prior to the Effective Date but is not a Lender under this Agreement or (y) a Lender under this Agreement immediately prior to the Fifth Amendment Effective Date but is not a Lender under this Agreement immediately after the Fifth Amendment Effective Date, and (b) is identified on Schedule 6.22(b) hereto.

“Withdrawing Lender Commodity Hedging Agreements” means, to the extent constituting “Lender Hedging Obligations” under the Existing Credit Agreement, the Existing Commodity Hedging Agreements set forth on Schedule 6.22(c).

“Withholding Agent” means any Credit Party and ~~the~~ Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial

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Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Terms, Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Oil and Gas Definitions. For purposes of this Agreement, the terms “proved reserves,” “proved developed reserves,” “proved undeveloped reserves,” “proved developed nonproducing reserves” and “proved developed producing reserves,” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

1.4 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.5 Types and Classes of Advances and Borrowings. For purposes of this Agreement, Advances and Borrowings, respectively, may be classified and referred to by Type (e.g., a “SOFR Advance”, a or a “SOFR Borrowing”)~~.~~, by Class (e.g. “Revolving Credit Advance” a “Revolving Credit Borrowing”, a “Term Loan” or a “Term Borrowing”) or by Class and Type (e.g., an “ABR Revolving Credit Advance”, an “ABR Revolving Credit Borrowing”, a “SOFR Revolving Credit Advance”, a “SOFR Revolving Credit Borrowing”, a “SOFR Term Borrowing”, a “SOFR Term Loan”, an “ABR Term Borrowing” or an “ABR Term Loan”).

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1.6 Interest Rates; Benchmark Notification. The interest rate on an Advance denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 11.3(b) provides a mechanism for determining an alternative rate of interest. ~~The~~ Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, the administration of, submission of, calculation of, performance of or any other matter related to any interest rate used in this Agreement (including, without limitation, the Alternate Base Rate, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR) or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, or have the same value or economic equivalence of as the existing interest rate (or any component thereof) being replaced or have the same volume or liquidity as did any existing interest rate (or any component thereof) prior to its discontinuance or unavailability. ~~The~~ Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate (or component thereof) used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. ~~The~~ Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.7 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

ARTICLE 2. REVOLVING CREDIT AND TERM LOANS.

2.1 ~~Commitment~~Commitments.

(a) Revolving Commitments. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3), each Revolving Credit Lender severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Elected Commitment ~~Amount~~ or (b) the Aggregate Revolving Credit Exposure exceeding the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.

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(b) Term Commitments. Subject to the terms and conditions set forth herein (including, without limitation, Section 2.13) and in the applicable Term Loan Amendment, each Term Lender with a Term Commitment as set forth in such applicable Term Loan Amendment severally agrees to make a Term Loan to Borrower in an aggregate principal amount that will not result in the amount of the Term Loan made by such Term Lender hereunder exceeding such Term Lender’s Term Commitment. Subject to the foregoing limitations and the other provisions of this Agreement, once borrowed, Borrower may not reborrow any portion of the Term Loans that has been repaid or prepaid, whether in whole or in part. Upon any funding of any Term Loan hereunder by any Term Lender, such Term Lender’s Term Commitment shall terminate immediately and without further action. Notwithstanding anything to the contrary herein, the Term Commitments that are funded on any Term Loan Facility Closing Date shall be terminated upon such funding and, if the Aggregate Term Commitments as of such Term Loan Facility Closing Date are not drawn on such Term Loan Facility Closing Date, any Term Commitments in respect of the undrawn amount shall automatically be terminated.

2.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a) Borrower hereby unconditionally promises to pay to Administrative Agent for the account of each ~~Revolving Credit~~ Lender the then unpaid principal amount of each ~~Revolving Credit~~ Advance (plus all accrued and unpaid interest) of such ~~Revolving Credit~~ Lender to Borrower on the ~~Revolving Credit~~Applicable Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each ~~Revolving Credit~~ Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(b) Each ~~Revolving Credit~~ Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to the appropriate lending office of such ~~Revolving Credit~~ Lender resulting from each ~~Revolving Credit~~ Advance made by such lending office of such ~~Revolving Credit~~ Lender from time to time, including the amounts of principal and interest payable thereon and paid to such ~~Revolving Credit~~ Lender from time to time under this Agreement.

(c) The Register shall be maintained pursuant to Section 13.7(g), and a subaccount therein for each ~~Revolving Credit~~ Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each ~~Revolving Credit~~ Advance made hereunder, the type thereof and each Interest Period applicable to any SOFR Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each ~~Revolving Credit~~ Lender hereunder in respect of the ~~Revolving Credit~~ Advances and (iii) both the amount of any sum received by Administrative Agent hereunder from Borrower in respect of the ~~Revolving Credit~~ Advances and each ~~Revolving Credit~~ Lender’s share thereof.

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(d) The entries made in the Register maintained pursuant to paragraph (c) of this Section 2.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of any ~~Revolving Credit~~ Lender or Administrative Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay the ~~Revolving Credit~~ Advances (and all other amounts owing with respect thereto) made to Borrower by the ~~Revolving Credit~~ Lenders in accordance with the terms of this Agreement.

(e) Borrower agrees that, upon written request to Administrative Agent by any Revolving Credit Lender or Term Lender, as applicable, Borrower will execute and deliver, to such Revolving Credit Lender or Term Lender, as applicable, at Borrower’s own expense, a Revolving Credit Note or a Term Loan Note, as applicable, evidencing the outstanding Revolving Credit Advances or Term Loans, as applicable, owing to such Revolving Credit Lender or Term Lender, as applicable, with appropriate insertions as to date and principal amount.

2.3 Requests for Advances and for Continuations and Conversions of Advances. Borrower may request an Advance ~~of the Revolving Credit~~, a continuation of any ~~Revolving Credit~~ Advance ~~in~~as the same ~~type~~Type of Advance or to convert any ~~Revolving Credit~~ Advance to any other ~~type of Revolving Credit~~Type of Advance only by delivery to Administrative Agent of a Request for ~~Revolving Credit~~ Advance executed by a Responsible Officer for Borrower, subject to the following:

(a) each such Request for ~~Revolving Credit~~ Advance shall set forth the information required on the Request for ~~Revolving Credit~~ Advance, including without limitation:

(i) the proposed date of such ~~Revolving Credit~~ Advance (or the continuation or conversion date of an outstanding ~~Revolving Credit~~ Advance), which must be a Business Day;

(ii) whether such Advance is a new Revolving Credit Advance or Term Loan or a continuation or conversion of an outstanding ~~Revolving Credit~~ Advance;

(iii) whether such ~~Revolving Credit~~ Advance is to be an ABR Advance or a SOFR Advance, and, except in the case of an ABR Advance, the first Interest Period applicable thereto; and

(iv) ~~solely with respect to any Request for Revolving Credit Advance not delivered to Administrative Agent by 12:00 p.m. (New York time) two (2) Business Days prior to the proposed date of the Revolving Credit Advance (but not, for avoidance of doubt~~other than in respect of any continuation or conversion of ~~Revolving Credit~~ Advances~~)~~, the Consolidated Cash Balance (without regard to the requested ~~Revolving Credit~~ Advance) and the pro forma Consolidated Cash Balance (giving effect to the requested ~~Revolving Credit~~ Advance and any other transactions occurring prior to, or substantially simultaneously with, such Advance);

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(b) each such Request for ~~Revolving Credit~~ Advance (including without limitation any request for Advances to be made on the Effective Date) shall be delivered to Administrative Agent by 12:00 p.m. (New York time) three (3) U.S. Government Securities Business Days prior to the proposed date of the ~~Revolving Credit~~ Advance, except in the case of an ABR Advance, for which the Request for ~~Revolving Credit~~ Advance must be delivered by 12:00 p.m. (New York time) one (1) Business Day prior to the proposed date for such ~~Revolving Credit~~ Advance;

(c) on the proposed date of the borrowing of such ~~Revolving Credit~~ Advance, after giving effect to all ~~borrowings~~Borrowings and repayments on such date, (i) the Aggregate Revolving Credit ~~Exposure~~Exposures shall not exceed the aggregate Revolving Credit ~~Aggregate Commitment~~Elected Commitments then in effect, and (ii) the aggregate amount of such Term Loan shall not exceed the Term Commitments with respect to such Term Loan;

(d) in the case of an ABR Advance, the principal amount of the initial funding of such Advance, as opposed to any continuation or conversion thereof, shall be at least $1,000,000 or the remainder available under the Revolving Credit Aggregate Commitment if less than $1,000,000;

(e) in the case of a SOFR Advance, the principal amount of such Advance, plus the amount of any other outstanding ~~Revolving Credit~~ Advance to be then combined therewith having the same Interest Period, if any, shall be at least $1,500,000 (or a larger integral multiple of $100,000) or the remainder available under the Revolving Credit Aggregate Commitment if less than $1,500,000 and at any one time there shall not be in effect more than ten (10) different Interest Periods; and

(f) each such Request for ~~Revolving Credit~~ Advance, once delivered to Administrative Agent, shall not be revocable by Borrower and shall constitute a certification by Borrower that, as of the date of borrowing of the requested Advance, (i) each of the conditions set forth in Section 5.2 will be satisfied and (ii) with respect to any ~~Revolving Credit~~ Advance made pursuant to Section 2.1 (but not, for avoidance of doubt any continuation or conversion of ~~Revolving Credit~~ Advances), the Consolidated Cash Balance after giving pro forma effect to the requested ~~Revolving Credit~~ Advance and any other transactions occurring prior to, or substantially simultaneously with, such Advance, shall not exceed the Consolidated Cash Balance Threshold; ~~and~~

~~(g) any Revolving Credit Advances to be made on the Effective Date pursuant to a Request for Revolving Credit Advance shall be ABR Advances;~~

Administrative Agent, acting on behalf of the ~~Revolving Credit~~ Lenders, may also, at its option, lend under this Section 2.3 upon the telephone or email request of a Responsible Officer of Borrower and, in the event Administrative Agent, acting on behalf of the ~~Revolving Credit~~ Lenders, makes any such Advance upon a telephone or email request, a Responsible Officer shall

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fax or send by email to Administrative Agent, on the same day as such telephone or email request, an executed Request for ~~Revolving Credit~~ Advance. Borrower hereby authorizes Administrative Agent to disburse Advances under this Section 2.3 pursuant to the telephone or email instructions of any person purporting to be a Responsible Officer. Notwithstanding the foregoing, Borrower acknowledges that Borrower shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance from a Responsible Officer shall constitute a certification of the matters set forth in Section 5.2.

2.4 Disbursement of Advances.

(a) Upon receiving any Request for ~~Revolving Credit~~ Advance in accordance with the terms of Section 2.3, Administrative Agent shall promptly notify each Revolving Credit Lender or Term Lender, as applicable, by wire, ~~telex~~email or telephone (confirmed by wire, telecopy or ~~telex~~email) of the amount of such Advance being requested and the date such Advance is to be made by each Revolving Credit Lender or Term Lender, as applicable, in an amount equal to its ~~Revolving Credit~~Applicable Commitment Percentage of such Advance. Unless such ~~Revolving Credit~~ Lender’s commitment to make ~~Revolving Credit~~ Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such ~~Revolving Credit~~ Lender shall make available the amount of its ~~Revolving Credit~~Applicable Commitment Percentage of each ~~Revolving Credit~~ Advance in immediately available funds ~~by 1:00 p.m~~at the Principal Office by 2:00 p.m. (New York time) on the date of such ~~Revolving Credit~~ Advance ~~to the account of Administrative Agent most recently designated by it for such purpose by notice to the Lenders~~.

(b) Subject to receipt by ~~the~~ Administrative Agent of an executed Request for ~~Revolving Credit~~ Advance from a Responsible Officer, Administrative Agent shall make available to Borrower the aggregate of the amounts so received by it from the ~~Revolving Credit~~ Lenders in like funds and currencies not later than 4:00 p.m. (New York time) on the date of such ~~Revolving Credit~~ Advance, by credit to an account of Borrower maintained with Administrative Agent or to such other account or third party as Borrower may reasonably direct in writing, provided that such direction is timely given.

(c) Unless Administrative Agent shall have been notified by any ~~Revolving Credit~~ Lender prior to the date of any proposed ~~Revolving Credit~~ Advance that such ~~Revolving Credit~~ Lender does not intend to make available to Administrative Agent such ~~Revolving Credit~~ Lender’s ~~Revolving Credit~~Applicable Commitment Percentage of such Advance, Administrative Agent may assume that such ~~Revolving Credit~~ Lender has made such amount available to Administrative Agent on such date, as aforesaid. Administrative Agent may, but shall not be obligated to, make available to Borrower the amount of such payment in reliance on such assumption. If such amount is not in fact made available to Administrative Agent by such ~~Revolving Credit~~ Lender, as aforesaid, Administrative Agent shall be entitled to recover such amount on demand from such ~~Revolving Credit~~ Lender. If such ~~Revolving Credit~~ Lender does not pay such amount forthwith upon Administrative Agent’s demand therefor and Administrative Agent has in fact made a corresponding amount available to Borrower, Administrative Agent shall promptly notify Borrower and Borrower shall pay such amount to Administrative Agent, if such notice is delivered to Borrower prior to 1:00 p.m. (New York time) on a Business Day, on the day

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such notice is received, and otherwise on the next Business Day, and such amount paid by Borrower shall be applied as a prepayment of the applicable Facility (in the case of the Revolving Credit ~~(~~, without any corresponding reduction in the aggregate Revolving Credit ~~Aggregate Commitment~~Elected Commitments), reimbursing Administrative Agent for having funded said amounts on behalf of such ~~Revolving Credit~~ Lender. Borrower shall retain without prejudice its claim against such ~~Revolving Credit~~ Lender with respect to the amounts repaid by it to Administrative Agent and, if such ~~Revolving Credit~~ Lender subsequently makes such amounts available to Administrative Agent, Administrative Agent shall promptly make such amounts available to Borrower as ~~a Revolving Credit~~an Advance. Administrative Agent shall also be entitled to recover from such ~~Revolving Credit~~ Lender or Borrower, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Administrative Agent to Borrower, to the date such amount is recovered by Administrative Agent, at a rate per annum equal to:

(i) in the case of such ~~Revolving Credit~~ Lender, ~~for~~ the ~~first two (2) Business Days such amount remains unpaid,~~greater of the Federal Funds Effective Rate~~,~~ and ~~thereafter, at the rate of interest then applicable to such Revolving Credit Advance~~a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation ; and

(ii) in the case of Borrower, the rate of interest then applicable to such ~~Advance of the~~ Revolving Credit Advance or Term Loan, as applicable.

Until such ~~Revolving Credit~~ Lender has paid Administrative Agent such amount, such ~~Revolving Credit~~ Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever. The obligation of any ~~Revolving Credit~~ Lender to make any ~~Revolving Credit~~ Advance hereunder shall not be affected by the failure of any other ~~Revolving Credit~~ Lender to make any Advance hereunder, and no ~~Revolving Credit~~ Lender shall have any liability to Borrower, the Parent or any of its Subsidiaries, Administrative Agent, any other ~~Revolving Credit~~ Lender, or any other party for another ~~Revolving Credit~~ Lender’s failure to make any loan or Advance hereunder.

2.5 [Intentionally Omitted].

2.6 Interest Payments; Default Interest.

(a) Interest on the unpaid balance of all ABR Advances ~~of the Revolving Credit~~ from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Alternate Base Rate plus the Applicable Margin, and shall be payable in immediately available funds quarterly in arrears on the last day of each March, June, September and December. Whenever any payment under this Section 2.6(a) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest accruing at the Alternate Base Rate shall be computed on the basis of a 365 or 366, as the case may be, day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Alternate Base Rate on the date of such change in the Alternate Base Rate.

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(b) Interest on each SOFR Advance ~~of the Revolving Credit~~ shall accrue at the Adjusted Term SOFR Rate plus the Applicable Margin and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto (and, if any Interest Period shall exceed three months, then on the last Business Day of the third month of such Interest Period, and at three month intervals thereafter). Interest accruing at the Adjusted Term SOFR Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to but not including the last day thereof.

(c) [Intentionally Omitted].

(d) Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Advance continued or converted pursuant to Section 2.3 shall be due and payable in full on the date such ~~Revolving Credit~~ Advance is continued, refunded or converted.

(e) In the case of any Event of Default under Section 9.1(j), immediately upon the occurrence thereof (and for so long as such Event of Default is continuing), and in the case of any other Event of Default (and for so long as such Event of Default is continuing), immediately upon receipt by Administrative Agent of notice from the Majority Lenders (with a copy to Borrower), interest shall be payable on demand on all ~~Revolving Credit~~ Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus two percent (2%).

2.7 Optional Prepayments.

(a) (i) Borrower may prepay all or part of the outstanding principal of any ABR Advance(s) of ~~the Revolving Credit~~any Facility at any time (subject to ~~not less than~~providing a prepayment notice to Administrative Agent by 1:00 p.m. (New York time) at least one (1) Business Day prior ~~notice to Administrative Agent~~to the date of prepayment of ABR Advances), provided that, after giving effect to any partial prepayment, the aggregate balance of ABR Advance(s) ~~of the Revolving Credit~~ remaining outstanding shall be at least $250,000 and (ii) subject to Section 2.10(e), Borrower may prepay all or part of the outstanding principal of any SOFR Advance of ~~the Revolving Credit~~any Facility at any time (subject to ~~not less than three (3) Business Days’ prior~~providing a prepayment notice to Administrative Agent by 1:00 p.m. (New York time) at least three (3) U.S. Government Securities Business Days prior to the date of prepayment of SOFR Advances), provided that, after giving effect to any partial prepayment, the unpaid portion of any SOFR Advance ~~of the Revolving Credit~~ which is to be continued or converted under Section 2.3 shall be at least $250,000.

(b) Each partial prepayment of the outstanding principal of any ABR Advance(s) or SOFR Advance(s) shall be in an amount that would be permitted in the case of a borrowing of an ABR Advance or SOFR Advance, as applicable, pursuant to Section 2.3.

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(c) Any prepayment of an ABR Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 11.1, but otherwise without premium or penalty.

(d) Any notice of prepayment pursuant to this Section 2.7 shall be in the form attached hereto as Exhibit G or such other form reasonably acceptable to ~~the~~ Administrative Agent.

(e) All prepayment notices shall be irrevocable; provided that, any such prepayment notice may be revoked by the Borrower by notice given to the Administrative Agent (which notice may be given by email or telephone (and, if by telephone, confirmed by email) prior to the applicable payment deadline on the date on which the proposed prepayment is to be made. Subject to the immediately preceding sentence, the principal amount of the Advances for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 11.3(a), if the Borrower prepays an Advance but fails to specify the applicable Advance which the Borrower is prepaying, the prepayment shall be applied first to ABR Revolving Credit Advances, then to SOFR Revolving Credit Advances, then to ABR Term Loans, then to SOFR Term Loans. Any prepayment hereunder shall be subject to Section 11.1.

(f) The Borrower may repay Revolving Credit Advances under this Section 2.7 without having to ratably repay Term Loans and, subject to Section 2.7(g), may repay Term Loans without having to ratably repay Revolving Credit Advances; provided that any optional prepayments of Revolving Credit Advances must be repaid ratably among Revolving Credit Lenders and any optional prepayments of Term Loans must be repaid ratably among the Term Lenders.

(g) Notwithstanding anything to the contrary contained in this Section 2.7, Borrower may not prepay any Term Loans under this Section 2.7 unless after giving effect to such payment, each of the Specified Conditions is satisfied on a pro forma basis and, any such amounts that would otherwise have been paid in respect of Term Loans (but for this Section 2.7(g)) shall instead be applied as prepayments of Revolving Advances.

2.8 ABR Advance in Absence of Election or Upon Default. If, (a) as to any outstanding SOFR Advance ~~of the Revolving Credit~~, Administrative Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for ~~Revolving Credit~~ Advance meeting the requirements of Section 2.3 with respect to the continuation, refunding or conversion of such Advance, or (b) if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any SOFR Advance which has not been prepaid shall, absent a contrary election of the Majority Lenders, be converted automatically to an ABR Advance and Administrative Agent shall thereafter promptly notify Borrower of said action. All accrued and unpaid interest on any Advance converted to an ABR Advance under this Section 2.8 shall be due and payable in full on the date such Advance is converted.

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2.9 Commitment Fees. Except as otherwise provided in Section 10.4(c), from the Effective Date to the Revolving Credit Maturity Date, Borrower shall pay to Administrative Agent for distribution to the Revolving Credit Lenders pro-rata in accordance with their respective Revolving Credit Percentages, a Commitment Fee in arrears on the last day of each March, June, September and December (in respect of the prior three months or any portion thereof) and on the Revolving Credit Maturity Date. The Commitment Fee payable to each Revolving Credit Lender shall be determined by multiplying the Applicable Fee Percentage times such Lender’s Revolving Credit Percentage of the average daily amount of the Unused Revolving Credit Availability. The Commitment Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Commitment Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Administrative Agent shall make prompt payment to each Revolving Credit Lender of its share of the Commitment Fee based upon its respective Revolving Credit Percentage. It is expressly understood that the Commitment Fee described in this Section is not refundable.

2.10 Mandatory Prepayment of Advances.

(a) If, after giving effect to any termination or reduction of the Maximum Facility Amount, the Revolving Credit Elected Commitments or the Borrowing Base, as the case may be, pursuant to Section 2.11, the Aggregate Revolving Credit Exposure exceeds the Revolving Credit Aggregate Commitment, then Borrower shall immediately (and in any event on the Business Day of such termination or reduction) prepay, subject to any funding indemnification amounts required by Section 11.1, the principal amount of the Advances to the extent necessary to eliminate such excess.

(b) If at any time and for any reason a Borrowing Base Deficiency exists, then Borrower shall comply with Section 4.6.

(c) Subject to clauses (e) and (f) below, no later than the second Business Day following receipt by (w) any Credit Party of Net Cash Proceeds from the issuance of any Equity Interests by any Credit Party in an amount in excess of $~~5,000,000~~25,000,000 (other than Equity Interests issued (A) under any stock option or employee incentive plans or (B) to a Credit Party), (x) any Credit Party of Net Cash Proceeds of any Debt issuance in excess of $~~5,000,000~~25,000,000 under Section 8.1(~~s~~t), (y) any Credit Party of Net Cash Proceeds of any Senior Notes issuance (other than a Permitted Refinancing that extends, refinances, renews, replaces, repurchases, defeases or refunds outstanding Senior Notes) or (z) any Credit Party of Net Cash Proceeds from the Disposition of Borrowing Base Properties pursuant to Section 8.4(k), Borrower shall ~~prepay the Revolving Credit by~~use an amount equal to 100% of such Net Cash Proceeds, but with respect to clauses (w), (x) and (z) above, only to the extent that the Aggregate Credit Exposure exceeds the Revolving Credit Aggregate Commitment~~;~~ , as follows:

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(I)

if no Term Loans are then outstanding, (1) to prepay the Revolving Credit Borrowings in an aggregate amount equal to the required prepayment amount, and (2) to the extent that any of such Net Cash Proceeds remain after such prepayment of the Revolving Credit Borrowings then outstanding, a portion of such prepayment equivalent to the undrawn amount of any outstanding Letters of Credit shall be held by Administrative Agent as cash collateral for the Reimbursement Obligations; and

(II)	if there are any Term Loans and any Revolving Credit Borrowings and/or Reimbursement Obligations then outstanding, then, at the Borrower’s election, either:

(A) (1) to prepay Revolving Credit Borrowings in an aggregate amount equal to the required prepayment amount, (2) to the extent that any of such Net Cash Proceeds remain after such prepayment of the Revolving Credit Borrowings then outstanding, to prepay the Term Loans then outstanding in an aggregate amount equal to the required prepayment amount, and (3) to the extent any of such Net Cash Proceeds remain after such prepayment of the Revolving Credit Borrowings and Term Loans then outstanding, a portion of such prepayment equivalent to the undrawn amount of any outstanding Letters of Credit shall be held by Administrative Agent as cash collateral for the Reimbursement Obligations, or

(B) (1) to prepay the Revolving Credit Borrowings and the Term Loans, on a pro rata basis, in proportion to the Aggregate Revolving Credit Exposure and the Aggregate Term Loan Exposure outstanding at such time, in an aggregate amount equal to such required prepayment amount, and (2) to the extent that any of such Net Cash Proceeds remain after such prepayment of the Revolving Credit Borrowings and Term Loans then outstanding, a portion of such prepayment equivalent to the undrawn amount of any outstanding Letters of Credit shall be held by Administrative Agent as cash collateral for the Reimbursement Obligations;

~~(c)~~ provided that, for purposes of clause (z) above and so long as such Disposition of Borrowing Base Properties did not result in an automatic reduction of the Borrowing Base pursuant to Section 8.4(k), Borrower shall not be required to prepay the ~~Revolving Credit~~Facilities in accordance with clause (z) until the fair market value of all Borrowing Base Properties Disposed of (whether pursuant to a Disposition of Equity Interests of any Restricted Subsidiary owning Borrowing Base Properties or otherwise) since the most recent scheduled redetermination of the Borrowing Base is greater than or equal to $~~5,000,000~~25,000,000 in the aggregate.

(d) [~~Intentionally Omitted~~Reserved].

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(e) Subject to Section 10.2, any prepayment required pursuant to this Section 2.10 shall be applied first to outstanding ABR Advances ~~under the Revolving Credit~~ and then to SOFR Advances ~~under the Revolving Credit~~ at the discretion of Borrower. If any amounts remain thereafter, subject to Sections 2.10(c) and 2.10(d), a portion of such prepayment equivalent to the undrawn amount of any outstanding Letters of Credit shall be held by Administrative Agent as cash collateral for the Reimbursement Obligations, with any additional prepayment monies being applied to any Fees, costs or expenses due and outstanding under this Agreement, and with the remainder of such prepayment thereafter being returned to Borrower.

(f) To the extent that, on the date any mandatory prepayment of the ~~Revolving Credit~~ Advances under this Section 2.10 or payment pursuant to the terms of any of the Loan Documents is due, the Advances ~~under the Revolving Credit~~ to be prepaid is being carried, in whole or in part, at the Adjusted Term SOFR Rate and no Default or Event of Default has occurred and is continuing, Borrower may, at Borrower’s election, deposit the amount of such mandatory prepayment in a non-interest bearing cash collateral account to be held by Administrative Agent, for and on behalf of the ~~Revolving Credit~~applicable Lenders, on such terms and conditions as are reasonably acceptable to Administrative Agent and upon such deposit the obligation of Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit and the Term Loans, as applicable, on the last day of each Interest Period attributable to the SOFR Advances, thereby avoiding breakage costs under Section 11.1; provided, however, that if a Default or Event of Default shall have occurred at any time while sums are on deposit in the cash collateral account, Administrative Agent may, in its sole discretion, elect to apply such sums to reduce the principal balance of such SOFR Advances prior to the last day of the applicable Interest Period, and Borrower will be obligated to pay any resulting breakage costs under Section 11.1.

(g) Except as otherwise provided in this Section 2.10, Borrower may repay Revolving Credit Advances under this Section 2.10 without having to ratably repay Term Loans and, subject to Section 2.10(h), may repay Term Loans without having to ratably repay Revolving Credit Advances; provided that any prepayments of Revolving Credit Advances must be repaid ratably among Revolving Credit Lenders and any prepayments of Term Loans must be repaid ratably among the Term Lenders.

(h) Notwithstanding anything to the contrary contained in this Section 2.10, Borrower may not, and shall not be required to, prepay any Term Loans under this Section 2.10 unless after giving effect to such payment, each of the Specified Conditions is satisfied on a pro forma basis and, a portion of any such amounts that would otherwise have been paid in respect of Term Loans (but for this Section 2.10(h)) shall instead be applied as prepayments of Revolving Advances.

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2.11 Optional Reduction or Termination of Revolving Credit Commitments. Borrower may, upon at least three (3) Business Days’ prior written notice to Administrative Agent, at any time terminate, or from time to time permanently reduce, the Maximum Facility Amount, the Revolving Credit Elected Commitments or the Borrowing Base in whole or in part, without premium or penalty, provided that: (i) each partial reduction of the Maximum Facility Amount, the Revolving Credit Elected Commitments or the Borrowing Base, as applicable, shall be in an aggregate amount equal to at least One Million Dollars ($1,000,000); (ii) Borrower shall prepay in accordance with the terms hereof the amount, if any, by which the Aggregate Revolving Credit Exposure exceeds ~~either~~any or ~~both~~all of (A) the Maximum Facility Amount, (B) the Revolving Credit Elected Commitments, and/or (~~B~~C) the Borrowing Base, in each case after such reduction, together with interest thereon to the date of prepayment; and (iii) no reduction shall reduce the Maximum Facility Amount, the Revolving Credit Elected Commitments or the Borrowing Base to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; provided, however that if the termination or reduction of the Maximum Facility Amount, the Revolving Credit Elected Commitments or the Borrowing Base requires the prepayment of a SOFR Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such SOFR Advance, then Borrower shall compensate the Revolving Credit Lenders in accordance with Section 11.1 or, so long as no Default or Event of Default has occurred and is continuing, Borrower may deposit the amount of such prepayment in a non-interest bearing cash collateral account as provided in Section 2.10(f). Any reductions of the Maximum Facility Amount, the Revolving Credit Elected Commitments or the Borrowing Base pursuant to this Section 2.11 shall be permanent and irrevocable; provided that a notice of termination of the Revolving Credit Elected Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a specified transaction, in which case notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of such termination) if such condition is not satisfied. Any payments made pursuant to this Section shall be applied first to outstanding ABR Advances under the Revolving Credit and then to SOFR Advances of the Revolving Credit.

2.12 Use of Proceeds of Advances. Advances shall be used for acquisition financing and general corporate purposes, including capital expenditures, development and operational activities, ongoing working capital, and payment of fees and expenses incurred in connection with this Agreement and the other Loan Documents.

2.13 Term Loan Facility.

(a) Term Commitments. Borrower may at any time or from time to time after the Fifth Amendment Effective Date, by written notice to Administrative Agent and any one or more Lenders (a “Term Loan Request”), request the establishment of one or more new commitments to make Term Loans which may be in the same Term Loan Facility as any outstanding Term Loans of an existing Class of Term Loans (a “Term Loan Increase”) or a new Class of Term Loans (collectively with any Term Loan Increase, the “Term Commitments” and after advancing any Term Loan, each reference to a Term Lender’s Term Commitment shall refer to such Term Lender’s Applicable Term Commitment Percentage); provided that on the Term Loan Facility Closing Date for such Term Commitments, after giving effect to the effectiveness of the Term Loan Facility Closing Date and the funding of any Term Loans under any such new Term Commitments, the Aggregate Term Loan Exposures shall not exceed the least of the following: (i) the amount equal to the Borrowing Base then in effect minus the aggregate Revolving Credit Elected

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Commitments then in effect, (ii) the amount equal to the aggregate Revolving Credit Elected Commitments then in effect, and (iii) an amount equal to thirty-three and one-third percent (33-1/3%) of the aggregate principal amount of all Pari Passu Obligations (after giving effect to the making of any Terms Loans on such Term Loan Facility Closing Date); provided further that, for the avoidance of doubt, the incurrence by the Borrower of any Term Loan shall not affect each Revolving Credit Lender’s obligation to fund its Revolving Credit Elected Commitments.

(b) Term Loans. Any Term Commitments effected through the establishment of one or more new Term Loans made on a Term Loan Facility Closing Date shall be designated for all purposes of this Agreement as either (x) a new Class of Term Commitments or (y) an increase to an existing Class of Term Loans. On any Term Loan Facility Closing Date on which any Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.13, (i) each Term Lender of such Class shall make a Term Loan to the Borrower in an amount equal to its Term Commitment of such Class and (ii) each Term Lender of such Class shall become a Lender hereunder with respect to the Term Commitment of such Class and the Term Loans of such Class made pursuant thereto. Notwithstanding the foregoing, any Term Loans may be treated as part of the same Class as any other Term Loans if such Term Loans are fungible for United States federal income tax purposes with such other Term Loans.

(c) Term Loan Request. Each Term Loan Request from Borrower pursuant to this Section 2.13 shall set forth the requested amount and proposed terms of the relevant Term Loans. Any Lender who receives a Term Loan Request that has not communicated its desire to provide any such new Term Commitments in writing to Administrative Agent and Borrower within ten (10) Business Days after the date of such Term Loan Request shall be deemed to have declined to participate in providing Term Commitments in respect of such Term Loan Request. It is understood that final allocations of the Term Commitments in respect of each Term Loan Request shall be made at Borrower’s election in consultation with Administrative Agent. Term Loans may be made only by one or more Lenders that are already Lenders hereunder at the time such Term Loan Request is made (but no existing Lender will have an obligation to make any Term Commitment) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Term Lender”); provided that (i) Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to the identity of the Additional Term Lender that is making such Term Loans or providing such Term Commitments to the extent such consent, if any, would be required under Section 13.7 for an assignment of Loans to such Additional Term Lender, (ii) any Additional Term Lender at the time such Term Loans are made or such Term Commitments are provided shall be a commercial bank or other financial institution that is then actively engaged in oil and gas reserve-based lending governed by a borrowing base in the ordinary course of its business, and the applicable Term Loan Amendment shall contain a representation by such Additional Term Lender confirming the foregoing as set forth in this clause (ii), and (iii) no Additional Term Lender shall be Borrower, an Affiliate of Borrower or a natural person.

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(d) Effectiveness of Term Loan Amendment. The effectiveness of any Term Loan Amendment, and the Term Commitments and funding of Term Loans thereunder, shall be subject to the satisfaction on the date thereof (the “Term Loan Facility Closing Date”) of each of the following conditions:

(i) no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to such Term Commitments and the funding of Term Loans thereunder;

(ii) after giving effect to such Term Commitments, and as a condition to funding the Term Loans thereunder, the conditions of Section 5.2 shall be satisfied (it being understood that all references to “such date” or similar language in such Section 5.2 shall be deemed to refer to the effective date of such Term Loan Amendment);

(iii) on a pro forma basis after giving effect to the making of such Term Loans and the use of proceeds thereof, (A) the Total Net Secured Leverage Ratio shall not exceed 2.00 to 1.00 and (B) the Borrower shall have Unused Revolving Credit Availability of at least twenty percent (20)% of the Revolving Credit Aggregate Commitment;

(iv) the aggregate Term Commitments with respect to such Class of Term Loans shall be in an aggregate principal amount that is not less than $25,000,000 unless Administrative Agent otherwise consents;

(v) to the extent reasonably requested by Administrative Agent, Administrative Agent shall have received (A) customary legal opinions addressed to Administrative Agent and the Lenders, board resolutions and officers’ certificates and (B) reaffirmation agreements and/or such amendments to the Collateral Documents (including modifications to any mortgages), as may be reasonably requested by Administrative Agent in order to ensure that the enforceability of the Collateral Documents and the perfection and priority of the Liens thereunder are preserved and maintained; and

(vi) (A) the Term Loan Amendment shall be in form and substance acceptable to Administrative Agent, contain each of the required terms set forth in Section 2.13(e) and shall otherwise comply with this Section 2.09, and shall contain a representation by each Term Lender providing such Term Commitments that such Term Lender has no present intention to assign or sell participations in its Term Loans, (B) the execution of the Term Loan Amendment by Borrower, each Term Lender providing such Term Commitments and Administrative Agent, and (C) such other conditions as Borrower and each Term Lender providing such Term Commitments shall agree.

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(e) Required Terms. The terms, provisions and documentation of the Term Loans and Term Commitments of any Class shall be as agreed between the Borrower and the applicable Term Lenders providing such Term Commitments. In any event, the Term Loans:

(i) shall rank pari passu in right of payment and of security with the Revolving Advances and any other Term Loans;

(ii) shall not mature earlier than the Revolving Credit Maturity Date at the time of incurrence of such Term Loans and no scheduled principal or amortization payments shall be required in respect of such Term Loans, except to the extent such payments would not cause the Weighted Average Life to Maturity of such Term Loans at any time to be shorter than fifty percent (50%) of the number of years remaining until the Revolving Credit Maturity Date in effect; provided that, at no time shall there be Term Loans hereunder which have more than three different maturity dates unless Administrative Agent otherwise consents to more than three different maturity dates;

(iii) shall have an applicable rate, fees, premiums and, subject to Sections 2.13(e)(ii) and 2.13(e)(vi), amortization determined by Borrower and the applicable Term Lenders;

(iv) except as provided in Section 2.13(e)(iii) above, shall have mandatory prepayments, representations and warranties, covenants and events of default that are, taken as a whole, the same as, or no more restrictive on the Credit Parties (as determined by Administrative Agent in its reasonable discretion) than, those set forth in this Agreement prior to the applicable Term Loan Facility Closing Date unless any more restrictive mandatory prepayments, representations and warranties, covenants and events of default, taken as a whole, are incorporated into this Agreement on the applicable Term Loan Facility Closing Date;

(v) may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Term Loan Amendment; and

(vi) shall provide that any mandatory principal prepayments or principal amortization payments (other than principal due at maturity or upon acceleration) in respect of such Term Loans shall only be required if each of the Specified Conditions is satisfied on a pro forma basis after giving effect to such payments.

(f) Term Loan Amendment.

(i) Term Commitments shall become Commitments under this Agreement pursuant to an amendment (a “Term Loan Amendment”) to this Agreement in compliance with this Section 2.13 and executed by Borrower, each Term Lender providing such Term Commitments and Administrative Agent. Any corresponding amendments to the other Loan Documents necessary or appropriate in connection with and in compliance with this Section 2.13 shall be effective once executed by Borrower and Administrative Agent (without the consent of any Lender). The Term Loan Amendment may, without the consent of any other

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Lender, effect such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.13 (including introducing additional or tightening existing mandatory prepayments, representations and warranties, covenants or events of default for the benefit of all Lenders). Borrower will use the proceeds of the Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Term Loans unless it so agrees.

(ii) The Lenders hereby irrevocably authorize Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Credit Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or commitments made or established pursuant to this Section 2.13 and such technical amendments as may be necessary or appropriate in the reasonable opinion of Administrative Agent and Borrower in connection with the establishment of such new tranches or sub-tranches, in each case, on terms consistent with this Section 2.13, including any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary to enable any Term Loans to be fungible for United States federal income tax purposes with another Class of Term Loans, which shall include any amendments that do not reduce the ratable amortization received by each Lender thereunder.

(iii) Upon the effectiveness of such Term Loan Amendment, this Agreement may be amended by Administrative Agent (without the consent of any other party hereto) by adding a new Annex hereto or amending an existing Annex hereto to reflect the Term Commitment of each Term Lender party thereto and any resulting changes in the Lenders’ Applicable Term Commitment Percentages.

(g) This Section 2.13 shall supersede any provisions in Section 10.1 or Section 13.9 to the contrary.

2.14 Extension of Term Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Term Loan Extension Offer”) made from time to time by Borrower to all Lenders of a Class of Term Loans with the same Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans of such Class with the same Maturity Date) and on the same terms to each such Term Lender, Borrower may from time to time, with the consent of any Term Lender that shall have accepted such Term Loan Extension Offer, extend the Maturity Date of the Term Loans of each such Term Lender and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Term Loan Extension Offer (including, without limitation, by increasing the interest rate, premiums or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Term Loans) (each, a “Term Loan Extension” and any Term Loans extended thereby, a “Term Loan Extension Series”), so long as the following terms are satisfied:

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(i) no Default or Event of Default shall exist at the time the notice in respect of a Term Loan Extension Offer is delivered to the Term Lenders, and no Default or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Term Loans;

(ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to Sections 2.14(a)(iii), 2.14(a)(iv) and 2.14(a)(v), be determined by Borrower and set forth in the relevant Term Loan Extension Offer), the Term Loans of any Term Lender that agrees to a Term Loan Extension with respect to such Term Loans (each, an “Extending Term Lender”) extended pursuant to any Term Loan Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Term Loan Extension Offer;

(iii) the final maturity date of any Extended Term Loans shall be no earlier than the Revolving Credit Maturity Date at such time and at no time shall the Term Loans (including Extended Term Loans) have more than three different maturity dates unless Administrative Agent otherwise consents to more than three different maturity dates;

(iv) the terms for such Extended Term Loans shall provide that any mandatory prepayments or amortization payments in respect of such Extended Term Loans shall only be required if each of the Specified Conditions is satisfied on a pro forma basis after giving effect to such payments;

(v) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, as specified in the applicable Term Loan Extension Offer;

(vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Term Loan Extension Offer shall exceed the maximum aggregate principal amount of Term Loans (calculated on the face amount thereof) offered to be extended by the Borrower pursuant to such Term Loan Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Term Loan Extension Offer;

(vii) any applicable Minimum Extension Condition shall be satisfied unless waived by Borrower; and

(viii) all documentation in respect of such Term Loan Extension shall be consistent with the foregoing and acceptable to the Administrative Agent.

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(b) With respect to all Term Loan Extensions consummated by the Borrower pursuant to this Section 2.14, (i) such Term Loan Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.7 or Section 2.10 and (ii) no Term Loan Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Term Loan Extension that a minimum amount of Term Loans of any or all applicable Classes be extended. The Administrative Agent and the Lenders hereby consent to the Term Loan Extensions and the other transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Term Loan Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 10.1 or any other pro rata payment section) or any other Credit Party that may otherwise prohibit or restrict any such Term Loan Extension or any other transaction contemplated by this Section 2.14.

(c) Each of the parties hereto hereby (i) agrees that this Agreement and the other Loan Documents may be amended to give effect to each Term Loan Extension (an “Extension Amendment”), without the consent of any Lenders other than Extending Term Lenders, to the extent (but only to the extent) necessary to (A) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (B) modify any scheduled repayments set forth in Section 2.2 with respect to any Class of Term Loans subject to a Term Loan Extension to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Term Loan Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans as may be required pursuant to Section 2.2), (C) modify the prepayments set forth in Sections 2.7 and 2.10 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto and (D) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.14 (it being agreed and understood that any such amendment may introduce additional or tighten existing mandatory prepayments, representations and warranties, covenants or events of default for the benefit of all Lenders), and Lenders hereby expressly and irrevocably, for the benefit of all parties hereto, authorize Administrative Agent to enter into any such Extension Amendment and (ii) consent to the transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of interest, fees or premiums in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Amendment). Without limiting the foregoing, in connection with any Term Loan Extension, the respective Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any mortgage that has a maturity date prior to the then Latest Maturity Date at such time so that such maturity date is extended to the Latest Maturity Date at such time after giving effect to such Term Loan Extension (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Term Loan Extension, the Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case, acting reasonably to accomplish the purposes of this Section 2.14.

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(e) This Section 2.14 shall supersede any provisions in Section 10.1 or Section 13.9 to the contrary.

ARTICLE 3. LETTERS OF CREDIT.

3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, each Issuing Lender may through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of Borrower accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as such Issuing Lender may reasonably require, issue Letters of Credit in Dollars for the account of Borrower, in an aggregate amount (a) for all Letters of Credit issued by such Issuing Lender at any one time outstanding not to exceed such Issuing Lender’s Letter of Credit Commitment and (b) for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of Ten Thousand Dollars ($10,000) (or such lesser amount as may be agreed to by such Issuing Lender) and each Letter of Credit (including any extension thereof) shall expire not later than the first to occur of (i) twelve (12) months after the date of issuance thereof and (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof; provided, however, in connection with the request for the initial issuance of a Letter of Credit, Borrower may request that the Letter of Credit will be automatically extended for similar successive periods of time unless and until Borrower provides a notice no later than 10 days prior to its expiration to the applicable Issuing Lender that the Letter of Credit should not be extended. Notwithstanding anything to the contrary contained herein, no Letter of Credit shall be extended for a similar successive period of time if its expiration is later than ten (10) Business Days before the Revolving Credit Maturity Date. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to such industry rules and governing laws as are acceptable to the applicable Issuing Lender. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.

3.2 Conditions to Issuance. No Letter of Credit shall be issued (including the extension of any Letter of Credit previously issued) at the request and for the account of Borrower unless, as of the date of issuance (or extension) of such Letter of Credit:

(a) after giving effect to the Letter of Credit requested, (i) the Letter of Credit Obligations do not exceed the Letter of Credit Maximum Amount; and (ii) the Aggregate Revolving Credit Exposure does not exceed the Revolving Credit Aggregate Commitment;

(b) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of date of the issuance of such Letter of Credit (both before and immediately after the issuance of such Letter of Credit), other than any representation or warranty that expressly speaks only as of a different date;

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(c) there is no Default or Event of Default in existence, and none will exist upon the issuance of such Letter of Credit;

(d) Borrower shall have delivered to the applicable Issuing Lender at its Issuing Office, ~~not less than~~no later than 12:00 p.m. (New York time) at least three (3) Business Days prior to the requested date for issuance (or such shorter time as the applicable Issuing Lender, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be reasonably required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to the applicable Issuing Lender;

(e) concurrently with the delivery to the applicable Issuing Lender of the Letter of Credit Agreement pursuant to clause (d) above, Borrower shall have delivered to ~~the~~ Administrative Agent notice of the request for such Letter of Credit in the form attached hereto as Exhibit F or in such other form reasonably acceptable to ~~the~~ Administrative Agent, together with a copy of the Letter of Credit Agreement delivered to the applicable Issuing Lender in respect of such Letter of Credit;

(f) no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the applicable Issuing Lender from issuing the Letter of Credit requested, or any Revolving Credit Lender from taking its participation interest therein in accordance with the terms of Section 3.6, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit the applicable Issuing Lender from issuing, or any Revolving Credit Lender from acquiring a participation in, the Letter of Credit requested or letters of credit generally;

(g) after the Effective Date, there shall have been (i) no introduction of or change in the interpretation of any law or regulation, (ii) no declaration of a general banking moratorium by banking authorities in the United States, Texas or the respective jurisdictions in which the Revolving Credit Lenders, Borrower and the beneficiary of the requested Letter of Credit are located, and (iii) no establishment of any new restrictions by any central bank or other Governmental Authority on transactions involving letters of credit or on banks generally that, in any case described in this clause (f), would make it unlawful for the applicable Issuing Lender to issue or any Revolving Credit Lender to acquire its participation interest in accordance with the terms of Section 3.6 in the requested Letter of Credit or letters of credit generally;

(h) if any Revolving Credit Lender is a Defaulting Lender, the applicable Issuing Lender has entered into arrangements satisfactory to it to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Lender, including creation by such Defaulting Lender of a cash collateral account on terms reasonably satisfactory to Administrative Agent or delivery of other security by such Defaulting Lender to assure payment of such Defaulting Lender’s Revolving Credit Percentage of all outstanding Letter of Credit Obligations; and

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(i) the applicable Issuing Lender shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4.

Each Letter of Credit Agreement submitted to an Issuing Lender pursuant hereto shall constitute the certification by Borrower of the matters set forth in Section 5.2.

3.3 Notice . Each Issuing Lender shall deliver to Administrative Agent, concurrently with or promptly following its issuance of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, Administrative Agent shall give notice to each Revolving Credit Lender of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Lender’s Revolving Credit Percentage thereof.

3.4 Letter of Credit Fees; Increased Costs.

(a) Borrower shall pay letter of credit fees as follows:

(i) A per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Schedule 1.1 to this Agreement) shall be paid to Administrative Agent for distribution to the Revolving Credit Lenders in accordance with their Revolving Credit Percentages.

(ii) A letter of credit facing fee on the face amount of each Letter of Credit shall be paid to the appropriate Issuing Lender for its own account~~,~~ a fronting fee for the issuance of each Letter of Credit equal to (a) 0.20% per annum on the daily maximum amount available to be drawn under each such Letter of Credit or (b) in accordance with the terms of any fee letter or other agreement separately agreed upon between the Borrower and such Issuing Lender.

(b) All payments by Borrower to Administrative Agent for distribution to any Issuing Lender or the Revolving Credit Lenders under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of Administrative Agent as may be designated from time to time by written notice to Borrower by Administrative Agent. The fees described in clauses (a)(i) and (ii) above (i) shall be nonrefundable under all circumstances, (ii) in the case of fees due under clause (a)(i) above, shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Maturity Date and (iii) in the case of fees due under clause (a)(ii) above, shall be payable upon the issuance of such Letter of Credit and quarterly in arrears thereafter and on the Revolving Credit Maturity Date. The fees due under clause (a)(i) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that, unless the applicable Issuing Lender otherwise agrees, any material amendment and any extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.

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(c) If any Change in Law shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, any Issuing Lender or any Revolving Credit Lender or (ii) impose on any Issuing Lender or any Revolving Credit Lender any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to such Issuing Lender or such Revolving Credit Lender of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by such Issuing Lender’s or such Revolving Credit Lender’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by such Issuing Lender or such Revolving Credit Lender, as the case may be, Borrower shall, within thirty (30) days following demand for payment, pay to such Issuing Lender or such Revolving Credit Lender, as the case may be, from time to time as specified by such Issuing Lender or such Revolving Credit Lender, additional amounts which shall be sufficient to compensate such Issuing Lender or such Revolving Credit Lender for such increased cost and expense, provided that if such Issuing Lender or such Revolving Credit Lender could take any reasonable action, without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or expense, it agrees to do so within a reasonable time after becoming aware of the foregoing matters. Each demand for payment under this Section 3.4(c) shall be accompanied by a certificate of the applicable Issuing Lender or the applicable Revolving Credit Lender setting forth the amount of such increased cost or expense incurred by such Issuing Lender or such Revolving Credit Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof.

(d) Notwithstanding anything to the contrary contained in Section 3.4(c), Borrower shall not be required to reimburse or pay any costs or expenses to any Issuing Lender or any Revolving Credit Lender as required by Section 3.4(c) which have accrued more than 180 days prior to such Lender’s giving notice to Borrower that such Lender has suffered or incurred such costs or expenses. None of the Lenders shall be permitted to pass through to Borrower costs and expenses under Section 3.4(c) which are not also passed through by such Lender to other customers of such Lender similarly situated when such customer is subject to documents containing substantively similar provisions as those contained in this Section.

3.5 Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, Borrower shall pay, for the sole account of the applicable Issuing Lender, standard documentation, administration, payment and cancellation charges assessed by such Issuing Lender or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time.

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3.6 Participation Interests in and Drawings and Demands for Payment Under Letters of Credit.

(a) Upon issuance by an Issuing Lender of each Letter of Credit hereunder, each Revolving Credit Lender shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage.

(b) If any Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, Borrower agrees to pay to such Issuing Lender an amount equal to the amount paid by such Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by Administrative Agent relative thereto not later than 1:00 p.m. (New York time), in Dollars, on (i) the Business Day that Borrower received notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (New York time) or (ii) the Business Day immediately following the day that Borrower received such notice, if such notice is received after 11:00 a.m. (New York time).

(c) If any Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but Borrower does not reimburse such Issuing Lender as required under clause (b) above and the Revolving Credit Aggregate Commitment has not been terminated (whether by maturity, acceleration or otherwise), Borrower shall be deemed to have immediately requested that the Revolving Credit Lenders make an ABR Advance of the Revolving Credit (which Advance may be subsequently converted at any time into a SOFR Advance pursuant to Section 2.3) in the principal amount equal to the amount paid by such Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by Administrative Agent relative thereto. Administrative Agent will promptly notify the Revolving Credit Lenders of such deemed request, and each such Lender shall make available to Administrative Agent an amount equal to its pro rata share (based on its Revolving Credit Percentage) of the amount of such Advance.

(d) If any Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but Borrower does not reimburse such Issuing Lender as required under clause (b) above, and (i) the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), or (ii) any reimbursement received by such Issuing Lender from Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, then Administrative Agent shall notify each Revolving Credit Lender, and each Revolving Credit Lender will be obligated to pay Administrative Agent for the account of such Issuing Lender its pro rata share (based on its Revolving Credit Percentage) of the amount paid by such Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by Administrative Agent relative thereto (but no such payment shall diminish the obligations of Borrower hereunder). To the extent that a Revolving Credit Lender fails to make such amount available to Administrative Agent by ~~11:00 a.m~~2:00 p.m. (New York time) on the Business Day next succeeding the date such notice is given, such Revolving Credit Lender

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shall pay interest on such amount in respect of each day from the date such amount was required to be paid, to the date paid to Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate. The failure of any Revolving Credit Lender to make its pro rata portion of any such amount available under to Administrative Agent shall not relieve any other Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Lender shall be responsible for failure of any other Revolving Credit Lender to make such pro rata portion available to Administrative Agent.

(e) In the case of any Advance made under this Section 3.6, each such Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 or Article 5, and, to the extent of the Advance so disbursed, the Reimbursement Obligation of Borrower to Administrative Agent under this Section 3.6 shall be deemed satisfied (unless, in each case, taking into account any such deemed Advances, the Aggregate Revolving Credit Exposure exceeds the then applicable Revolving Credit Aggregate Commitment).

(f) If any Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, ~~Such~~such Issuing Lender shall provide notice thereof to Borrower on the date such draft or demand is honored, and to each Revolving Credit Lender on such date unless Borrower shall have satisfied its reimbursement obligations by payment to Administrative Agent (for the benefit of ~~Such~~such Issuing Lender) as required under this Section 3.6. Each Issuing Lender shall further use reasonable efforts to provide notice to Borrower prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of such Issuing Lender with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of Borrower under this Section 3.6.

(g) Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Lender to issue any Letter of Credit, it being recognized that the Issuing Lenders shall be the sole issuer of Letters of Credit under this Agreement.

(h) In the event that any Revolving Credit Lender becomes a Defaulting Lender, and the reallocation of Fronting Exposure pursuant to Section 10.4 cannot be achieved, each Issuing Lender may, at its option, require that Borrower enter into arrangements satisfactory to such Issuing Lender to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Lender, including creation of a cash collateral account on terms reasonably satisfactory to Administrative Agent or delivery of other security to assure payment of such Defaulting Lender’s Revolving Credit Percentage of all outstanding Letter of Credit Obligations.

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3.7 Obligations Irrevocable and Absolute. The obligations of Borrower to make payments to Administrative Agent for the account of each Issuing Lender or the Revolving Credit Lenders with respect to Letter of Credit Obligations under Section 3.6, shall be unconditional, irrevocable and absolute and not subject to any qualification or exception whatsoever, including, without limitation:

(a) Any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement, any other documentation relating to any Letter of Credit, this Agreement or any of the other Loan Documents (the “Letter of Credit Documents”);

(b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any Letter of Credit Document;

(c) The existence of any claim, setoff, defense or other right which Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), Administrative Agent, the Issuing Lenders or any Revolving Credit Lender or any other Person, whether in connection with this Agreement, any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(d) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e) Payment by the Issuing Lenders to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(f) Any failure, omission, delay or lack on the part of Administrative Agent, any Issuing Lender or any Revolving Credit Lender or any party to any of the Letter of Credit Documents or any other Loan Document to enforce, assert or exercise any right, power or remedy conferred upon Administrative Agent, any Issuing Lender, any Revolving Credit Lender or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of Administrative Agent, any Issuing Lender, any Revolving Credit Lender or any such party; or

(g) Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of Borrower from the performance or observance of any obligation, covenant or agreement contained in Section 3.6 (other than the defense of payment or performance).

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which Borrower has or may have against the beneficiary of any Letter of Credit shall be available hereunder to Borrower against Administrative Agent, any Issuing Lender or any Revolving Credit Lender. With respect to any Letter of Credit, nothing contained in this Section 3.7 shall be deemed to prevent Borrower, after satisfaction in full of the absolute and unconditional obligations of Borrower hereunder with respect to such Letter of Credit, from asserting in a separate action any claim, defense, set off or other right which it may have against Administrative Agent, any Issuing Lender or any Revolving Credit Lender in connection with such Letter of Credit.

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3.8 Risk Under Letters of Credit.

(a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, each Issuing Lender shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

(b) Subject to other terms and conditions of this Agreement, each Issuing Lender shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with such Issuing Lender’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, no Issuing Lender shall be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by such Issuing Lender with due care and such Issuing Lender may rely upon any notice, communication, certificate or other statement from Borrower, beneficiaries of Letters of Credit, or any other Person which such Issuing Lender believes to be authentic. Each Issuing Lender will, upon request, furnish the Revolving Credit Lenders with copies of Letter of Credit Documents related thereto.

(c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, the Issuing Lenders make no representation and shall have no responsibility with respect to (i) the obligations of Borrower or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of Borrower or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by the Issuing Lenders in their capacity as issuers of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Lenders expressly acknowledges that it has made and will continue to make its own evaluations of Borrower’s creditworthiness without reliance on any representation of any Issuing Lender or such Issuing Lender’s officers, agents and employees.

(d) If at any time any Issuing Lender shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Administrative Agent or such Issuing Lender, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and shall promptly deliver to each Revolving Credit Lender its share thereof, less such Revolving Credit Lender’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Lender’s Revolving Credit Percentage of such payment, such Revolving Credit Lender will promptly pay over such excess to Administrative Agent, for redistribution in accordance with this Agreement.

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3.9 Indemnification. Borrower hereby indemnifies and agrees to hold harmless the Revolving Credit Lenders, each Issuing Lender and Administrative Agent and their respective Affiliates, and the respective officers, directors, employees and agents of such Persons (each an “L/C Indemnified Person”), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Lenders, the Issuing Lenders or Administrative Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the “L/C Indemnified Amounts”), and none of the L/C Indemnified Persons shall be liable or responsible for:

(a) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

(b) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c) payment by any Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of such Issuing Lender), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(d) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit (except for errors and omissions resulting from gross negligence or willful misconduct of the applicable Issuing Lender); or

(e) any other event or circumstance whatsoever arising in connection with any Letter of Credit.

It is understood that in making any payment under a Letter of Credit, each Issuing Lender will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

With respect to subparagraphs (a) through (e) hereof, (i) Borrower shall not be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from (x) the gross negligence or willful misconduct of such L/C Indemnified Person or any officer, director, employee or agent of such L/C Indemnified Person or (y) matters arising solely by reason of claims between or among L/C Indemnified Persons and not relating to any action of such L/C Indemnified Person in its capacity as Administrative Agent or Issuing Lender, as applicable, and (ii) each of Administrative Agent, Lenders and the Issuing Lenders shall be liable to Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by Borrower which were caused by the gross negligence or willful misconduct of such Person (including in the case of any Issuing Lender, any wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit).

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3.10 Right of Reimbursement. Each Revolving Credit Lender agrees to reimburse each Issuing Lender on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of such Issuing Lender to be reimbursed by Borrower pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by Borrower or any other Credit Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Issuing Lender in any way relating to or arising out of this Agreement (including Section 3.6(c)), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by Borrower, except to the extent that such liabilities, losses, costs or expenses were incurred by such Issuing Lender as a result of such Issuing Lender’s gross negligence or willful misconduct or by such Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

3.11 Replacement of an Issuing Lender. Any Issuing Lender may be replaced at any time (i) by written agreement among the Borrower, ~~the~~ Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender or (ii) upon written request by the Borrower to ~~the~~ Administrative Agent if (A) the long term senior unsecured debt rating of such existing Issuing Lender falls below A- by S&P and A3 by Moody’s and (B) an existing Lender (or Affiliate thereof) has a long term senior unsecured debt rating of at least A- by S&P and A3 by Moody’s and such Lender (or Affiliate of a Lender) agrees to act as the replacement Issuing Lender hereunder. ~~The~~ Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Sections 3.4 and 3.5, as applicable. From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

ARTICLE 4. BORROWING BASE.

4.1 Borrowing Base. The term “Borrowing Base” means, as of the date of determination thereof, the designated loan value as calculated by Lenders in their sole discretion assigned to the discounted present value of future net income accruing to the Borrowing Base Properties, based upon Lenders’ in-house evaluation of Borrowing Base Properties. The Lenders’ determination of the Borrowing Base will be made in accordance with then-current practices, economic and pricing parameters, methodology, assumptions, and customary procedures and

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standards established by each Lender from time to time for its petroleum industry customers including without limitation (a) an analysis of such reserves and production data with respect to the Hydrocarbon Interests of the Credit Parties in all of their Oil and Gas Properties, including the Mortgaged Properties, as is provided to Lenders in accordance herewith, (b) an analysis of the assets, liabilities, cash flow, business, properties, prospects, management and ownership of each Credit Party, and (c) such other credit factors as each Lender customarily considers in evaluating similar oil and gas credits. Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (collateral value in excess of loan amount) which Borrower acknowledges to be essential for the adequate protection of Lenders. As of the ~~Fourth~~Fifth Amendment Effective Date, the Borrowing Base shall be $2,500,000,000.

4.2 Periodic Determinations of Borrowing Base. After the Fifth Amendment Effective Date, the Borrowing Base shall be redetermined by Lenders as of May 1 and November 1 of each year (each a “Determination Date”) until maturity, commencing ~~May~~November 1, ~~2022~~2024 . The Borrowing Base, as redetermined, shall remain in effect until the next Determination Date, provided the Borrowing Base may be redetermined between Determination Dates in accordance with Section 4.4.

4.3 Engineering Data to be Provided Prior to Scheduled Determination Dates. On or before March 1 of each year for the Determination Date of May 1, Borrower shall deliver to Administrative Agent a Reserve Report and the other data specified in Section 7.15. Lenders shall then determine the Borrowing Base for the six (6) month period commencing May 1, which determination shall be made in accordance with the standards specified in Section 4.1 and the procedures set forth in Section 4.5. On or before September 1 of each year for the Determination Date of November 1, Borrower shall deliver to Administrative Agent a Reserve Report and the other data specified in Section 7.15. Lenders shall then determine the Borrowing Base for the six (6) month period commencing November 1, which determination shall be made in accordance with the standards specified in Section 4.1 and the procedures set forth in Section 4.5.

4.4 Special Determinations of Borrowing Base. Special determinations of the Borrowing Base after the Effective Date, may be requested by ~~the~~ Administrative Agent once and by Borrower once, in each case, between scheduled Determination Dates. If any special determination is requested by Administrative Agent or Borrower, Borrower will provide Administrative Agent with engineering data for the oil and gas reserves included in the most recent Reserve Report furnished Administrative Agent and the other data specified in Section 7.15 and within the time period specified therein. The determination whether to increase or decrease the Borrowing Base shall then be made by Lenders in their sole discretion in accordance with the standards set forth in Section 4.1 and the procedures set forth in Section 4.5.

4.5 General Procedures With Respect to Determination of Borrowing Base. Administrative Agent shall propose a redetermined Borrowing Base within thirty (30) days following receipt by Administrative Agent and Lenders of a Reserve Report and other applicable information. After having received notice of such proposal from Administrative Agent, the Supermajority Lenders (or all Lenders in the event of a proposed increase in the Borrowing Base) shall have fifteen (15) days to agree or disagree with such proposal. If, at the end of such fifteen (15) day period, the Supermajority Lenders (or all Lenders, in the event of a proposed increase of the Borrowing Base) shall not have communicated their approval or disapproval, such silence shall

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be deemed an approval, and Administrative Agent’s proposal shall be the new Borrowing Base. If, however, the Supermajority Lenders (or any Lender, in the event of a proposed increase of the Borrowing Base) notify Administrative Agent within such fifteen (15) days of their disapproval, the Supermajority Lenders (or all Lenders, in the event of a proposed increase of the Borrowing Base) shall, within a reasonable period of time, agree on a new Borrowing Base. Lenders may exclude any oil and gas reserves or portion of production therefrom or any income from any other property from the Borrowing Base at any time because title information is not reasonably satisfactory. After a redetermined Borrowing Base is approved or deemed approved by all of the Lenders or the Supermajority Lenders, as applicable, Administrative Agent shall promptly provide Borrower with written notice of the redetermined Borrowing Base, and the redetermined Borrowing Base shall become effective on the date of Borrower’s receipt of such notice. Administrative Agent shall provide prompt written notice to Borrower of each Lender that disapproves a redetermined Borrowing Base proposed by Administrative Agent.

4.6 Borrowing Base Deficiency.

(a) ~~.~~ If a Borrowing Base Deficiency shall exist because of a periodic or special redetermination of the Borrowing Base pursuant to Section 4.2 or Section 4.4, then Administrative Agent shall notify Borrower of the same, and Borrower shall within thirty (30) days following receipt of such notice elect in writing whether to (i) prepay an amount which will eliminate the Borrowing Base Deficiency, or (ii) execute and deliver to Administrative Agent instruments mortgaging such other collateral as is reasonably acceptable to the Majority Lenders, pursuant to security documents in form reasonably acceptable to Administrative Agent having present values which, in the opinion of Majority Lenders, based upon Majority Lenders’ evaluation of the engineering data provided them, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the Aggregate Credit Exposure, or (iii) do any combination of the foregoing.

(b) If Borrower elects to prepay such deficiency under clause (i) above, then such prepayment shall be made in six (6) equal consecutive monthly installments beginning on the Deficiency Payment Commencement Date and continuing on the same day of each month thereafter until paid~~.~~ , which payments shall be applied as follows:

(i) if no Term Loans are then outstanding, prepay the Revolving Credit Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency (and to the extent that any Borrowing Base Deficiency remains as a result of outstanding Reimbursement Obligations after such prepayment of the Revolving Credit Borrowings, pay to Administrative Agent, on behalf of the Lenders, an amount necessary to eliminate such remaining Borrowing Base Deficiency to be held as cash collateral for the outstanding Reimbursement Obligations),

(ii) if there are any Term Loans and any Revolving Credit Borrowings and/or Reimbursement Obligations then outstanding, then the Borrower shall, at its election, either:

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(A) (1) prepay Revolving Credit Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency, (2) to the extent that any Borrowing Base Deficiency remains after such prepayment of the Revolving Credit Borrowings, prepay the Term Loans in an aggregate principal amount equal to such Borrowing Base Deficiency, and (3) to the extent that any Borrowing Base Deficiency remains as a result of outstanding Reimbursement Obligations after such prepayment of the Revolving Credit Borrowings and the Term Loans, pay to Administrative Agent, on behalf of the Lenders, an amount necessary to eliminate such remaining Borrowing Base Deficiency to be held as cash collateral for the outstanding Reimbursement Obligations, or

(B) prepay the Revolving Credit Borrowings (and to the extent that any Borrowing Base Deficiency remains as a result of outstanding Reimbursement Obligations after such prepayment of the Revolving Credit Borrowings, pay to Administrative Agent, on behalf of the Lenders, an amount necessary to eliminate such remaining Borrowing Base Deficiency to be held as cash collateral for the outstanding Reimbursement Obligations) and the Term Loans, on a pro rata basis, in proportion to the Aggregate Revolving Credit Exposure and the Aggregate Term Loan Exposure outstanding at such time, in an aggregate amount equal to such Borrowing Base Deficiency.

Notwithstanding anything to the contrary contained in this Section 4.6, Borrower may not, and shall not be required to, prepay any Term Loans under this Section 4.6 unless after giving effect to such payment, each of the Specified Conditions is satisfied on a pro forma basis and, a portion of any such amounts that would otherwise have been paid in respect of Term Loans (but for this Section 4.6(b)(iii)) shall instead be applied as prepayments of Revolving Advances.

(c) If Borrower so elects to mortgage additional Oil and Gas Properties, then clause (ii) above shall be accomplished within thirty (30) days from Administrative Agent’s date of notification. If Borrower fails to make an election among clauses (i) through (iii) above within thirty (30) days from Administrative Agent’s notification, then (x) Borrower shall be deemed to have selected the payment option specified in clause (i) above, and (y) Borrower shall make such payment in six (6) equal consecutive monthly installments beginning on the Deficiency Payment Commencement Date and continuing on the same day of each month thereafter until paid. “Deficiency Payment Commencement Date” means (a) a day not later than the thirtieth (30th) day from the date of Administrative Agent’s notification of the Borrowing Base Deficiency, in the case where Borrower elects the payment option for clause (i) above or fails to make an election, or (b) a day which is within ten (10) days after receipt of notice from Administrative Agent that such property submitted pursuant to clause (ii) above are not acceptable or do not have sufficient present value to eliminate the Borrowing Base Deficiency, as applicable. If Borrower makes an election to mortgage additional Oil and Gas Properties but such Oil and Gas Properties are not reasonably acceptable to the Majority Lenders or do not have present values which in the aggregate are sufficient to eliminate the Borrowing Base Deficiency, then (x) Borrower

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shall be deemed to have selected the payment option specified in clause (i) above, and (y) Borrower shall make such payment in six (6) equal consecutive monthly installments beginning on the Deficiency Payment Commencement Date and continuing on the same day of each month thereafter until paid.

ARTICLE 5. CONDITIONS.

The obligations of Lenders to make Advances pursuant to this Agreement and the obligation of the Issuing Lenders to issue Letters of Credit, and the continuation of the advances and letters of credit under the Existing Credit Agreement as Advances and Letters of Credit under this Agreement as contemplated by Section 13.21, shall not become effective until the date on which the following conditions have been satisfied (or waived in accordance with Section 13.9):

5.1 Conditions of Initial Advances. The obligations of Lenders to make initial Advances pursuant to this Agreement and the obligation of the Issuing Lenders to issue initial Letters of Credit, in each case, on the Effective Date only, are subject to the following conditions:

(a) Notes, this Agreement and the other Loan Documents.

(i) Borrower shall have executed and delivered to Administrative Agent this Agreement and the Notes (for the account of each Lender requesting Notes); and each Credit Party shall have executed and delivered the other Loan Documents to which such Credit Party is required to be a party (including all schedules and other documents to be delivered pursuant hereto); and this Agreement, the Notes (if any) and the other Loan Documents shall be in full force and effect.

(b) Corporate Authority. Administrative Agent shall have received from each Credit Party and the Parent, a certificate of its Secretary dated as of the Effective Date as to:

(i) corporate resolutions (or the equivalent) of the Parent and each Credit Party authorizing the transactions contemplated by this Agreement and the other Loan Documents, in each case to which the Parent or such Credit Party is party, and authorizing the execution and delivery of this Agreement and the other Loan Documents, and in the case of Borrower, authorizing the execution and delivery of any Request for ~~Revolving Credit~~ Advances and the issuance of Letters of Credit hereunder,

(ii) the incumbency and signature of the officers or other authorized persons of the Parent and such Credit Party executing any Loan Document and in the case of Borrower, the officers who are authorized to execute any Request for ~~Revolving Credit~~ Advance, or requests for the issuance of Letters of Credit,

(iii) a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation or formation, and from every state or other jurisdiction where the Parent and such Credit Party are qualified to do business, which jurisdictions are listed on Schedule 5.1(b)(iii) attached hereto, and

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(iv) copies of the Parent’s and such Credit Party’s Organizational Documents as in effect on the Effective Date.

(c) Collateral Documents, Guaranties and other Loan Documents. Administrative Agent shall have received the following documents, each in form and substance reasonably satisfactory to Administrative Agent and fully executed by each party thereto:

(i) The Guaranty fully executed by each party thereto and dated as of the Effective Date.

(ii) The Pledge Agreement fully executed by each party thereto covering the Equity Interests of each Restricted Subsidiary and the other Collateral described therein, and dated as of the Effective Date.

(iii) Mortgages duly executed by each party thereto with respect to the Oil and Gas Properties of the Credit Parties, or the portion thereof, as required by Section 7.17 and amendments and/or assignments to each of the Existing Mortgages as reasonably requested by Administrative Agent.

(iv) Copies of Uniform Commercial Code requests for information, or a similar search report certified by a party reasonably acceptable to Administrative Agent, dated a date reasonably prior to the Effective Date, listing all effective financing statements in the jurisdictions required by Administrative Agent which name any Credit Party (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors, together with (x) copies of such financing statements, and (y) authorized Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 8.2).

(v) Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) requested by Administrative Agent and reasonably required to be provided in connection with the Collateral Documents to create, in favor of Administrative Agent (for and on behalf of Lenders), a first priority (subject to Liens permitted by Section 8.2) perfected security interest in the Collateral thereunder shall have been filed, registered or recorded, or shall have been delivered to Administrative Agent in proper form for filing, registration or recordation.

(d) Insurance. Administrative Agent shall have received evidence reasonably satisfactory to it that the Credit Parties have obtained the insurance policies required by Section 7.5 and that such insurance policies are in full force and effect.

(e) No Default. On the Effective Date, no Default or Event of Default shall exist.

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(f) Opinions of Counsel. The Parent and the Credit Parties shall furnish Administrative Agent prior to the initial Advance under this Agreement, opinions of counsel to the Parent and the Credit Parties (including local counsel opinions), to the extent reasonably deemed necessary by Administrative Agent, in each case dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to Administrative Agent.

(g) Payment of Fees. Borrower shall have paid to RBC and its Affiliates any fees due under the terms of the Fee Letter, along with any other reasonable and documented out-of-pocket fees, costs or expenses due and outstanding to Administrative Agent as of the Effective Date (including reasonable and documented fees, disbursements and other charges of counsel to Administrative Agent).

(h) Financial Statements. Borrower shall have delivered to Lenders and Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent: (a) audited financial statements of Parent and its consolidated Subsidiaries for the Fiscal Year ending December 31, 2020, and presented in accordance with GAAP, and the quarterly financial statements of Parent and its consolidated Subsidiaries for the Fiscal Quarter ended September 30, 2021 and (b) cash flow projections of Borrower through December 31, 2022, in form reasonably acceptable to Administrative Agent.

(i) Due Diligence. Administrative Agent and Lenders shall have received, in each case in form and substance reasonably satisfactory to Administrative Agent, engineering reports and other reserve information covering the Oil and Gas Properties of the Credit Parties, including, without limitation, a Reserve Report dated as of July 1, 2021.

(j) Closing Certificate. Administrative Agent shall have received a certificate (which may be combined with the certificate required under Section 5.1(b)) of a Responsible Officer of Borrower dated the Effective Date, stating that to the best of his or her respective knowledge, (a) the representations and warranties made by the Parent and the Credit Parties in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects (except to the extent such representation and warranty is already qualified by materiality or by a “Material Adverse Effect” clause, in which case such representation and warranty shall be true and correct in all respects); (b) no Default or Event of Default shall have occurred and be continuing; and (c) since December 31, 2020, nothing has occurred which has had, or would reasonably be expected to have, a Material Adverse Effect.

(k) Title Due Diligence. Administrative Agent shall have received title opinions and other title information and data reasonably acceptable to Administrative Agent covering not less than 85% of the value of the Mortgaged Properties included in the Borrowing Base, reflecting title to the Hydrocarbon Interests of the Credit Parties in such Mortgaged Properties which is reasonably acceptable to Administrative Agent.

(l) Customer Identification Forms. Administrative Agent shall have received completed customer identification forms (forms to be provided by Administrative Agent to Borrower) from Parent, Borrower and each Guarantor.

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(m) Beneficial Ownership Certification. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, Administrative Agent shall have received a Beneficial Ownership Certification in relation to the Borrower.

5.2 Conditions to Each Advance and Letter of Credit. The obligations of each Lender to make each Advance (including the initial Advance) under this Agreement and the obligation of the Issuing Lenders to issue or extend any Letter of Credit shall, in each case, be subject to the following conditions:

(a) No Default or Event of Default shall exist as of the date of the Advance or the request for the issuance or extension of the Letter of Credit, as the case may be;

(b) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects (except to the extent such representation and warranty is already qualified by materiality or by a “Material Adverse Effect” clause, in which case such representation and warranty shall be true and correct in all respects) as of the date of the Advance or Letter of Credit (as the case may be) as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date);

(c) After giving effect to such Advance or Letter of Credit, the Aggregate Credit Exposure will not exceed the Revolving Credit Aggregate Commitment; and

(d) Solely with respect to any ~~Revolving Credit~~ Advance pursuant to Section 2.1 (but not, for avoidance of doubt any continuation or conversion of ~~Revolving Credit~~ Advances), immediately after giving effect to such Advance and giving effect to any other transactions occurring prior to, or substantially simultaneously with, such Advance, the Consolidated Cash Balance shall not exceed the Consolidated Cash Balance Threshold.

Each borrowing of an Advance by, and issuance of a Letter of Credit on behalf of, Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Administrative Agent, Lenders and the Issuing Lenders as follows:

6.1 Corporate Authority. Each Credit Party and the Parent (a) is a limited liability company, partnership or corporation duly organized, legally existing and in good standing under the laws of the state or jurisdiction of its incorporation, formation or organization, as applicable, (b) is duly qualified and authorized to do business as a foreign limited liability company, partnership or corporation (or other business entity) in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect, (c) has all requisite partnership, limited liability company or corporate power, as applicable, and has all material governmental consents, approvals, licenses and

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authorizations necessary in all material respects to carry on its business and own its material assets as now being or as proposed to be conducted and (d) has all requisite partnership, limited liability company or corporate power, as applicable, and authority to own all its material property (whether real, personal, tangible or intangible or of any kind whatsoever).

6.2 Due Authorization.

(a) Each Credit Party and the Parent has all necessary partnership, limited liability company or corporate power, as applicable, to execute, deliver and perform its obligations under the Loan Documents to which it is a party,

(b) The execution, delivery and performance by the Parent and each Credit Party of the Loan Documents, to which it is a party, (i) have been duly authorized by all necessary organizational action, and (ii) are not in contravention in any material respect of any law applicable to the Parent or such Credit Party or the terms of the Parent’s or such Credit Party’s Organizational Documents.

6.3 Good Title; Leases; Assets; No Liens. On the Effective Date (except as disclosed in Schedule 6.3) and thereafter except as disclosed to Administrative Agent:

(a) Each Credit Party, to the extent applicable, has good and defensible title to the material Hydrocarbon Interests and Oil and Gas Properties evaluated in the Reserve Report most recently provided to Administrative Agent, in each case free and clear of all Liens except the Liens permitted by Section 8.2;

(b) Each Credit Party has good title to, or valid leasehold interests in, all of its (i) real property that is not real property referenced in clause(a) preceding and that is material to the business of the Credit Parties taken as a whole and (ii) personal property that is material to the business of the Credit Parties taken as a whole, in each case of (i) and (ii) preceding, except for Liens permitted by Section 8.2;

(c) (i) On the Effective Date, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any owned or leased real property; and (ii) after the Effective Date, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased real property that could reasonably be expected to have a Material Adverse Effect; and

(d) There are no Liens on, and no financing statements on file, with respect to any of the assets owned by the Credit Parties, except for the Liens permitted by Section 8.2 of this Agreement.

6.4 Taxes. Parent, Borrower and each Restricted Subsidiary has timely filed or caused to be filed all Federal, State and other tax returns that are required to be filed and has paid or caused to be paid all federal, state and other taxes, assessments and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except, in each case, (a) those which are being contested in good faith by appropriate proceedings and for which Parent, Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

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6.5 No Defaults. To the Borrower’s knowledge, neither Borrower nor any Restricted Subsidiary is in default, nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, would constitute a default under any material agreement, instrument or undertaking to which it is a party or by which any of them or any of their property is bound, in each case which would reasonably be expected to cause a Material Adverse Effect.

6.6 Enforceability. This Agreement and each of the other Loan Documents to which the Parent or any Credit Party is a party, have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of the Parent and such Credit Party, enforceable against the Parent or such Credit Party (as applicable) in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

6.7 Compliance with Laws.

(a) Each of the Credit Parties and the Parent is in compliance with (i) all Requirements of Law, and (ii) its Organizational Documents, except, in each case of clause (i) and (ii) preceding, to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect;

(b) On the Effective Date, no Credit Party is liable for any material refunds or interest thereon as a result of any order from the Federal Energy Regulatory Commission or any Governmental Authority with respect to any pipeline system;

(c) Except for such acts or failures to act as would not reasonably be expected to have a Material Adverse Effect, the Oil and Gas Properties (and properties unitized therewith) of the Credit Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Oil and Gas Properties and other contracts and agreements forming a part of the Oil and Gas Properties; ~~and~~

~~(d) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance, in all material respects, by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with the USA Patriot Act, Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. No Credit Party or the Parent, nor, to the knowledge of the Borrower, any Related Party, (i) is a Sanctioned Person, or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions in any material respect. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption~~

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~~Laws or applicable Sanctions by the Parent, the Borrower or any Subsidiary of the Borrower. Neither the Borrower nor any of its Subsidiaries, nor the Parent or any other Credit Party, or, to the knowledge of such Borrower, any other Affiliate has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.~~

(d) Each Covered Entity, and its directors, officers, employees, and, to the knowledge of any Credit Party, any agent or affiliate acting on behalf of such Covered Entity: (a) is not a Sanctioned Person; (b) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (c) is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of applicable International Trade Laws. No Covered Entity nor any of its directors, officers, employees, or to the knowledge of any Credit Party, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any International Trade Laws, or has received a request for information from any Governmental Authority regarding International Trade Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable International Trade Laws. Each Credit Party represents and warrants that there is no Blocked Property pledged as Collateral; and

(e) Each Covered Entity, and its directors, officers, employees, and, to the knowledge of any Credit Party, any agent or affiliate acting on behalf of such Covered Entity , is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of applicable Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business. No Covered Entity nor any of its directors, officers, employees, or to the knowledge of any Credit Party, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any Anti-Corruption Laws, or has received a request for information from any Governmental Authority regarding Anti-Corruption Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws.

6.8 Non-contravention.

(a) The execution, delivery and performance of this Agreement and the other Loan Documents by the Parent and each Credit Party (as applicable) will not violate in any material respect any Requirement of Law.

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(b) The execution, delivery and performance of this Agreement and the other Loan Documents (including each Request for ~~Revolving Credit~~ Advance) to which the Parent and each Credit Party is a party are not in contravention of the terms of any material Contractual Obligation, indenture, agreement or other instrument evidencing Material Debt or any other undertaking to which the Parent or such Credit Party is a party or by which it or its properties are bound where, in the case of any of the foregoing, such violation could reasonably be expected to have a Material Adverse Effect.

6.9 Litigation. Except as disclosed on Schedule 6.9 or to Administrative Agent hereafter in writing, there are no suits, actions or proceedings by or before any arbitrator or Governmental Authority, including, without limitation, any bankruptcy proceeding, or governmental investigations, pending against or, to the knowledge of Borrower, threatened against or affecting the Parent or any Credit Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect (taking into account insurance or other recoveries) or (ii) that involve this Agreement or any other Loan Documents or any of the transactions contemplated hereby or thereby.

6.10 Consents, Approvals and Filings, etc.

(a) No material authorizations, permits, consents, approvals, licenses, qualifications or formal exemptions from, nor any material filing, declaration or registration with, any court, Governmental Authority or any Person are necessary for the execution, delivery and performance: (i) by the Parent or any Credit Party of this Agreement and any of the other Loan Documents to which the Parent or such Credit Party is a party or (ii) by the Credit Parties of the grant of Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, as applicable, except for the recording and filing of the Collateral Documents as required by this Agreement.

(b) No authorizations, permits, consents, approvals, licenses, qualifications or formal exemptions from, nor any filing, declaration or registration with, any court, Governmental Authority or any Person are necessary for the operation of any Credit Party’s business, except in each case (i) such matters which have been previously obtained, and (ii) those the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect.

6.11 No Investment Company or Margin Stock. No Credit Party is, nor is the Parent, engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board) or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Credit Party to purchase or carry margin stock. No Credit Party or the Parent is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

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6.12 ERISA. No Credit Party or Parent maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.12 hereto or otherwise disclosed to Administrative Agent in writing. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) There is no accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA, and no “reportable event” as defined in Section 4043(c) of ERISA has occurred with respect to any Pension Plan, other than an event for which the notice requirement has been waived by the PBGC;

(b) Each Pension Plan is being maintained and funded in accordance with its terms and is in compliance with the requirements of the Internal Revenue Code and ERISA;

(c) None of the Credit Parties or Parent has engaged in a prohibited transaction with respect to any Pension Plan, other than a prohibited transaction for which an exemption is available and has been obtained, which could subject such Credit Parties or the Parent to a material tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA; and

(d) No Credit Party or Parent has had a complete or partial withdrawal from any Multiemployer Plan.

6.13 Conditions Affecting Business or Properties. Neither the respective businesses nor the properties of any Credit Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, act of God, or other casualty that could reasonably be expected to have a Material Adverse Effect.

6.14 Environmental and Safety Matters. Except (i) as set forth in Schedule 6.14 or as otherwise disclosed to the Lenders in writing or (ii) as would not have a Material Adverse Effect:

(a) all facilities and property owned or leased by the Credit Parties are in compliance with all Hazardous Material Laws;

(b) there have been no unresolved and outstanding past, and there are no pending or threatened:

(i) claims, complaints, notices or requests for information received by any Credit Party with respect to any alleged violation of any Hazardous Material Law, or

(ii) written complaints, notices or inquiries to any Credit Party regarding potential liability of any Credit Parties under any Hazardous Material Law; and

(c) no conditions exist at, on or under any property now or previously owned or leased by any Credit Party which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or create a significant adverse effect on the value of the property.

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6.15 Subsidiaries. Except as disclosed on Schedule 6.15 hereto as of the Fifth Amendment Effective Date, and thereafter, except as disclosed to Administrative Agent in writing from time to time, no Credit Party or the Parent has any Subsidiaries. As of the Fifth Amendment Effective Date, each Subsidiary that is an Unrestricted Subsidiary is listed as such on Schedule 6.15 and is designated so in accordance with the terms of this Agreement. After the Effective Date, ~~the~~ Administrative Agent has received prompt written notice of the existence of each Unrestricted Subsidiary formed, acquired, created or converted after the Effective Date.

6.16 Capital Structure. Schedule 6.16 attached hereto sets forth all issued and outstanding Equity Interests of each Credit Party, including the number of authorized, issued and outstanding Equity Interests of each Credit Party, the par value of such Equity Interests and the holders of such Equity Interests, all on and as of the Effective Date. All issued and outstanding Equity Interests of each Credit Party are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except for the benefit of Administrative Agent) and such Equity Interests were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. Except as disclosed on Schedule 6.16, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party, of any Equity Interests of any Credit Party.

6.17 Accuracy of Information.

(a) The audited financial statements for the Fiscal Year ended December 31, 2020, and the unaudited consolidated financial statements at September 30, 2021, furnished to Administrative Agent and Lenders prior to the Effective Date fairly present in all material respects the financial condition of Parent and its Subsidiaries and the results of their operations for the periods covered thereby, and have been prepared in accordance with GAAP (subject, in the case of the interim financial statements, to normal year-end adjustments, including tests for impairment of assets and lack of footnotes).

(b) Since December 31, 2020, there has been no change, circumstance or event that has had a Material Adverse Effect.

6.18 Solvency. After giving effect to the transactions contemplated hereby, (a) the assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair market valuation, of the Parent and the Credit Parties on a consolidated basis will exceed the aggregate Debt of the Parent and the Credit Parties on a consolidated basis, as the Debt becomes absolute and matures, (b) the Parent and the Credit Parties on a consolidated basis will not have incurred or intended to incur Debt beyond their ability to pay such Debt (after taking into account the timing and amounts of cash to be received by Parent and each of the Credit Parties and the amounts to be payable on or in respect of their liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) the Parent and the Credit Parties on a consolidated basis will not have unreasonably small capital for the conduct of their business taken as a whole.

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6.19 No Misrepresentation. The written information, statements, exhibits, certificates, documents and reports, taken as a whole, furnished to ~~the~~ Administrative Agent and the Lenders (or any of them) by Borrower, any other Credit Party or Parent in connection with the negotiation or administration of this Agreement or any other Loan Document, or any other transaction contemplated hereby, do not contain any material misstatement of a material fact and do not omit to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to Borrower and its Restricted Subsidiaries taken as a whole. All projections and pro-forma financial information contained in the documents and materials referenced above are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by Administrative Agent and Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact, other than information known to the public generally, known to any Credit Party, that could reasonably be expected to have a Material Adverse Effect that has not expressly been disclosed to Administrative Agent in writing. Neither Borrower nor any Restricted Subsidiary or Parent is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any material agreement or instrument to which the Parent or any Credit Party is a party or by which the Parent or any Credit Party is bound which default could reasonably be expected to have a Material Adverse Effect.

6.20 Engineering Reports. Each Credit Party executing a Mortgage owns or will own (subject to Liens permitted by Section 8.2), the net interest and production attributable to the material Mortgaged Properties evaluated in the engineering reports it has most recently furnished to Administrative Agent. The ownership of such properties shall not in the aggregate in any material respect obligate such Credit Party to bear costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interests of such properties as shown in such engineering reports most recently furnished to Administrative Agent. Each Credit Party executing a Mortgage has paid all royalties payable under the oil and gas leases to which it is an operator, except (a) those contested in accordance with the terms of the applicable joint operating agreement or otherwise contested in good faith by appropriate proceedings, or (b) to the extent such failure would not reasonably be expected to cause or result in a Material Adverse Effect. Upon delivery of each Reserve Report furnished to Lenders pursuant to Section 7.15, the statements made in the preceding sentences of this Section 6.20 shall be true with respect to such Reserve Reports.

6.21 Gas Balancing Agreements and Advance Payment Contracts. Except as set forth on Schedule 6.21, as of the Effective Date, (a) there is no Material Gas Imbalance, and (b) the aggregate amount of all Advance Payments received by any Credit Party under Advance Payment Contracts which have not been satisfied by delivery of production does not exceed $1,000,000.

6.22 Commodity Hedging Agreements. Schedule 6.22(a) sets forth, as of the Effective Date, a true and complete list of all Commodity Hedging Agreements (other than Excluded Hedges) of the Credit Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof (as of September 30, 2021), all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

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6.23 Corporate Documents and Corporate Existence. As to the Parent and each Credit Party, (a) it is an organization as described on Schedule 6.23 hereto and has provided Administrative Agent with complete and correct copies of its Organizational Documents in effect on the Effective Date, and, if applicable, a good standing certificate within 30 days of the Effective Date and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and organization identification number from its jurisdiction of organization (i) as of the Effective Date, are set forth on Schedule 6.23 hereto or (ii) after the Effective Date, as disclosed to Administrative Agent in writing.

ARTICLE 7. AFFIRMATIVE COVENANTS.

Borrower covenants and agrees, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid (excluding contingent reimbursement and indemnification obligations for which no claim has been made and Lender Hedging Obligations and Lender Product Obligations) that it will, and, as applicable, it will cause each of its Restricted Subsidiaries to:

7.1 Financial Statements. Furnish to Administrative Agent, for delivery to each Lender, the following documents:

(a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, a copy of the audited Consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Year and the related audited Consolidated statements of income, equity, and cash flows of Parent and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified by KPMG or another independent, nationally recognized certified public accounting firm reasonably satisfactory to Administrative Agent; and

(b) as soon as available, but in any event within sixty (60) days after the end of each Fiscal Quarter of the Credit Parties (excluding the last quarter of each Fiscal Year) subject to standard audit adjustments, Borrower prepared unaudited Consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Quarter and the related unaudited statements of income, equity and cash flows of Parent and its Subsidiaries for the portion of the Fiscal Year through the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, and certified by a Responsible Officer of Borrower as being fairly stated in all material respects (subject to year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided however that the financial statements delivered pursuant to clause (b) hereof will not be required to include footnotes and will be subject to change for audit and year-end adjustments.

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Documents required to be delivered pursuant to this Section 7.1 or Section 7.2 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at http://www.matadorresources.com or (2) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and ~~the~~ Administrative Agent have access (whether a commercial, third-party website or whether sponsored by ~~the~~ Administrative Agent); provided that Borrower shall notify ~~the~~ Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and, upon request, provide to ~~the~~ Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. If requested by ~~the~~ Administrative Agent, Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.2(a) to ~~the~~ Administrative Agent.

Borrower hereby acknowledges that (a) ~~the~~ Administrative Agent may, but shall not be obligated to, make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; provided that such Public Lenders identify themselves as such in writing to Borrower and Administrative Agent; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized ~~the~~ Administrative Agent, any Joint Lead Arranger, any Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) ~~the~~ Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

7.2 Certificates; Other Information. Furnish to Administrative Agent, for delivery to each Lender, the following documents:

(a) Concurrently with the delivery of the financial statements described in Sections 7.1(a) for each Fiscal Year end, and 7.1(b) for each Fiscal Quarter end, a Compliance Certificate duly executed by a Responsible Officer;

(b) If at any time applicable, promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by Parent to its shareholders generally and each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by Parent with or received by Parent in connection therewith from any securities exchange or the SEC or any successor agency;

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(c) Promptly after the furnishing or receipt thereof, copies of any material statement, report or notice furnished to or received from any Person pursuant to the terms of any indenture, loan or credit or other similar agreement evidencing Material Debt, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this section (including a copy of any notice of default received from any holder or holders of any Senior Notes or any trustee or agent on its or their behalf, to the extent such notice has not otherwise been delivered to ~~the~~ Administrative Agent hereunder);

(d) Upon reasonable request of ~~the~~ Administrative Agent, within thirty (30) days after the end of each month (the “Reported Month”), a monthly report, in form and substance satisfactory to the Majority Lenders, indicating the Reported Month’s production volumes for each well on the Oil and Gas Properties of the Credit Parties, sales volumes, sales revenues, production taxes, operating expenses and net operating income from production from such Oil and Gas Properties, with detailed calculations and worksheets;

(e) Concurrently with the delivery of financial statements under Sections 7.1(a) and 7.1(b), a certificate of a Responsible Officer of Borrower, in form and substance reasonably satisfactory to Administrative Agent, setting forth as of the last day of such Fiscal Quarter or Fiscal Year, as applicable, a true and complete list of all Commodity Hedging Agreements (other than Excluded Hedges) of the Credit Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof (as of the last day of such fiscal quarter or fiscal year), any new credit support agreements relating thereto not listed on Schedule 6.22(a) (including any margin required or supplied), and the counterparty to each such agreement; and

(f) Issuance of Senior Notes. In the event the Parent or any Credit Party intends to issue Senior Notes (other than the initial Senior Notes issued or to be issued by the Parent or any Senior Notes in exchange therefor) or refinance any existing Senior Notes with the proceeds of any Permitted Refinancing, written notice of the intended offering promptly following the launch thereof and in any event prior to the closing of such intended offering of such Senior Notes or such Permitted Refinancing, the estimated amount thereof, and the anticipated date of closing, and upon the written request of ~~the~~ Administrative Agent, copies of the preliminary offering memorandum (if any) and the final offering memorandum (if any) relating to such Senior Notes or Permitted Refinancing, as the case may be.

(g) Such additional financial and/or other information regarding the Parent or any Credit Party, or any of their properties or assets as Administrative Agent or any Lender may from time to time reasonably request, promptly following such request.

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7.3 Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its obligations of whatever nature, including without limitation all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except where (a) the failure to do so could not reasonably be expected to have a Material Adverse Effect or (b) the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.

7.4 Conduct of Business and Maintenance of Existence; Compliance with Laws.

(a) Preserve, renew and keep in full force and effect its existence except as otherwise permitted pursuant to Section 8.3 and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations and the failure to be so qualified would not be reasonably expected to result in a Material Adverse Effect;

(b) Take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges, licenses and franchises necessary for the normal conduct of its business except where the failure to so maintain such rights, privileges or franchises could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c) Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(d) (i) ~~Continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of Section 2 of the Order would arise, and (iii) not become a Person on the list of Specially Designated National and Blocked Persons, or (iv) otherwise not become subject to the limitation of any OFAC regulation or executive order.~~immediately notify Administrative Agent, the Collateral Agent, and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; (ii) immediately provide substitute Collateral to the Collateral Agent if, at any time, any Collateral becomes Blocked Property; and (iii) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement.

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7.5 Maintenance of Property; Insurance.

(a) At its own expense, do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency all of its material Oil and Gas Properties and other material properties including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its material Oil and Gas Properties and other material properties will be fully preserved and maintained, except to the extent a portion of such properties is no longer capable of producing Hydrocarbons in economically reasonable amounts.

(b) (i) Pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its material Oil and Gas Properties, (ii) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub leases, contracts and agreements affecting its material interests in its material Oil and Gas Properties and other material properties, (iii) cause each Subsidiary to do all other things necessary to keep unimpaired in all material respects, its rights with respect to its material Oil and Gas Properties and other material properties, and prevent any forfeiture thereof or a default thereunder, except in each case (A) for Liens permitted by the terms of Section 8.2, (B) to the extent a portion of such properties is no longer capable of producing Hydrocarbons in economically reasonable amounts and (C) for Dispositions permitted by Section 8.4.

(c) Operate its material Oil and Gas Properties and other material properties or cause or make reasonable and customary efforts to cause such material Oil and Gas Properties and other material properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all Requirements of Law.

Notwithstanding the foregoing, with respect to those Borrowing Base Properties which are being operated by operators other than a Credit Party, Borrower and the other Credit Parties shall not be obligated to perform any undertakings contemplated by the covenants and agreements contained herein which are performable only by such operators and are beyond the control of Borrower or such Credit Party, as applicable; provided, however, Borrower and the other Credit Parties agree to promptly take all reasonable actions available under any operating agreements or otherwise to bring about the performance of any such undertakings required to be performed under this Section.

(d) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall name Administrative Agent as lender loss payee and such policies shall name ~~the~~ Administrative Agent as “additional insured”; provided, that if no Default shall have occurred and be continuing, Borrower or any Restricted Subsidiary may use the proceeds of casualty insurance to repair or replace assets or otherwise reinvest such proceeds in its business.

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7.6 Inspection of Property; Books and Records, Discussions. Permit any representatives designated by ~~the~~ Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that an officer of Borrower may be present at any such discussion with such independent accountants. Reasonable costs and expenses of such inspections and examinations shall be paid by Borrower, provided, however, that prior to the occurrence and continuance of an Event of Default, Borrower shall only be obligated to pay for the out-of-pocket and documented reasonable costs and expenses of one inspection and examination by ~~the~~ Administrative Agent per Fiscal Year.

7.7 Notices. Promptly give written notice to Administrative Agent of:

(a) the occurrence of any Default or Event of Default of which any Credit Party has knowledge;

(b) any litigation or proceeding existing at any time between the Parent and any Credit Party, on the one hand, and any Governmental Authority or other third party, on the other hand, or any investigation of the Parent or any Credit Party conducted by any Governmental Authority, of which Borrower has knowledge and which in any case if adversely determined would have a Material Adverse Effect;

(c) the occurrence of any event which any Credit Party believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect;

(d) any damage to the Oil and Gas Properties in excess of the Threshold Amount in the aggregate per occurrence;

(e) any event of which Borrower has knowledge giving rise to an obligation for Borrower to make a mandatory prepayment hereunder; and

(f) any change in the information provided in any Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and, in the case of notices referred to in clauses (a), (b), (c), (d), and (e) hereof stating what action the applicable Credit Party has taken or proposes to take with respect thereto.

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7.8 Hazardous Material Laws.

(a) Use and operate (or cause to be operated) all of its facilities and properties in material compliance with applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle Hazardous Materials in material compliance with all applicable Hazardous Material Laws except to the extent the failure to do any of the foregoing would not reasonably be expected to have a Material Adverse Effect; and

(b) To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect.

7.9 Financial Covenants.

(a) Total ~~Debt to Consolidated EBITDA~~Net Leverage Ratio. Maintain, as of the last day of each Fiscal Quarter, commencing with the ~~first~~ Fiscal Quarter ending ~~after the Effective Date~~March 31, 2024, a Total ~~Debt to Consolidated EBITDA~~Net Leverage Ratio of not more than 3.50 to 1.00.

(b) Current Ratio. Maintain, as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2024, a Current Ratio of not less than 1.00 to 1.00.

7.10 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, Governmental Authority, regulatory authority, securities exchange or otherwise) which are necessary or reasonably requested by Administrative Agent in connection with the execution, delivery and performance by the Parent or any Credit Party, as applicable, of this Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by the Parent or any Credit Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.

7.11 Compliance with ERISA; ERISA Notices.

(a) Comply in all material respects with all material requirements imposed by ERISA and the Internal Revenue Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b) Promptly notify Administrative Agent upon the occurrence of any of the following events of which Borrower has knowledge if any such event or events would reasonably be expected to have a Material Adverse Effect: (i) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA by any Credit Party; (ii) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA; (iii) the commencement by the PBGC, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA; (iv) the failure of any Credit Party to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code or Section 302

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of ERISA; (v) the withdrawal of any Credit Party from any Multiemployer Plan if any Credit Party reasonably believes that such withdrawal would give rise to the imposition of Withdrawal Liability with respect thereto; or (vi) the occurrence of (x) a “reportable event” which is required to be reported by a Credit Party under Section 4043 of ERISA other than any event for which the reporting requirement has been waived by the PBGC or (y) a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.

7.12 Future Restricted Subsidiaries; Additional Collateral.

(a) Within thirty (30) days after the date any Person becomes a Restricted Subsidiary (or such longer time period as Administrative Agent may determine), whether by acquisition, an Unrestricted Subsidiary becoming a Restricted Subsidiary or otherwise, cause such new Restricted Subsidiary to execute and deliver to Administrative Agent, for and on behalf of each of the Secured Parties (unless waived by Administrative Agent) a joinder agreement to the Guaranty whereby such Restricted Subsidiary shall become obligated as a Guarantor under the Guaranty; and

(b) Within thirty (30) days after the date any Person becomes a Restricted Subsidiary (or such longer time period as Administrative Agent may determine), whether by acquisition, an Unrestricted Subsidiary becoming a Restricted Subsidiary or otherwise, Borrower shall (i) in the event Borrower is the owner of the Equity Interests of such Restricted Subsidiary, pledge such Equity Interests to Administrative Agent, for the benefit of the Secured Parties pursuant to a pledge agreement in form and substance satisfactory to ~~the~~ Administrative Agent (or a joinder to the Pledge Agreement), (ii) in the event that a Credit Party (other than Borrower) is the owner of such Equity Interests, cause such Credit Party to execute and deliver a pledge agreement in form and substance satisfactory to ~~the~~ Administrative Agent (or a joinder to the Pledge Agreement) and pledge such Equity Interests to ~~the~~ Administrative Agent, for the benefit of the Secured Parties, and (iii) take, or cause to be taken, such action as may be necessary to perfect the Liens created pursuant to any such pledge agreement, including the Pledge Agreement, on such Equity Interests.

Borrower will also deliver, or cause to be delivered, to Administrative Agent such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as may be reasonably required by Administrative Agent in connection with the actions required under this Section 7.12. Upon Administrative Agent’s reasonable request, Borrower shall take, or cause to be taken, such additional steps as are necessary under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 7.12.

7.13 Use of Proceeds. Use all Advances ~~of the Revolving Credit~~ as set forth in Section 2.12. Borrower shall not use any portion of the proceeds of any such Advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board) in any manner which violates the provisions of Regulation T, U or X of ~~said~~the Board ~~of Governors~~ or for any other purpose in violation of any applicable statute or regulation.

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7.14 Further Assurances and Information.

(a) Promptly execute and deliver, and cause the Parent and each Restricted Subsidiary to promptly execute and deliver, to Administrative Agent all such other documents, agreements and instruments reasonably requested by ~~the~~ Administrative Agent or the Majority Lenders to effectuate more fully the purposes and intent of this Agreement and the other Loan Documents, or to comply with, cure any defects, or accomplish the covenants and agreements of the Parent, Borrower or any Restricted Subsidiary, as the case may be, in this Agreement and the other Loan Documents, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or any other Loan Document, or to state more fully the obligations secured in any of the Collateral Documents, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Collateral Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.

(b) Provide Administrative Agent and Lenders with (i) any other information required by Section 326 of the USA Patriot Act or necessary for Administrative Agent and Lenders to verify the identity of the Parent or any Credit Party as required by Section 326 of the USA Patriot Act and (ii) information and documentation (including, without limitation, a Beneficial Ownership Certification) reasonably requested by ~~the~~ Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.

7.15 Reserve Reports.

(a) On March 1 and September 1 of each year, commencing March 1, 2022, Borrower shall furnish to Administrative Agent and Lenders a Reserve Report dated as of the preceding January 1 of that year for the Reserve Report due March 1 and as of the preceding July 1 of that year for the Reserve Report due September 1. Each Reserve Report required to be delivered on March 1 of each year shall be prepared by or audited by Netherland, Sewell & Associates, Inc. or another independent petroleum consulting firm reasonably acceptable to Administrative Agent. Each other Reserve Report shall be prepared by Borrower’s in-house staff under the supervision of the appropriate officer who shall certify such Reserve Report to be true and accurate in all material respects and, except as disclosed therein, to have been prepared in accordance with the methodology and procedures used in the immediately preceding January 1 Reserve Report.

(b) In the event of any special determination of the Borrowing Base under Section 4.4, Borrower shall furnish to Administrative Agent and Lenders a Reserve Report prepared by Borrower’s in-house staff under the supervision of the appropriate officer who shall certify such Reserve Report to be true and accurate in all material respects and, except as disclosed therein, and to have been prepared in accordance with the methodology and procedures used in the immediately preceding Reserve Report. Borrower shall provide such Reserve Report with an “as of” date as reasonably requested by Administrative Agent as soon as possible, but in any event no later than sixty (60) days following the receipt of the reasonable request by Administrative Agent. For any special determination requested by Borrower pursuant to Section 4.4, the “as of” date shall be not more than 120 days preceding the date of delivery of the corresponding Reserve Report.

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(c) With the delivery of each Reserve Report, Borrower shall provide to Administrative Agent and Lenders, a certificate from a Responsible Officer certifying on behalf of Borrower that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Credit Parties own good and defensible title to the Borrowing Base Properties evaluated in such Reserve Report (which shall note which Oil and Gas Properties are Mortgaged Properties) and such Borrowing Base Properties are free of all Liens except for Liens permitted under Section 8.2, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no Material Gas Imbalances and the aggregate amount of all Advance Payments received by any Credit Party under Advance Payment Contracts that have not been satisfied by delivery of production does not exceed $1,000,000, and (iv) none of their Borrowing Base Properties evaluated in the most recent Reserve Report have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list (A) all Borrowing Base Properties sold, (B) all Borrowing Base Properties added to and deleted from the immediately prior Reserve Report, showing any change in working interest or net revenue interest and the reason for such change, and (C) all Persons disbursing proceeds to the Credit Parties from the Borrowing Base Properties.

7.16 Title Information and Mortgage Coverage.

(a) Delivery. On or before the delivery to Administrative Agent and Lenders of each Reserve Report required by Section 7.15, Borrower will deliver title information in form and substance reasonably acceptable to Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that Administrative Agent shall have received together with title information previously delivered to Administrative Agent, reasonably satisfactory title information ~~on at least 85%~~in respect of the ~~value of the~~ Oil and Gas Properties evaluated by such Reserve Report and constituting Mortgaged Properties sufficient to meet or exceed the Collateral Coverage Minimum.

(b) Cure of Title Defects. Upon reasonable request by Administrative Agent, Borrower shall cure any title defects or exceptions which are not Liens permitted under Section 8.2 and which in the reasonable discretion of Administrative Agent render the title to the Mortgaged Properties not good and defensible (except for Liens permitted by Section 8.2), or substitute acceptable Borrowing Base Properties of an equivalent value, with no title defects or exceptions except for Liens permitted under Section 8.2, within ninety (90) days after a reasonable request by Administrative Agent or Lenders to cure such defects or exceptions.

(c) Failure to Cure Title Defects. If Borrower is unable to cure any title defect required to be cured under Section 7.16(b) above as reasonably requested by Administrative Agent or Lenders to be cured within the 90-day period or Borrower does not comply with the requirements to provide reasonably acceptable title information

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~~covering 85% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report and constituting Mortgaged Properties~~as set forth in Section 7.16(a), such default shall not be a Default or an Event of Default, but instead Administrative Agent and Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by Administrative Agent or Lenders. To the extent that Administrative Agent or the Majority Lenders are not satisfied with title to any Mortgaged Property after the time period in Section 7.15(b) has elapsed, such unacceptable Mortgaged Property shall not count towards the ~~85% requirement~~Collateral Coverage Minimum, and Administrative Agent may send a notice to Borrower and Lenders that the then outstanding Borrowing Base shall be reduced by an amount as reasonably determined by Administrative Agent with the concurrence of the Supermajority Lenders to cause Borrower to be in compliance with the ~~requirement to provide reasonably acceptable title information on 85% of the value of the Mortgaged Properties~~Collateral Coverage Minimum. This new Borrowing Base shall become effective immediately after receipt of such notice.

7.17 Collateral.

(a) Collateral. The Indebtedness shall be secured by a perfected first priority Lien (subject only to Liens permitted under Section 8.2) granted to Administrative Agent for the benefit of the Secured Parties on (i) ~~no less than 85% of~~ the value of Oil and Gas Properties owned by the Credit Parties to which proved reserves of oil or gas are attributed in the most recent Reserve Report sufficient to meet or exceed the Collateral Coverage Minimum, (ii) all tangible and intangible personal property of the Credit Parties (other than Excluded Assets) located on or related to, any of the Mortgaged Properties, (iii) all accounts receivable and other proceeds arising from the sale of Hydrocarbons produced from the Mortgaged Properties, and (iv) the Equity Interests directly or indirectly owned by the Credit Parties in any Restricted Subsidiary.

(b) Title Information. Upon reasonable request by Administrative Agent in connection with the granting of the Lien on Oil and Gas Properties referred to in clause (a) above, Borrower will provide to Administrative Agent title information in form and substance reasonably satisfactory to Administrative Agent with respect to such Credit Party’s interests, provided that Borrower will not be required to provide title information ~~for more than 85% of the value of the Mortgaged~~in respect of the Oil and Gas Properties evaluated by ~~the most recent~~such Reserve Report and constituting Mortgaged Properties in excess of the Collateral Coverage Minimum.

(c) Legal Opinions. Promptly after the filing of any new Collateral Document in any state, upon the reasonable request of Administrative Agent, Borrower will provide to Administrative Agent an opinion of counsel addressed to Administrative Agent, for the benefit of Lenders, in form and substance reasonably satisfactory to Administrative Agent, stating that the Collateral Document is valid, binding, and enforceable in accordance with its terms in legally sufficient form for such jurisdiction and containing such other matters as reasonably requested by Administrative Agent.

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7.18 [Reserved].

7.19 Consolidated Cash Balance Information. ~~Upon the reasonable request of the Administrative Agent~~If the Aggregate Revolving Credit Exposure as of the last day of any calendar month exceeds sixty-five percent (65)% of the aggregate Revolving Credit Elected Commitments, Borrower shall provide to ~~the~~ Administrative Agent within one (1) Business Day of the last day of such calendar month (i) a certificate of a Responsible Officer in substantially the form of Exhibit I (a “Consolidated Cash Balance Certificate”), certifying as to the amount of the Consolidated Cash Balance and the amount by which the Consolidated Cash Balance exceeds the Consolidated Cash Balance Threshold, if any, as of such date, and (ii) attaching thereto, summary and balance statements, in a form reasonably acceptable to ~~the~~ Administrative Agent, for each deposit account, securities account, commodity account, or other account maintained at any financial institution other than Administrative Agent in which any Consolidated Cash Balance is held, credited or carried.

~~7.20 Post-Closing Covenant. On or before ninety (90) days after the Effective Date (or such later date as may be agreed by the Administrative Agent in its sole discretion), each Credit Party shall have delivered to the Administrative Agent each Deposit Account Control Agreement required to be provided pursuant to Section 4.10 of the Pledge Agreement with respect to any deposit account maintained by any Credit Party as of the Effective Date (other than any Excluded Accounts).~~

ARTICLE 8. NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid (excluding contingent reimbursement and indemnification obligations for which no claim has been made and Lender Hedging Obligations and Lender Product Obligations), it will not, and, as applicable, it will not permit any of its Restricted Subsidiaries to:

8.1 Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

(a) Debt of any Credit Party to Administrative Agent and/or any Secured Party constituting Indebtedness;

(b) any Debt existing on the Effective Date and set forth in Schedule 8.1 attached hereto and any refinancing, refundings and renewals thereof (without increasing the principal amount thereof);

(c) Debt of any Credit Party to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Leases, provided that the aggregate principal amount of Debt permitted by this Section 8.1(c) at any time outstanding shall not exceed the greater of (i)  $~~50,000,000~~125,000,000 and (ii) 5% of the Borrowing Base, and any renewals, extensions or refinancings of such Debt;

(d) [Intentionally Omitted];

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(e) Debt arising from judgments that do not constitute a Default or Event of Default under Section 9.1(h);

(f) Debt of Borrower or any Restricted Subsidiary to Parent, and intercompany Debt among Borrower and its Subsidiaries;

(g) obligations to royalty, overriding and working interest owners, joint interest obligations, trade payables and other lease operating expenses incurred in the ordinary course of business which are not more than one hundred twenty (120) days past due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(h) Debt associated with bonds or sureties provided to any Governmental Authority or to any other Person in connection with the operation of Oil and Gas Properties;

(i) Debt under Advance Payment Contracts permitted by Section 8.10;

(j) Debt in connection with the endorsement of negotiable instruments, cash management and other similar obligations in respect of netting services, overdraft protection and similar arrangements, in each case in the ordinary course of business;

(k) Debt associated with or in respect of workers’ compensation claims, performance, bid, release, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Borrower or any of the Restricted Subsidiaries, in each case in the ordinary course of business;

(l) Debt consisting of the financing of insurance premiums;

(m) Debt in respect of self-insurance obligations to the extent incurred in the ordinary course of business in accordance with customary industry practices in amounts customary in Borrower’s and its Restricted Subsidiaries’ industry;

(n) to the extent constituting Debt, indemnification, deferred purchase price adjustments, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets or any Investment permitted to be acquired or made hereunder or any Disposition permitted hereunder;

(o) Debt representing deferred compensation or similar obligations to employees of Parent and its Subsidiaries incurred in the ordinary course of business;

(p) Debt incurred in the ordinary course of business with respect to customer deposits and other unsecured current liabilities not the result of borrowing and not evidenced by any note or other evidence of Debt;

(q) unsecured Debt under the Senior Notes (and any Permitted Refinancing thereof), including any Debt constituting guarantees thereof by any Credit Party; ~~in an aggregate principal amount not to exceed $1,300,000,000.00 at any time outstanding;~~ provided that (i) at the time of and immediately after giving effect to each issuance of

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Senior Notes (and any Permitted Refinancing thereof), no Default shall have occurred and be continuing ~~and~~, (ii) Borrower shall be in compliance with the financial covenants set forth in Section 7.9, calculated on a pro forma basis after giving effect to the incurrence of such Debt, (iii) concurrently with the incurrence of any such Debt, the Borrowing Base shall be automatically reduced by an amount equal to 25% of the aggregate principal amount of such Debt so incurred (provided that, with respect to this clause (iii), such automatic reduction shall not apply in the case of incremental unsecured Debt under Senior Notes in an aggregate principal amount not to exceed $650,000,000 incurred prior to the first scheduled Determination Date to occur after the Fifth Amendment Effective Date (for avoidance of doubt, excluding any Permitted Refinancing of any Senior Notes)), and (iv) in connection with the issuance of Senior Notes, the Borrower shall prepay the Advances and/or deposit cash collateral to the extent required pursuant to Section 2.10(c);

(r) guarantee obligations in respect of (i) Debt otherwise permitted pursuant to this Section 8.1 and (ii) loans to employees of the Parent and its Subsidiaries for the exercise of stock options, provided that, in the case of clause (ii), such loans shall not exceed $1,000,000 in the aggregate at any time outstanding; ~~and~~

(s) Debt constituting Permitted Pari Passu Debt (including any refinancing, refundings and renewals thereof (without increasing the principal amount thereof)) that is originally incurred during the period from and after the Fifth Amendment Effective Date through (but not including) the date that is one (1) year after the Fifth Amendment Effective Date, in an aggregate amount not to exceed the least of (i) the Borrowing Base less the aggregate Revolving Credit Elected Commitments, (ii) the aggregate Revolving Credit Elected Commitments and (iii) one-third (1/3) of the aggregate Pari Passu Obligations, calculated on a pro forma basis after giving effect to each proposed incurrence of such Permitted Pari Passu Debt; and

(t) ~~(s)~~ additional unsecured Debt in an aggregate principal amount outstanding for all such Debt not to exceed ~~at any time ten percent (10%) of the amount of the Borrowing Base then in effect~~$100,000,000.

8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Permitted Encumbrances;

(b) Liens securing Debt permitted by Section 8.1(c), provided that (i) such Liens are created upon fixed or capital assets acquired, constructed or improved by the applicable Credit Party after the date of this Agreement (including without limitation by virtue of a loan or a Capitalized Lease), (ii) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition of the item of property subject thereto, (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof and (iv) the Lien does not cover any property other than the fixed or capital asset acquired (and proceeds and accessions and additions to such property);

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(c) Liens created pursuant to the Loan Documents;

(d) other Liens, existing on the Effective Date, set forth on Schedule 8.2 and renewals, refinancings and extensions thereof;

(e) Liens securing insurance premium financings, provided that no such Lien may extend to or cover any property other than the insurance being acquired with such financings, the proceeds thereof and any unearned or refunded insurance premiums related thereto; ~~and~~

(f) Liens securing Permitted Pari Passu Debt; provided that such Liens are subject, at all times, to a Pari Passu Intercreditor Agreement; and

(g) ~~(f)~~ Liens on property not constituting Borrowing Base Properties or Collateral or any proceeds thereof.

Regardless of the provisions of this Section 8.2, no Lien over the Equity Interests of any Restricted Subsidiary of Borrower (except for those Liens for the benefit of Administrative Agent and the other Secured Parties) shall be permitted under the terms of this Agreement.

8.3 Fundamental Changes. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or liquidate, wind up or dissolve, except that:

(a) any Restricted Subsidiary may merge into Borrower in a transaction in which Borrower is the continuing or surviving entity;

(b) any Restricted Subsidiary may merge into any other Restricted Subsidiary or an Unrestricted Subsidiary, in each case only to the extent that the continuing or surviving entity is a Restricted Subsidiary;

(c) Borrower or any Restricted Subsidiary may merge with or into any other Person, provided that Borrower or a Restricted Subsidiary, as applicable, is the continuing or surviving entity;

(d) any Restricted Subsidiary may Dispose of its assets to Parent, Borrower or to another Restricted Subsidiary or any Unrestricted Subsidiary;

(e) Dispositions permitted by Section 8.4 may be made; and

(f) any Restricted Subsidiary may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower or such Restricted Subsidiary and any remaining assets are thereafter held by Borrower or another Restricted Subsidiary.

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8.4 Dispositions. Dispose of any of the Borrowing Base Properties, whether now owned or hereafter acquired, except:

(a) Dispositions of Hydrocarbons in the ordinary course of business;

(b) farmouts of undeveloped acreage and assignments in connection with such farmouts;

(c) the Disposition of equipment and other property in the ordinary course of business, in each case that is obsolete or no longer necessary in the business of any of the Credit Parties or that is being replaced by equipment of comparable value and utility;

(d) Liens permitted by Section 8.2, Investments permitted by Section 8.6 and Distributions permitted by Section 8.5;

(e) Dispositions permitted by Section 8.3;

(f) Dispositions of cash and Cash Equivalents in the ordinary course of business;

(g) Borrower may Dispose of its Borrowing Base Properties to any Restricted Subsidiary and any Restricted Subsidiary may Dispose of its Borrowing Base Properties to Borrower or any other Restricted Subsidiary;

(h) sales or discounts of overdue accounts receivable in the ordinary course of business;

(i) Dispositions of owned or leased vehicles in the ordinary course of business;

(j) Dispositions consisting of any compulsory pooling or unitization ordered by a Governmental Authority with jurisdiction over the subject Oil and Gas Properties;

(k) other Dispositions of Borrowing Base Properties, provided that: (i) unless such Disposition is a farmout, unitization, or exchange (or an assignment in connection therewith), 90% of the consideration received in respect of such Disposition shall be cash, (ii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Borrowing Base Property or interest therein, (iii) if such Disposition of Borrowing Base Properties (or the Equity Interests of any Restricted Subsidiary owning Borrowing Base Properties) during any period between two successive scheduled redeterminations has a fair market value in excess of five percent (5%) of the Borrowing Base then in effect (as reasonably determined by ~~the~~ Administrative Agent), individually or in the aggregate for all such Borrowing Base Properties, the Borrowing Base shall be reduced, effective immediately upon such Disposition, by an amount equal to the value, if any, assigned such Borrowing Base Properties in the most recently delivered Reserve Report, (iv) after giving effect to any reduction in the Borrowing Base pursuant to clause (iii) above, Borrower shall use the Net Cash Proceeds received from such Disposition to reduce the Aggregate Credit Exposure pursuant to and in accordance with the terms of Section 2.10(c) and (v) immediately before and after giving effect thereto, no Default shall have occurred and been continuing; ~~and~~

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(l) other Dispositions of Borrowing Base Properties having a fair market value not to exceed $10 million in any fiscal year~~.~~; and

(m) Dispositions of Oil and Gas Properties to which no proved oil and gas reserves are attributed and which are not included in or not given value for purposes of establishing the Borrowing Base and that would not otherwise constitute Borrowing Base Properties.

Lenders hereby consent and agree to the release by Administrative Agent of any and all Liens on the property sold or otherwise Disposed of in compliance with this Section 8.4.

8.5 Restricted Payments. Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (collectively, “Purchases” and together with Distributions, “Restricted Payments”), except that:

(a) each Credit Party may pay cash Distributions to Borrower or a Restricted Subsidiary;

(b) Borrower and each Credit Party may declare and make Distributions payable in the Equity Interests of such Person, provided that the issuance of such Equity Interests does not otherwise violate the terms of this Agreement and no Default has occurred and is continuing at the time of making such Distribution or would result from the making of such Distribution;

(c) Borrower may declare and make Distributions to the Parent, provided that either:

(i) (x) no Default has occurred and is continuing at the time of making such Distribution or would result from the making of such Distribution and (y) the aggregate amount of such Distributions shall not exceed $25,000,000 during any Fiscal Year of Borrower, or

(ii) ~~(x) no Default has occurred and is continuing at the time of making such Distribution or would result from the making of such Distribution, (y) the Borrower shall have a Total Debt to Consolidated EBITDA Ratio of not more than 3.00 to 1.00, calculated on a pro forma basis after giving effect to such Distribution and (z) the Borrower shall have Liquidity, calculated on a pro forma basis after giving effect to such Distribution, of not less than twenty percent (20%) of the Revolving Credit Aggregate Commitments; and~~the Specified Conditions shall have been satisfied; and

(d) Borrower may declare and make Distributions to the Parent; provided, however, that if an Event of Default has occurred and is continuing, Distributions to the Parent during such period while an Event of Default exists must be used by the Parent only for operational purposes.

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8.6 Limitation on Investments, Loans and Advances. Make or permit to remain outstanding any loans, or advances to, or investments in (collectively, “Investments”), (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise), or any loans or advances to, any Person, other than:

(a) Investments in cash and Cash Equivalents;

(b) Investments existing on the Effective Date and listed on Schedule 8.6;

(c) Investments (i) made by Borrower in any Restricted Subsidiary, any Unrestricted Subsidiary or Parent, or (ii) made by any Restricted Subsidiary in Borrower, any other Restricted Subsidiary, any Unrestricted Subsidiary or Parent;

(d) Investments in respect of Commodity Hedging Agreements and Interest Rate Agreements permitted by Section 8.1(d);

(e) advances to employees of Parent and its Subsidiaries for travel, meals and entertainment expenses in the ordinary course of business and loans to employees for the purpose of exercise of stock options, all of which in the aggregate outstanding at any time shall not exceed 2% of the amount of the Borrowing Base;

(f) the creation or acquisition of additional Restricted Subsidiaries made in compliance with Section 7.12;

(g) demand deposits with financial institutions, prepaid expenses and extensions of trade credit in the ordinary course of business (and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss);

(h) guarantee obligations permitted by Section 8.1;

(i) Investments by Borrower and its Restricted Subsidiaries that are (i) customary in the oil and gas business, and (ii) made in the form of, or pursuant to, Oil and Gas Properties, operating agreements, farm-in agreements, farm-out agreements, mutual interest agreements, development agreements, unitization agreements, joint bidding agreements, joint venture agreements, services contracts and other similar agreements;

(j) the acquisition of Oil and Gas Properties, equipment and other property, and investments with respect to and relating to the production of oil, gas and other liquid or gaseous Hydrocarbons from Oil and Gas Properties;

(k) the entry into operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and investments and expenditures in connection therewith or pursuant thereto in the ordinary course of business;

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(l) Investments representing the non-cash portion of the consideration received for any Disposition of any assets permitted under Section 8.4;

(m) Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities or joint ventures entered into by Borrower or a Restricted Subsidiary;

(n) extensions of trade credit in the ordinary course of business; and

(o) in addition to Investments otherwise expressly permitted by this Section, Investments by Borrower or any of its Restricted Subsidiaries ~~in an aggregate amount at any time outstanding not to exceed the greater of (x) $25,000,000 or (y) two percent (2%) of the amount of the Borrowing Base then in effect.~~, provided that either:

(i) (x) no Default has occurred and is continuing at the time of making such Investment or would result from the making of such Investment and (y) the aggregate amount of such Investments shall not exceed $25,000,000 during any Fiscal Year of Borrower, or

(ii) the Specified Conditions shall have been satisfied.

For purposes of determining compliance with this Section 8.6, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but with adjustment for amounts actually returned in cash to Borrower or the applicable Restricted Subsidiary on such Investment.

8.7 Transactions with Affiliates and Unrestricted Subsidiaries. Except as set forth in Schedule 8.7, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Unrestricted Subsidiary or any Affiliate of the Credit Parties involving aggregate consideration in excess of $5,000,000; provided that the foregoing restrictions shall not apply to: (a) transactions among Borrower, Parent or Subsidiaries of Borrower that are Guarantors; (b) transactions otherwise specifically permitted under this Agreement; (c) transactions in the ordinary course of a Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than it would obtain in a comparable arm’s length transaction from unrelated third parties, (d) the payment of directors’ fees and indemnification and reimbursement of expenses to directors, officers or employees; (e) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans, and (f) employment and severance arrangements entered into in the ordinary course of business between Borrower or any Subsidiary and any employee thereof.

8.8 Limitations on Other Restrictions. Enter into any agreement, document or instrument which would (a) restrict the ability of any Restricted Subsidiary of Borrower to pay or make dividends or distributions in cash or kind to Borrower or any other Restricted Subsidiary, to make loans, advances or other payments of whatever nature to any Credit Party, or to make transfers or distributions of all or any part of its assets to any Credit Party; or (b) restrict or prevent any Credit Party from granting Administrative Agent on behalf of Lenders Liens upon, security interests in and pledges of their respective assets, provided, however, that the preceding restrictions

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will not apply to encumbrances or restrictions arising under or by reason of (i) this Agreement or the other Loan Documents ~~or~~, the Senior Note Documents (or any documents evidencing or relating to any Permitted Refinancing thereof) or Permitted Pari Passu Debt Documents, (ii) any agreements governing any Debt permitted by Section 8.1(c) and any other purchase money Debt or Capitalized Leases otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed by or the subject of such Debt and the proceeds and products thereof and all accessions and attachments thereto), (iii) customary restrictions that arise in connection with any Disposition permitted by Section 8.4 and applicable solely to the assets subject to such Disposition, (iv) customary provisions in joint venture agreements and similar agreements that restrict transfer of assets of, or Equity Interests in, joint ventures, (v) prohibitions and limitations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such prohibitions and limitations were not created in contemplation of such Person becoming a Restricted Subsidiary and apply only to such Restricted Subsidiary, (vi) restrictions with respect to Oil and Gas Properties that are not Borrowing Base Properties and are not included in the most recent Reserve Report delivered pursuant to Section 4.3, (vii) customary provisions contained in agreements that restrict assignment of such agreement entered into in the ordinary course of business, (viii) customary provisions in leases, subleases, licenses, sublicenses and similar contracts that restrict the transfer thereof or the transfer of the assets subject thereto by the lessee, sublessee, licensee or sublicensee, and (ix) prohibitions and limitations arising by operation of law.

8.9 Fiscal Year. Permit the Fiscal Year of any Credit Party or Parent to end on a day other than December 31.

8.10 Gas Balancing Agreements and Advance Payment Contracts. Allow (a) any Material Gas Imbalance and (b) the aggregate amount of all Advance Payments received by any Credit Party under Advance Payment Contracts which have not been satisfied by delivery of production to exceed $1,000,000.

8.11 Hedging Transactions. Enter into any Commodity Hedging Agreements or Interest Rate Agreements, except Commodity Hedging Agreements and Interest Rate Agreements entered into with an Approved Counterparty in the ordinary course of business and not for speculative purposes to:

(a) hedge or mitigate crude oil and condensate, natural gas and natural gas liquids price risks to which Borrower or any Restricted Subsidiary has actual exposure (whether or not treated as a hedge for accounting purposes under GAAP); provided that at the time Borrower or any Restricted Subsidiary enters into any such Commodity Hedging Agreement, such Commodity Hedging Agreement (A) does not have a term greater than ~~forty-eight~~sixty (~~48~~60 ) months from the date such Commodity Hedging Agreement is entered into, and (B) when aggregated and netted with all other Commodity Hedging Agreements of Borrower and its Restricted Subsidiaries then in effect would not cause the aggregate notional volume per month for each of crude oil and condensate, natural gas and natural gas liquids, calculated separately, under all Commodity Hedging Agreements then in effect (other than Excluded Hedges) to exceed for any month during the forthcoming ~~four~~five year period, eighty-five percent (85%) of the total anticipated production of Borrower and its Restricted Subsidiaries, taken as a whole; and

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(b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower or any Restricted Subsidiary.

In no event shall any Commodity Hedging Agreement or Interest Rate Agreement entered into by Borrower or any Restricted Subsidiary contain any requirement, agreement or covenant for Borrower or any Restricted Subsidiary to post collateral or margin to secure their obligations under such Commodity Hedging Agreement or Interest Rate Agreement, as the case may be, or to cover market exposures; provided that this sentence shall not prevent (x) a Lender Counterparty from requiring the obligations under any Commodity Hedging Agreement or Interest Rate Agreement with Borrower or any Restricted Subsidiary to be secured by the Liens granted to Administrative Agent pursuant to the Collateral Documents and (y) Borrower or any Restricted Subsidiary from delivering letters of credit (including Letters of Credit issued by an Issuing Lender pursuant to this Agreement) to secure their obligations under Commodity Hedging Agreements and Interest Rate Agreements so long as the aggregate face amount of all such letters of credit, taken as a whole, shall not exceed fifty percent (50%) of the Letter of Credit Maximum Amount at any time.

8.12 Nature of Business. Permit any material change to be made in the character of its business as an oil and gas exploration and production company and related businesses.

8.13 Senior Notes and Permitted Pari Passu Debt Restrictions.

(a) Except for regularly scheduled payments of interest required under the Senior Notes or any Permitted Pari Passu Debt, directly or indirectly, optionally or voluntarily retire, redeem, defease, repurchase or prepay prior to the scheduled due date thereof any part of the principal of, or interest on, the Senior Notes (or any Permitted Refinancing thereof) or Permitted Pari Passu Debt; provided that so long as no Default or Borrowing Base Deficiency has occurred and is continuing or would be caused thereby, the Credit Parties may retire, redeem, defease, repurchase or prepay the Senior Notes or Permitted Pari Passu Debt, in whole or in part, (x) with the proceeds of any Permitted Refinancing permitted pursuant to Section 8.1(q) (with respect to Senior Notes) and/or with the Net Cash Proceeds of any issuance of Equity Interests by the Parent or any of its Subsidiaries or (y) so long as the ~~Borrower shall have a Total Debt to Consolidated EBITDA Ratio of not more than 3.00 to 1.00, calculated on a pro forma basis after giving effect thereto and the Borrower shall have Liquidity, calculated on a pro forma basis after giving effect thereto, of not less than twenty percent (20%) of the Revolving Credit Aggregate Commitments.~~Specified Conditions have been satisfied.

(b) Enter into or permit any modification or amendment of the Senior Note Documents or the Permitted Pari Passu Debt Documents the effect of which is to (a) increase the maximum principal amount of the Senior Notes or Permitted Pari Passu Debt or the rate of interest on any of the Senior Notes or Permitted Pari Passu Debt (other than as a result of the imposition of a default rate of interest in accordance with the terms of the Senior Note Documents or the Permitted Pari Passu Debt Documents, as applicable), (b) change or add any event of default or any covenant with respect to the Senior Note Documents or the Permitted Pari Passu Debt Documents if the effect of such change or addition is to cause any one or more of the Senior Note Documents or the Permitted Pari

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Passu Debt Documents to be materially more restrictive on any Credit Party or any of its Restricted Subsidiaries than such Senior Note Documents or such Permitted Pari Passu Debt Documents were prior to such change or addition, (c) shorten the dates upon which payments of principal or interest on the Senior Notes ~~are~~or the Permitted Pari Passu Debt is due, (d) change any redemption or prepayment provisions of the Senior Notes or the Permitted Pari Passu Debt, (e) alter the subordination provisions, if any, with respect to any of the Senior Note Documents~~, (f)~~ or the Permitted Pari Passu Debt Documents, (f) solely with respect to the Senior Note Documents, grant any Liens in any assets of any Credit Party or any of its Subsidiaries, or (g) solely with respect to the Senior Note Documents, permit any Subsidiary of any Credit Party to guarantee the Senior Notes unless such Subsidiary is (or concurrently with any such guarantee becomes) a Guarantor hereunder.

8.14 International Trade Laws; Anti-Money Laundering Laws; Anti-Corruption Laws; Etc..

(a) Shall not permit its directors and officers, and any employee, agent, or affiliate acting on behalf of such Credit Party in connection with this Agreement, or such Credit Party’s Subsidiaries to: (a) become a Sanctioned Person; (b) directly or indirectly, provide, use, or make available the proceeds of any Loan hereunder (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner that could result in a violation by any Person (including Administrative Agent, any arranger, Issuing Lender, any Lender, underwriter, advisor, investor, or otherwise) of Anti-Corruption Law, Anti-Money Laundering, or International Trade Laws or (iv) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (c) repay the Advances with Blocked Property or funds derived from any unlawful activity; or (d) permit any Collateral to become Blocked Property.

(b) Directly or indirectly provide, use, or make available the proceeds of any Loan hereunder to any of such Credit Party’s Subsidiaries that is not party to this Agreement.

ARTICLE 9. DEFAULTS.

9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) Borrower shall fail to pay when due or declared due any part of the principal of any Advance and any such payment default shall continue unremedied for more than one (1) Business Day;

(b) Borrower shall fail to pay when due or declared due any part of the interest on any Advance and any such payment default shall continue unremedied for more than three (3) Business Days;

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(c) non-payment of any Reimbursement Obligation, fees or other amounts (other than as set forth in subsection (a) above) due and owing by Borrower, any other Credit Party or the Parent under this Agreement or by any Credit Party or the Parent under any of the other Loan Documents to which it is a party, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days after the same is due and payable;

(d) default in the observance or performance of any of the covenants or agreements (as applicable) of Borrower set forth in Sections 7.1, 7.2(a), 7.4(a), 7.5(d), 7.7(a), 7.9, 7.13, 7.15, or Article 8 in its entirety, provided that an Event of Default arising from a breach of Sections 7.1, 7.2(a) or 7.15 shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 7.7(a) shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 7.7(a) and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;

(e) default in the observance or performance of any of the other covenants or agreements (as applicable) of the Parent or any Credit Party set forth in this Agreement or any other Loan Document (other than those specified in clauses (a), (c) and (d) above) and such default shall continue unremedied for a period of forty-five (45) consecutive days after written notice thereof has been given to Borrower;

(f) any representation or warranty under the Loan Documents, including this Agreement, or in any certificate or statement furnished or made to ~~the~~ Administrative Agent or Lenders pursuant hereto, or in connection herewith, or in connection with any document furnished hereunder, shall prove to be untrue in any material respect as of the date on which such representation or warranty is made (or deemed made), or any representation, statement (including financial statements), certificate, report or other data furnished or made under any Loan Document, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified (except as such information shall have specifically been replaced or modified);

(g) (i) default by Parent or any Credit Party in the payment of any Material Debt, whether under a direct obligation or guaranty, and continuance thereof beyond any applicable period of grace or cure, if any, provided in the instrument or agreement under which such Material Debt was created or (ii) failure by Parent or any Credit Party to observe or perform any other agreement contained in any instrument or agreement evidencing or securing such Material Debt which continues beyond any applicable period of grace or cure, if any, provided in the instrument or agreement under which such Material Debt was created, and the effect of which would permit the holder or holders thereof to accelerate such Material Debt, or require the prepayment, repurchase, redemption or defeasance of such Material Debt; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (g) shall not constitute an Event of Default if any such defaults, events or conditions are remedied or waived, prior to the exercise of any remedies by Administrative Agent pursuant to Section 9.2 (other than the charging of interest at the default rate specified herein), by the requisite holders or beneficiaries of such Material Debt (or a trustee or agent on behalf of such holders or beneficiaries);

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(h) A judgment (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage in writing), for the payment of money in excess of the Threshold Amount is rendered by any court or other governmental body against Parent or any Credit Party and such Person does not discharge the judgment or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within sixty (60) days from the date of entry thereof, and within said period of sixty (60) days from the date of entry thereof or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserves therefor as may be required under GAAP;

(i) the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined by the PBGC to constitute grounds for a distress termination of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of any Credit Party for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Administrative Agent’s or any Lender’s other rights or remedies hereunder), or (ii) the termination or the institution of proceedings by the PBGC to terminate any such Pension Plan, or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (iv) the reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial withdrawal by any Credit Party from any Multiemployer Plan, which in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect;

(j) (i) except as expressly permitted under this Agreement, the Parent or any Credit Party shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered); or (ii) a creditors’ committee shall have been appointed for the business of the Parent or any Credit Party; or (iii) the Parent or any Credit Party (A) shall have made a general assignment for the benefit of creditors or (B) shall have been adjudicated bankrupt and if not an adjudication based on a filing by the Parent or any Credit Party, as applicable, it shall not have been dismissed within sixty (60) days, or (C) shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors, or (D) shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization, or (E) shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or (iv) a receiver, trustee or custodian shall have been appointed for any of its property or assets (other than upon application or consent of the Parent or any Credit Party, as applicable) and shall not have been removed within sixty (60) days; or (v) an order shall be entered approving any petition for reorganization of the Parent or any Credit Party (other than upon application or consent of the Parent or any Credit Party, as applicable) and shall not have been reversed or dismissed within sixty (60) days;

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(k) a Change of Control;

(l) Borrower, any other Credit Party or the Parent shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; ~~or~~

(m) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms hereof or thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms (other than in accordance with the terms hereof or thereof), or cease to create a valid and perfected Lien of the priority required thereby on any material portion of the Collateral, except to the extent permitted by the terms of this Agreement or any of the other Loan Documents, or Borrower, the Parent or any Credit Party shall so state in writing~~.~~; or

(n) at any time that any Permitted Pari Passu Debt is outstanding, the Pari Passu Intercreditor Agreement with respect thereto shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against any party thereto, or shall be repudiated by any of them, or cease to establish the relative Lien priorities required or purported thereby, or any party thereto shall so state in writing.

9.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) with the consent of the Majority Lenders, Administrative Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the ~~Revolving Credit Aggregate Commitment~~Commitments terminated; (b) with the consent of the Majority Lenders, Administrative Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the entire unpaid principal Indebtedness, including the Notes (but excepting Indebtedness under Lender Hedging Obligations and Lender Product Obligations), immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Borrower; (c) upon the occurrence of any Event of Default specified in Section 9.1(j) and notwithstanding the lack of any declaration by Administrative Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness (excepting Indebtedness under Lender Hedging Obligations and Lender Product Obligations) shall become automatically and immediately due and payable, and the ~~Revolving Credit Aggregate Commitment~~Commitments shall be automatically and immediately terminated; (d) Administrative Agent may, and shall, upon being directed to do so by the Majority Lenders, demand immediate delivery of cash collateral, and Borrower agrees to deliver such cash collateral upon demand, in an amount equal to 100% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, for deposit into an account controlled by Administrative Agent; (e) Administrative Agent may, and shall, upon being directed to do so by the Majority Lenders, notify Borrower or any Credit Party that interest shall be payable on demand on all Indebtedness (other than (1) ~~Revolving Credit~~ Advances with respect to which Section 2.6 shall govern and (2) Lender Hedging Obligations and Lender Product Obligations) owing from time to time to Administrative Agent or any Lender, at a per annum rate equal to the then applicable Alternate Base Rate plus 2%; and (f) Administrative Agent may, and shall, upon being directed to do so by the Majority Lenders or Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

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9.3 Rights Cumulative. No delay or failure of Administrative Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Administrative Agent and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.

9.4 Waiver by Borrower of Certain Laws. To the extent permitted by applicable law, Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement or any other Loan Document. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

9.5 Waiver of Defaults. No Event of Default shall be waived by Administrative Agent and the Lenders except in accordance with Section 13.9. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Administrative Agent or Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of Administrative Agent or Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. Borrower expressly agrees that this Section may not be waived or modified by Lenders or Administrative Agent by course of performance, estoppel or otherwise.

9.6 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender, each Issuing Lender and each of their respective Affiliates may at any time and from time to time, without notice to Borrower but subject to the provisions of Section 10.3 (any requirement for such notice being expressly waived by Borrower), setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender or any such Affiliate, to or for the credit or the account of Borrower or any other Credit Party against any and all of the obligations of Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. Each Lender and each Issuing Lender agrees to notify Borrower and ~~the~~ Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section 9.6 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have.

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ARTICLE 10. PAYMENTS, RECOVERIES AND COLLECTIONS.

10.1 Payment Procedure.

(a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise provided herein, all payments made by Borrower of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by Administrative Agent not later than 1:00 p.m. (New York time) on the date such payment is required or intended to be made in Dollars in immediately available funds to Administrative Agent at ~~Administrative Agent’s office identified on Schedule 13.6~~the Principal Office, for the ratable benefit of the ~~Revolving Credit~~ Lenders in the case of payments in respect of ~~the Revolving Credit~~any Facility and any Letter of Credit Obligations. Subject to Sections 2.7 and 2.10, at the time of payment, the Borrower shall notify Administrative Agent as to which Borrowings are being repaid. Any payment received by Administrative Agent after 1:00 p.m. (New York time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Upon receipt of each such payment, Administrative Agent shall make prompt payment to each applicable Lender.

(b) Unless Administrative Agent shall have been notified in writing by Borrower ~~at least two (2) Business Days~~on or prior to the date on which any payment to be made by Borrower is due that Borrower does not intend to remit such payment, Administrative Agent may, in its sole discretion and without obligation to do so, assume that Borrower has remitted such payment when so due and Administrative Agent may, in reliance upon such assumption, make available to each ~~Revolving Credit~~ Lender on such payment date an amount equal to such Lender’s share of such assumed payment. If Borrower has not in fact remitted such payment to Administrative Agent, each Lender shall forthwith on demand repay to Administrative Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent at a rate per annum equal to the Federal Funds Effective Rate for the first two (2) Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to such ~~Revolving Credit~~ Advances.

(c) Subject to the definition of “Interest Period” in Section 1.1 of this Agreement, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

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10.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, (x) in the case of any Event of Default under Section 9.1(j), immediately following the occurrence and during the continuance thereof, (y) on and after the ~~Revolving Credit~~Latest Maturity Date, and (z) in the case of any other Event of Default that is continuing:

(a) upon the termination of the ~~Revolving Credit Aggregate Commitment~~Commitments, or

(b) the acceleration of any Indebtedness arising under this Agreement (other than Commodity Hedging Agreements and Interest Rate Agreements), or

(c) at Administrative Agent’s option, or

(d) upon the request of the Majority Lenders after the commencement of any remedies hereunder,

all proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Indebtedness, whether by acceleration or otherwise, shall be applied:

(a) first, to payment or reimbursement of that portion of the Indebtedness constituting reasonable fees, expenses and indemnities payable to ~~the~~ Administrative Agent in its capacity as such;

(b) second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting reasonable fees, expenses and indemnities payable to the Lenders;

(c) third, pro rata to payment of accrued interest on Advances;

(d) fourth, pro rata to payment of principal outstanding on Advances, and the payment of Lender Hedging Obligations and Lender Product Obligations;

(e) fifth, pro rata to any other Indebtedness;

(f) sixth, to serve as cash collateral to be held by ~~the~~ Administrative Agent to secure Reimbursement Obligations; and

(g) seventh, any excess, after all of the Indebtedness shall have been paid in full in cash, shall be paid to Borrower or as otherwise required by law.

Notwithstanding the foregoing, amounts received from Parent or any Credit Party (or from their respective assets) that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations owing to a Lender Counterparty (it being understood, that in the event that any amount is applied to Indebtedness as a result of this clause, ~~the~~ Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from such Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Indebtedness described in clause fourth above by Lender Counterparties that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Indebtedness pursuant to clause fourth above).

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10.3 Pro-rata Recovery. Subject to Section 10.4(c), if any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it, or the participations in Letter of Credit Obligations held by it in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all such Indebtedness, such Lender shall purchase from the other Lenders such participations in the ~~Revolving Credit~~Facilities and/or the Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the ~~applicable Revolving Credit~~Applicable Commitment Percentages of Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

10.4 Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure.

(a) The obligation of any Lender to make any Advance hereunder shall not be affected by the failure of any other Lender to make any Advance under this Agreement, and no Lender shall have any liability to Borrower or any of their Subsidiaries, Administrative Agent, any other Lender, or any other Person for another Lender’s failure to make any loan or Advance hereunder.

(b) If any Lender shall become a Defaulting Lender, then such Defaulting Lender’s right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or such other Loan Documents, or to approve or consent to any redetermination of the Borrowing Base or to direct or approve any action or inaction by Administrative Agent shall be subject to the restrictions set forth in Section 13.9.

(c) To the extent and for so long as a Lender remains a Defaulting Lender and notwithstanding the provisions of Section 10.3 hereof, Administrative Agent shall be entitled, without limitation, (i) to withhold or setoff and to apply in satisfaction of those obligations for payment (and any related interest) in respect of which the Defaulting Lender shall be delinquent or otherwise in default to Administrative Agent or any Lender (or to hold as cash collateral for such delinquent obligations or any future defaults) the amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document, (ii) if the amount of Advances made by such Defaulting Lender is less than its ~~Revolving Credit~~Applicable Commitment Percentage requires, apply payments of principal made by Borrower amongst the Non-Defaulting Lenders on a pro rata basis until all outstanding Advances are held by all Lenders according to their respective ~~Revolving Credit~~Applicable Commitment Percentages and (iii) to bring an action or other proceeding, in law or equity, against such Defaulting Lender in a court of competent jurisdiction to recover the delinquent amounts, and any related interest. Furthermore, the rights and remedies of Borrower, Administrative Agent, the Issuing Lenders, and the other Lenders against a Defaulting Lender under this Section shall be in addition to any other rights and remedies such parties may have against the Defaulting Lender under this Agreement or any of the other Loan Documents, applicable law or otherwise, and Borrower waives no rights or remedies against any Defaulting Lender.

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(d) If any Revolving Credit Lender shall become a Defaulting Lender, then, for so long as such Revolving Credit Lender remains a Defaulting Lender, any Fronting Exposure shall be reallocated by Administrative Agent at the request of any Issuing Lender among the Non-Defaulting Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages of the Revolving Credit, but only to the extent that the sum of the aggregate principal amount of all Revolving Credit Advances made by each Non-Defaulting Revolving Credit Lender, plus such Non-Defaulting Revolving Credit Lender’s Revolving Credit Percentage of the aggregate outstanding principal amount of Letter of Credit Obligations prior to giving effect to such reallocation plus such Non-Defaulting Revolving Credit Lender’s Revolving Credit Percentage of the Fronting Exposure to be reallocated does not exceed such Non-Defaulting Revolving Credit Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment, and only so long as no Default or Event of Default has occurred and is continuing on the date of such reallocation.

(e) If the Fronting Exposure of a Defaulting Lender is reallocated among the Non-Defaulting Revolving Credit Lenders pursuant to clause (d) above, then the fees payable to the Revolving Credit Lenders pursuant to Section 3.4(a)(i) shall be adjusted in accordance with such Non-Defaulting Revolving Credit Lenders’ reallocated Revolving Credit Percentages.

(f) In the event that each of Administrative Agent, Borrower and each Issuing Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then any reallocation of the Fronting Exposure of such Defaulting Lender pursuant to clause (d) above shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Elected Commitment ~~Amount~~ and on the date of such readjustment such Lender shall purchase at par such of the Advances of the other Lenders as ~~the~~ Administrative Agent shall determine may be necessary in order for such Lender to hold such Advances in accordance with its Revolving Credit Percentage.

ARTICLE 11. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.

11.1 Reimbursement of Prepayment Costs. If (i) Borrower makes any prepayment of principal with respect to any SOFR Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, pursuant to any mandatory provisions hereof, by acceleration, or otherwise); (ii) Borrower converts or continues (or attempts to convert or continue) any such Advance on any day other than the last day of the Interest Period applicable thereto; (iii) Borrower fails to borrow, continue, refund or convert any SOFR Advance after notice has been given by Borrower to Administrative Agent in accordance with the terms hereof requesting such Advance; or (iv) if Borrower fails to make any payment of principal in respect of a SOFR Advance when due, Borrower shall reimburse Administrative Agent for itself and/or on behalf of any Lender, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by Administrative Agent and Lenders, as the case may be, as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Administrative Agent and Lenders, as the case may be, shall have funded or committed to fund such Advance. The amount payable under

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this Section by Borrower to Administrative Agent for itself and/or on behalf of any Lender, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded, continued or converted, for the period from the date of such prepayment or of such failure to borrow, continue, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement (excluding, however, the Applicable Margin included therein, if any), over (b) the amount of interest (as reasonably determined by Administrative Agent and Lenders, as the case may be) which would have accrued to Administrative Agent and Lenders, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market. Calculation of any amounts payable to any Lender under this paragraph shall be made as though such Lender shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Lender may fund any SOFR Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Administrative Agent and Lenders shall deliver to Borrower a certificate setting forth in reasonable detail the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

11.2 [Reserved].

11.3 Alternate Rate of Interest.

(a) Circumstances Affecting Benchmark Availability. Subject to Section 11.3(b) below, if:

(i) ~~the~~ Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a SOFR Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period; or

(ii) ~~the~~ Administrative Agent is advised by the Majority Lenders that prior to the commencement of any Interest Period for a SOFR Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Borrowing for such Interest Period;

then ~~the~~ Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) ~~the~~ Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Request for ~~Revolving Credit~~ Advance in accordance with the terms of Section 2.3, to the extent of the affected SOFR Borrowing or affected Interest Period, any Request for ~~Revolving Credit~~ Advance that requests the conversion of any Borrowing to, or continuation of any

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Borrowing as, a SOFR Borrowing and any Request for ~~Revolving Credit~~ Advance that requests a SOFR Borrowing shall instead be deemed to be a Request for ~~Revolving Credit~~ Advance, for an ABR Borrowing. Furthermore, if any affected SOFR Advance is outstanding on the date of the Borrower’s receipt of the notice from ~~the~~ Administrative Agent referred to in this Section 11.3(a) with respect to the Adjusted Term SOFR Rate applicable to such SOFR Advance, then until (x) ~~the~~ Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Request for ~~Revolving Credit~~ Advance in accordance with the terms of Section 2.3, any SOFR Advance shall on the last day of the Interest Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day), be converted by ~~the~~ Administrative Agent to, and shall constitute, an ABR Advance.

(b) Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Commodity Hedging Agreements or Interest Rate Agreements shall be deemed not to be a “Loan Document” for purposes of this Section), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (~~x~~A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (~~y~~B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as ~~the~~ Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders. If the Benchmark Replacement is Adjusted Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, ~~the~~ Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

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(iii) Notices; Standards for Decisions and Determinations. ~~The~~ Administrative Agent will promptly notify the Borrower and the Lenders of (A) ~~any occurrence of a Benchmark Transition Event, (B)~~ the implementation of any Benchmark Replacement, and (~~C~~B) the effectiveness of any Conforming Changes~~, (D)~~ in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (~~E~~y) the commencement ~~or conclusion~~ of any Benchmark Unavailability Period. Any determination, decision or election that may be made by ~~the~~ Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 11.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document~~,~~ except, in each case, as expressly required pursuant to this Section 11.3(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (~~i~~A) if the then-current Benchmark is a term rate ~~(including the Term SOFR Reference Rate)~~or based on a term rate and either (~~A~~I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by ~~the~~ Administrative Agent in its reasonable discretion or (~~B~~II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will ~~be no longer~~not be representative, then ~~the~~ Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (~~ii~~B) if a tenor that was removed pursuant to clause (~~i~~A) above either (~~A~~I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (~~B~~II ) is not, or is no longer, subject to an announcement that it is not or will ~~no longer~~not be representative for a Benchmark (including a Benchmark Replacement), then ~~the~~ Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for ~~a SOFR Borrowing of,~~an Advance bearing interest based on or with reference to such Benchmark or conversion to or continuation of ~~SOFR~~ Advances bearing interest based on or with reference to such Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for ~~a Borrowing of~~an

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ABR Advance or conversion to an ABR ~~Advances~~Advance. During ~~any~~a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

11.4 [Reserved].

11.5 Increased Costs.

(a) Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirements, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate) or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its advances, loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Advance (or of maintaining its obligation to make any such Advance) or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

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(c) Certificates. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in Section 11.5(a) or 11.5(b), which shall be prepared in good faith and in reasonable detail by such Lender or Issuing Lender, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within thirty (30) Business Days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section 11.5 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that notice of the demand is made within 180 days of the date on which the condition or event giving rise to compensation first occurs.

11.6 [Reserved].

11.7 Designation of Different Lending Office . If any Lender requests compensation under Section 11.5, or if any ~~Loan~~Credit Party is required to indemnify any Lender or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 11.9, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 11.5 or Section 11.9, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

11.8 Margin Adjustment. Adjustments to the Applicable Margins and the Applicable Fee Percentages set forth on Schedule 1.1 shall be calculated by Administrative Agent and based on the Borrowing Base Utilization in effect from time to time. Each change in the Applicable Margins and the Applicable Fee Percentages (based on the Borrowing Base Utilization) shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next change; provided, however, that if at any time Borrower fails to deliver a Reserve Report within five (5) days of the date required to be delivered pursuant to Section 7.15, and for each day during the period from and including such date to but excluding the date on which such Reserve Report is delivered, the Applicable Margins and Applicable Fee Percentages shall be at the highest level on the Applicable Margin Grid.

11.9 Taxes.

(a) Defined Terms. For purposes of this Section 11.9, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

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(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable ~~Loan~~Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this paragraph (a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of ~~the~~ Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this paragraph (d) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to ~~the~~ Administrative Agent), or by ~~the~~ Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify ~~the~~ Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified ~~the~~ Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.7(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by ~~the~~ Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by ~~the~~ Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes ~~the~~ Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by ~~the~~ Administrative Agent to the Lender from any other source against any amount due to ~~the~~ Administrative Agent under this paragraph (e).

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(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 11.9, such Credit Party shall deliver to ~~the~~ Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to ~~the~~ Administrative Agent.

(g) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and ~~the~~ Administrative Agent, at the time or times reasonably requested by Borrower or ~~the~~ Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or ~~the~~ Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or ~~the~~ Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or ~~the~~ Administrative Agent as will enable Borrower or ~~the~~ Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clause (i), (ii) and (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing:

(i) any Lender that is a U.S. Person shall deliver to Borrower and ~~the~~ Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or ~~the~~ Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and ~~the~~ Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or ~~the~~ Administrative Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (2) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(B) an executed copy of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (1) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (2) an executed copy of IRS Form W-8BEN; or

(D) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and ~~the~~ Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or ~~the~~ Administrative Agent), an executed copy of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or ~~the~~ Administrative Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and ~~the~~ Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or ~~the~~ Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by

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Borrower or ~~the~~ Administrative Agent as may be necessary for Borrower and ~~the~~ Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and ~~the~~ Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 11.9 (including by the payment of additional amounts pursuant to this Section 11.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 11.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 11.9 shall survive the resignation or replacement of ~~the~~ Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE 12. AGENT.

12.1 Appointment of Administrative Agent. Each ~~Lender and the holder of each Note (if issued)~~of the Lenders and the Issuing Lenders hereby irrevocably appoints PNC to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to ~~act on behalf of such Lender or holder under this Agreement and the other Loan Documents~~take such actions on its behalf and to exercise such powers ~~hereunder and thereunder~~ as are ~~specifically~~ delegated to Administrative Agent by the terms hereof ~~and~~or thereof,

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together with such actions and powers as ~~may be~~are reasonably incidental thereto~~, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement,~~. The provisions of this Article are solely for the benefit of Administrative Agent ~~shall act solely as agent of~~, the Lenders and the Issuing Lenders, and (x) Administrative Agent does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party~~.~~, and (y) the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

12.2 Deposit Account with Administrative Agent or any Lender. Unless such authorization is revoked by written notice to Administrative Agent, Borrower authorizes Administrative Agent, in Administrative Agent’s sole discretion, upon notice to Borrower to charge its general deposit account(s), if any, maintained with Administrative Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

12.3 ~~Scope of Administrative Agent’s Duties~~Exculpatory Provisions.

(a) ~~.~~ Administrative Agent shall not have ~~no~~any duties or ~~responsibilities~~obligations except those expressly ~~set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against Administrative Agent). None of Administrative Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders or the Supermajority Lenders (or all of Lenders for those acts requiring consent of all of Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Credit Parties or any Affiliate of the Credit Parties, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Credit Parties of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit. Administrative Agent and its Affiliates~~ specified herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

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(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly specified herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(b) Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2 and 13.9), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

(c) Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition specified in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

12.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon ~~any certificate,~~, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other ~~communication~~writing (including any ~~cable, telegraph, telex, facsimile transmission or oral communication~~electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and ~~correct and~~ to have been signed, sent or ~~given by or on behalf of a proper person~~otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the

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making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may ~~treat the payee of any Note as the holder thereof. Administrative Agent may employ agents and may~~ consult with legal counsel (who may be counsel for the Borrower), independent ~~public~~ accountants and other experts selected by it, and shall not be liable ~~to Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or~~ for any action taken or ~~omitted to be~~not taken by it ~~in good faith~~ in accordance with the advice of any such counsel, accountants or experts.

12.5 ~~12.4~~ Successor Administrative Agent. Administrative Agent may resign as such at any time upon at least thirty (30) days prior notice to Borrower and each of Lenders. If Administrative Agent at any time shall resign or if the office of Administrative Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument, appoint successor agent(s) (“Successor Administrative Agent”) satisfactory to such Majority Lenders and, so long as no Default or Event of Default has occurred and is continuing, to Borrower (which approval shall not be unreasonably withheld or delayed); provided, however that any such Successor Administrative Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States or any state thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least $500,000,000. Such Successor Administrative Agent shall thereupon become Administrative Agent hereunder, as applicable, and Administrative Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Administrative Agent may reasonably request. If a Successor Administrative Agent is not so appointed or does not accept such appointment before the resigning Administrative Agent’s resignation becomes effective, the resigning Administrative Agent may appoint a temporary successor to act until such appointment by the Majority Lenders and, if applicable, Borrower, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Administrative Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Administrative Agent hereunder until such appointment by the Majority Lenders and, if applicable, Borrower, is made and accepted. Such Successor Administrative Agent shall succeed to all of the rights and obligations of the resigning Administrative Agent as if originally named. The resigning Administrative Agent shall duly assign, transfer and deliver to such Successor Administrative Agent all moneys at the time held by the resigning Administrative Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations, in its capacity as Administrative Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

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12.6 ~~12.5~~ Credit Decisions. Each Lender acknowledges that it has, independently of Administrative Agent and each other Lender and based on the financial statements of Borrower and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of Administrative Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.

12.7 ~~12.6~~ Authority of Administrative Agent to Enforce This Agreement. Each Lender, subject to the terms and conditions of this Agreement, grants Administrative Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of Lenders allowed in any proceeding relative to any Credit Party, or their respective creditors or affecting their respective properties, and to take such other actions which Administrative Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

12.8 ~~12.7~~ Indemnification of Administrative Agent. Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify Administrative Agent and its Affiliates (to the extent not reimbursed by Borrower, but without limiting any obligation of Borrower to make such reimbursement), ratably according to their respective ~~Revolving Credit~~Applicable Commitment Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of house and outside counsel) which may be imposed on, incurred by, or asserted against Administrative Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by Administrative Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from Administrative Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Administrative Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of in-house and outside counsel) incurred by Administrative Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that Administrative Agent and its Affiliates are not reimbursed for such expenses by Borrower, but without limiting the obligation of Borrower to make such reimbursement. Each Lender agrees to reimburse Administrative Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to Administrative Agent and its Affiliates by Lenders pursuant to this Section, provided that, if Administrative Agent or its Affiliates are subsequently reimbursed by Borrower for such amounts, they shall refund to Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to Administrative Agent and its Affiliates under this Section shall become impaired as determined in Administrative Agent’s reasonable judgment or Administrative Agent shall elect in its sole discretion to have such indemnity confirmed by Lenders (as to specific matters or otherwise), Administrative Agent shall give notice thereof to each Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, Administrative Agent may cease, or not commence, to take any action.

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12.9 ~~12.8~~ Knowledge of Default. It is expressly understood and agreed that Administrative Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of Administrative Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or a Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon receiving such a notice, Administrative Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). Administrative Agent shall also furnish Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by Borrower hereunder.

12.10 ~~12.9~~ Administrative Agent’s Authorization; Action by Lenders. Except as otherwise expressly provided herein, whenever Administrative Agent is authorized and empowered hereunder on behalf of Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), Administrative Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders, the Supermajority Lenders or Lenders, as applicable hereunder. Action that may be taken by the Majority Lenders, the Supermajority Lenders, any other specified ~~Revolving Credit~~Applicable Commitment Percentage of Lenders or all of Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote of the requisite percentages of Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that Administrative Agent exercises good faith, diligent efforts to give all of Lenders reasonable advance notice of the meeting, or (ii) pursuant to the written consent of the requisite percentages of Lenders as required hereunder, provided that all of Lenders are given reasonable advance notice of the requests for such consent.

12.11 ~~12.10~~ Enforcement Actions by Administrative Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Administrative Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders, the Supermajority Lenders, or all of Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that Administrative Agent shall not be required to act or omit to act if, in the reasonable judgment of Administrative Agent, such action or omission may expose Administrative Agent to personal liability for which Administrative Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than Administrative Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.

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12.12 ~~12.11~~ Collateral Matters. Administrative Agent is authorized on behalf of all Lenders, without the necessity of any notice to or further consent from Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

12.13 ~~12.12~~ Administrative Agent in its Individual Capacity. ~~RBC and its Affiliates, successors and assigns shall each~~The Person serving as Administrative Agent hereunder shall have the same rights and powers ~~hereunder~~in its capacity as a Lender as any other Lender and may exercise ~~or refrain from exercising~~ the same as though ~~such Lender~~it were not Administrative Agent~~. RBC~~, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may ~~(without having to account therefor to any Lender)~~ accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of ~~banking, trust, financial advisory or other~~ business with, the ~~Credit Parties as if such Lender~~Borrower or any Subsidiary or other Affiliate thereof as if such Person were not ~~acting as~~ Administrative Agent hereunder~~,~~ and ~~may accept fees and other consideration therefor~~ without ~~having~~any duty to account ~~for~~therefor to the ~~same to~~ Lenders.

12.14 ~~12.13~~ Administrative Agent’s Fees. Borrower shall pay to ~~the~~ Administrative Agent the administrative agency fee set forth in the Fee Letter until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder is outstanding. The agency fees referred to in this Section 12.13 shall not be refundable under any circumstances.

12.15 ~~12.14~~ Documentation Administrative Agent or other Titles. Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of Administrative Agent in any assignment agreement as Lead Arranger, Documentation Agent, Syndication Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.16 ~~12.15~~ No Reliance on Administrative Agent’s Customer Identification Program.

(a) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA ~~Patriot~~PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other ~~anti-terrorism law~~Anti-Money Laundering Law, any Anti-Corruption Law, or any International Trade Law, including any programs involving any of the following items relating to or in connection with ~~Borrower or any of its Subsidiaries, any of their respective~~any of the Credit Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any ~~record keeping~~recordkeeping, (iii) ~~any~~ comparisons with government lists, (iv) ~~any~~ customer notices or (v) ~~any~~ other procedures required under the CIP Regulations or such other ~~laws~~Laws.

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(b) Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the USA Patriot Act.

12.17  ~~12.16 Certain~~Erroneous Payments.

~~(a) Each Lender hereby agrees that if, at any time, (i) it receives any amount from Administrative Agent on account of the Indebtedness, whether for principal, interest, fees or otherwise (the “Applicable Payment”), and whether or not such amount or any other amount is then due and owing to such Lender by Borrower or any Credit Party, and (ii) Administrative Agent subsequently notifies such Lender that the Applicable Payment was either (A) made in error or (B) has not been reimbursed by Borrower, in whole or in part, to Administrative Agent within the time specified thereof under this Agreement, then: (x) such Lender shall promptly return such amount (or, if applicable, its ratable share of the unreimbursed portion thereof) to Administrative Agent within one (1) Business Day following notice thereof and (y) any amounts not so returned shall bear interest at the Federal Funds Effective Rate. Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender or other Person shall be to recover the amount from the Person that actually received it.~~

~~(b) Borrower and each other Credit Party hereby agrees that (x) in the event an Applicable Payment (or portion thereof) is not recovered from any Lender, including, without limitation, any Issuing Lender, that has received such Applicable Payment (or any portion thereof) for any reason, Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Applicable Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Indebtedness owed by Borrower or any other Credit Party except, in each case, to the extent such Applicable Payment is, and solely with respect to the amount of such Applicable Payment that is, comprised of funds received by Administrative Agent from Borrower or any other Credit Party for the purpose of making such Applicable Payment.~~

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(a) If Administrative Agent notifies a Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 12.17(b).

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(c) Each Lender, Issuing Lender or Secured Party hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender, Issuing Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrower or Administrative Agent, (ii) Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) Administrative Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain

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available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Administrative Agent may be equitably subrogated, Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Indebtedness owed by the Borrower or any other Credit Party; provided that this Section 12.17 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Indebtedness of the Borrower relative to the amount (and/or timing for payment) of the Indebtedness that would have been payable had such Erroneous Payment not been made by the Administrative Agent, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from the Borrower or any other Credit Party for the purpose of a payment on the Indebtedness.

(f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) ~~(c)  This~~Each party’s obligations, agreements and waivers under this Section  ~~12.16~~12.17 shall survive the resignation or replacement of Administrative Agent ~~hereunder and/or any~~, the termination of the Commitments ~~or~~and/or the repayment, satisfaction or discharge of ~~the~~all Indebtedness (or any portion thereof) under any Loan Document.

12.18 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and any lead arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,

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(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and any lead arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of Administrative Agent or any lead arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

12.19 Intercreditor Agreements. Each Issuing Lender and each Lender (on behalf of itself and its Affiliates) hereby authorize and direct Administrative Agent to enter into, to the extent contemplated to be entered into pursuant to this Agreement, any Pari Passu Intercreditor Agreement on behalf of the Secured Parties and without any further consent, authorization or other action by such Secured Party. Administrative Agent shall have the benefit of the provisions of Article 12 of this Agreement with respect to all actions taken by it pursuant to this Section 12.19 or in accordance with the terms of any Pari Passu Intercreditor Agreement to the full extent thereof. In addition, each Issuing Lender and each Lender (on behalf of itself and its Affiliates) constituting

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at least the Majority Lenders hereby authorize Administrative Agent or any such successor (i) to execute or to enter into amendments of or supplements to, amendments and restatements of, waivers or other modifications of the Collateral Documents, any Pari Passu Intercreditor Agreement and any additional or replacement intercreditor agreements, in each case, in order to effect the subordination of, and to provide for certain additional rights, obligations and limitations in respect of, any Liens that are junior or pari passu to the Liens securing the Indebtedness and incurred as permitted by this Agreement, (ii) to establish certain relative rights as between the holders of the Indebtedness and the holders of the Debt secured by such Liens that are junior or pari passu to the Liens securing the Indebtedness and (iii) any amendments, supplements or other modifications of any Collateral Document to add or remove any legend that may be required pursuant to any Pari Passu Intercreditor Agreement. Each Issuing Lender and each Lender (on behalf of itself and its Affiliates) constituting at least the Majority Lenders hereby irrevocably (i) consents to the treatment of Liens to be provided for under any Pari Passu Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Pari Passu Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of any Pari Passu Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against Administrative Agent as a result of any action taken by Administrative Agent pursuant to this Section or in accordance with the terms of any Pari Passu Intercreditor Agreement and (iv) authorizes and directs Administrative Agent to carry out the provisions and intent of any Pari Passu Intercreditor Agreement.

ARTICLE 13. MISCELLANEOUS.

13.1 Accounting Principles. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if Administrative Agent notifies Borrower that Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, for the purposes of calculating compliance with any covenant in this Agreement or any other Loan Document, no effect shall be given to any change in GAAP arising out of a change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010 or a substantially similar pronouncement.

13.2 Consent to Jurisdiction. Borrower, Administrative Agent and Lenders hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Texas state court sitting in Dallas, Texas in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and the parties hereto irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Texas state court. Each of the parties irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Texas

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by the delivery of copies of such process to it at the applicable addresses specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by it in a notice to the other parties that complies as to delivery with the terms of Section 13.6. Nothing in this Section shall affect the right of any party to serve process in any other manner permitted by law or limit the right of Lenders or Administrative Agent (or any of them) to bring any such action or proceeding against any party hereto, or any of their property in the courts with subject matter jurisdiction of any other jurisdiction. Each of the parties irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

13.3 Law of Texas. This Agreement, the Notes and, except where otherwise expressly specified therein to be governed by local law, the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of Texas (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.4 Interest. It is the intent of Borrower and each Lender in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of Texas, if any, and the United States of America from time to time in effect. In furtherance thereof, Lenders and Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum nonusurious interest rate under applicable law (the “Maximum Rate”) and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the outstanding principal of the Indebtedness (other than Lender Hedging Obligations and Lender Product Obligations) owing to such Lender (or if such Indebtedness shall have been paid in full, refund said excess to Borrower). In the event that the maturity of the Indebtedness (other than Lender Hedging Obligations and Lender Product Obligations) is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on such Indebtedness (or, if such Indebtedness shall have been paid in full, refunded to Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, Borrower and Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Indebtedness all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in

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connection with the Indebtedness. The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith. For purposes of determining the Maximum Rate under the law of the State of Texas, the applicable interest rate ceiling shall be the “weekly ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code, as amended.

13.5 Closing Costs and Other Costs; Indemnification.

(a) Borrower shall pay or reimburse (i) Administrative Agent and its Affiliates for payment of, on demand, all reasonable and documented out-of-pocket costs and expenses, including, by way of description and not limitation, reasonable outside attorney fees and advisor fees and advances, appraisal and accounting fees, lien search fees, and required travel costs, incurred by Administrative Agent and its Affiliates in connection with the commitment, syndication, negotiation, consummation, closing and funding of the loans contemplated hereby, or in connection with the preparation, administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties hereto) or any refinancing or restructuring of the loans or Advances provided under this Agreement or the other Loan Documents, or any amendment, revision, modification, consent or waiver thereof requested by Borrower, and (ii) Administrative Agent and its Affiliates and each of Lenders, as the case may be, for all stamp and other taxes and duties payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby (other than Excluded Taxes), and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. Furthermore, Borrower shall pay or reimburse all reasonable and documented out-of-pocket costs and expenses, including without limitation reasonable attorney fees and advisor fees, incurred by Administrative Agent and its Affiliates and, after the occurrence and during the continuance of an Event of Default, by Lenders in revising, preserving, protecting, exercising or enforcing any of its or any of Lenders’ rights against Borrower or any other Credit Party, or otherwise incurred by Administrative Agent and its Affiliates and Lenders in connection with any Event of Default or the enforcement of the Advances (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Administrative Agent, its Affiliates, or any Lender which would not have been asserted were it not for Administrative Agent’s or such Affiliate’s or Lender’s relationship with Borrower hereunder or otherwise, shall also be paid by Borrower. Borrower shall pay any amounts due under this Section 13.5 within thirty (30) days of the receipt by Borrower of notice of the amount due.

(b) BORROWER AGREES TO INDEMNIFY AND HOLD ADMINISTRATIVE AGENT, ISSUING LENDER AND EACH LENDER AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH, AN “INDEMNIFIED PERSON”) HARMLESS FROM ALL LOSS, COST, DAMAGE, LIABILITY OR EXPENSES, INCLUDING REASONABLE DOCUMENTED OUTSIDE ATTORNEYS’ FEES AND DISBURSEMENTS (BUT WITHOUT DUPLICATION OF SUCH FEES AND DISBURSEMENTS FOR THE SAME

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SERVICES), INCURRED BY ANY INDEMNIFIED PERSON BY REASON OF AN EVENT OF DEFAULT, OR ENFORCING THE OBLIGATIONS OF ANY CREDIT PARTY UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AS APPLICABLE, OR IN THE PROSECUTION OR DEFENSE OF ANY ACTION OR PROCEEDING CONCERNING ANY MATTER GROWING OUT OF OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS, EXCLUDING, HOWEVER, ANY LOSS, COST, DAMAGE, LIABILITY OR EXPENSES TO THE EXTENT ARISING, AS TO ANY INDEMNIFIED PERSON, (1) AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT, (2) AS A RESULT OF A MATERIAL BREACH IN BAD FAITH BY SUCH INDEMNIFIED PERSON OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY LOAN DOCUMENT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT, OR (3) AS A RESULT OF DISPUTES SOLELY BETWEEN INDEMNIFIED PERSONS AND NOT RELATING TO ANY ACTION OF SUCH INDEMNIFIED PARTY IN ITS CAPACITY AS ADMINISTRATIVE AGENT OR ISSUING LENDER.

(c) BORROWER AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS EACH INDEMNIFIED PERSON FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, PENALTIES, FINES, LIABILITIES, SETTLEMENTS, DAMAGES, COSTS OR EXPENSES OF WHATEVER KIND OR NATURE (INCLUDING WITHOUT LIMITATION, REASONABLE AND DOCUMENTED ATTORNEYS AND CONSULTANTS FEES, INVESTIGATION AND LABORATORY FEES, ENVIRONMENTAL STUDIES REQUIRED BY ADMINISTRATIVE AGENT OR ANY LENDER IN CONNECTION WITH THE VIOLATION OF HAZARDOUS MATERIAL LAWS), COURT COSTS AND LITIGATION EXPENSES, ARISING OUT OF OR RELATED TO (I) THE PRESENCE, USE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS MATERIALS ON, FROM OR AFFECTING ANY PREMISES OWNED OR OCCUPIED BY ANY CREDIT PARTY IN VIOLATION OF OR THE NON-COMPLIANCE WITH APPLICABLE HAZARDOUS MATERIAL LAWS, (II) ANY PERSONAL INJURY (INCLUDING WRONGFUL DEATH) OR PROPERTY DAMAGE (REAL OR PERSONAL) ARISING OUT OF OR RELATED TO SUCH HAZARDOUS MATERIALS, (III) ANY LAWSUIT OR OTHER PROCEEDING BROUGHT OR THREATENED, SETTLEMENT REACHED OR GOVERNMENTAL ORDER OR DECREE RELATING TO SUCH HAZARDOUS MATERIALS, AND/OR (IV) COMPLYING OR COMING INTO COMPLIANCE WITH ALL HAZARDOUS MATERIAL LAWS (INCLUDING THE COST OF ANY REMEDIATION OR MONITORING REQUIRED IN CONNECTION THEREWITH) OR ANY OTHER REQUIREMENT OF LAW; PROVIDED, HOWEVER, THAT BORROWER SHALL HAVE NO OBLIGATIONS UNDER THIS SECTION 13.5(C) WITH RESPECT TO CLAIMS, DEMANDS, PENALTIES, FINES, LIABILITIES, SETTLEMENTS, DAMAGES, COSTS OR EXPENSES OWING TO ANY INDEMNIFIED PERSON TO THE EXTENT ARISING (A) AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A

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FINAL NON-APPEALABLE JUDGMENT, OR (B) AFTER SUCH INDEMNIFIED PERSON THEREOF TAKES POSSESSION OR CONTROL OF THE RELEVANT PROPERTY AND NOT RESULTING FROM ANY ACTIONS OR OMISSIONS OF BORROWER, PARENT OR ANY OF ITS SUBSIDIARIES. THE OBLIGATIONS OF BORROWER UNDER THIS SECTION 13.5(C) SHALL BE IN ADDITION TO ANY AND ALL OTHER OBLIGATIONS AND LIABILITIES BORROWER MAY HAVE TO ADMINISTRATIVE AGENT, ANY OF LENDERS OR ANY OTHER INDEMNIFIED PERSON AT COMMON LAW OR PURSUANT TO ANY OTHER AGREEMENT.

(d) To the extent permitted by applicable law, (i) no Credit Party shall assert, and each hereby waives, any claim against any Indemnified Person and (ii) neither ~~the~~ Administrative Agent, nor any Issuing Lender or any Lender shall assert, and each hereby waives, any claim against any Credit Party, in each case, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transaction contemplated hereby, any Advance or Letter of Credit or the use of the proceeds thereof.

13.6 Notices.

(a) Notices. Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth on Schedule 13.6 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.6 or posted to an E-System set up by or at the direction of Administrative Agent (as set forth below). Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received. Administrative Agent may, but shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such written notice shall control. Any notice given by Administrative Agent or any Lender to Borrower shall be deemed to be a notice to all of the Credit Parties.

(b) Electronic Communications. Notices and other communications provided to Administrative Agent, the Issuing Lenders and Lenders party hereto under this Agreement or any other Loan Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices

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pursuant to Article 2 and Article 3 or to Compliance Certificates delivered pursuant to Section 7.2(a) unless otherwise agreed by ~~the~~ Administrative Agent, the applicable Issuing Lender or the applicable Lender, as the case may be. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by it. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return email, or other written acknowledgment) and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.

(c) Change of Address, etc. Each of Borrower, ~~the~~ Administrative Agent and each Issuing Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower, ~~the~~ Administrative Agent and each Issuing Lender. In addition, each Lender agrees to notify ~~the~~ Administrative Agent from time to time to ensure that ~~the~~ Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

(d) Platform.

(i) Borrower agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent

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Parties”) have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

13.7 Successors and Assigns; Participations; Assignments.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of ~~the~~ Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of ~~the~~ Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its ~~Revolving Credit Commitment Amount~~Commitments and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s ~~Revolving Credit~~ Commitment ~~Amount~~ and/or the Advances at the time owing to it, no minimum amount need be assigned; and

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(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the ~~Revolving Credit~~ Commitment ~~Amount~~ (which for this purpose includes Advances outstanding thereunder) or, if the applicable ~~Revolving Credit~~ Commitment ~~Amount~~ is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to ~~the~~ Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of ~~the~~ Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the ~~Revolving Credit~~ Commitment ~~Amount~~ assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender;

(B) the consent of ~~the~~ Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for ~~assignments if such~~an assignment ~~is to a Person~~: (1) by a Revolving Credit Lender to an assignee that is ~~not~~ a Revolving Credit Lender or an Affiliate of ~~such Lender~~a Revolving Credit Lender and (2) by a Term Lender to an assignee that is a Term Lender or an Affiliate of a Term Lender, in each case, immediately prior to giving effect to such assignment; and

(C) the consent of each Issuing Lender; provided that no consent of the Issuing Lenders shall be required for an assignment of all or any portion of a Term Loan.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to ~~the~~ Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for which Borrower shall not be responsible; provided that ~~the~~ Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to ~~the~~ Administrative Agent an Administrative Questionnaire.

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(v) No Assignment to Certain Persons. No such assignment shall be made to (A) Borrower or any of Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) a hedge fund, loan fund, investment fund, trust or other similar investment vehicle or entity without the prior written approval of Borrower.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to ~~the~~ Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and ~~the~~ Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to ~~the~~ Administrative Agent, each Issuing Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Revolving Credit Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by ~~the~~ Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.4(c), Section 11.1, Section 11.5, Section 11.9 and Section 13.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

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(c) Register. ~~The~~ Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States of America a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the ~~Revolving Credit Commitment Amounts~~Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, ~~the~~ Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or ~~the~~ Administrative Agent, sell participations to any Person (other than a natural Person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its ~~Revolving Credit~~ Commitment ~~Amount~~ and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, ~~the~~ Administrative Agent, the Issuing Lenders and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.7 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.9(b) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Section 3.4(c), Section 11.1, Section 11.5, and Section 11.9 (subject to the requirements and limitations therein, including the requirements under Section 11.9(g) (it being understood that the documentation required under Section 11.9(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 13.11 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.4(c), Section 11.5, or Section 11.9, with respect to any participation, than its participating Lender would have been entitled to receive, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 13.11 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.6 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.3

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as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, ~~the~~ Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.8 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by fax or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document and the words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement or any other Loan Document shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act. Administrative Agent may, in its discretion, require that any such documents and signatures executed electronically or delivered by fax or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature executed electronically or delivered by fax or other electronic transmission.

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13.9 Amendment and Waiver.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Administrative Agent and the Majority Lenders (or by Administrative Agent at the written request of the Majority Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by the Parent, or any Credit Party or the Guarantors that are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. All references in this Agreement to “Lenders” shall refer to all Lenders, unless expressly stated to refer to Majority Lenders or Supermajority Lenders (or the like).

(b) Notwithstanding anything to the contrary herein,

(i) no amendment, waiver or consent shall increase the stated amount of any Lender’s ~~Revolving Credit~~ Commitment ~~Amount~~ hereunder without such Lender’s consent;

(ii) no amendment, waiver or consent shall, unless in writing and signed by each Lender holding Indebtedness directly affected thereby, do any of the following:

(A) reduce the principal of, or interest on, any outstanding Advance or Letter of Credit Obligation or any Fees or other amounts payable hereunder; or

(B) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness (other than Lender Hedging Obligations and Lender Product Obligations) or any Fees or other amounts payable hereunder (except with respect to the payments required under Section 2.10);

(iii) no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following:

(A) change any of the provisions of this Section 13.9 or the definitions of “Majority Lenders”, “Supermajority Lenders”, “Majority Revolving Lenders”, “Majority Term Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder;

(B) increase the Borrowing Base or modify the definition of “Borrowing Base”;

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(C) except as expressly permitted hereunder or under the Collateral Documents, release all or substantially all of the Collateral (provided that neither Administrative Agent nor any Lender shall be prohibited thereby from proposing or participating in a consensual or nonconsensual debtor-in-possession or similar financing), or release any material guaranty provided by any Person in favor of Administrative Agent and Lenders, provided however that Administrative Agent shall be entitled, without notice to or any further action or consent of Lenders, to release any Collateral which any Credit Party is permitted to sell, assign or otherwise transfer in compliance with this Agreement or the other Loan Documents or release any guaranty to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise);

(D) increase the maximum duration of Interest Periods permitted hereunder;

(E) modify Sections 10.2 or 10.3; or

~~(F) increase the Maximum Facility Amount; or~~

~~(G) increase the aggregate Revolving Credit Commitment Amounts to exceed eighty percent (80%) of the Borrowing Base;~~

(F) (x) subordinate, or have the effect of subordinating, the Indebtedness to any other Debt or (y) subordinate, or have the effect of subordinating, the Liens securing the Indebtedness to Liens securing any other Debt;

(iv) any amendment, waiver or consent that will amend, modify or otherwise affect in any adverse manner, the interests, rights or obligations of the Revolving Credit Lenders hereunder if such waiver, amendment or modification affects the interests, rights or obligations of the Revolving Credit Lenders in a manner substantially different from and more adverse than the effect of such waiver, amendment or modification on the Term Lenders shall require the written consent of the Majority Revolving Lenders and the Majority Lenders;

(v) any amendment, waiver or consent that will amend, modify or otherwise affect in any adverse manner, the interests, rights or obligations of the Term Lenders hereunder if such waiver, amendment or modification affects the interests, rights or obligations of the Term Lenders in a manner substantially different from and more adverse than the effect of such waiver, amendment or modification on the Revolving Credit Lenders shall require the written consent of the Majority Term Lenders and the Majority Lenders;

(vi) any amendment, waiver or consent that will amend, modify or otherwise change the terms applicable to a Class of Term Loans shall require the written consent of the Lenders holding not less than 50% of the principal amount of such Term Loans in such Class;

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(vii) any amendment, waiver or consent that will amend, modify or otherwise change the terms of Article 3 or Section 5.2 shall require the written consent of the Majority Revolving Lenders;

(viii) ~~(iv)~~ any amendment, waiver or consent that will (A) amend any provision in Article 3 or (B) otherwise affect the rights or duties of any Issuing Lender under this Agreement or any of the other Loan Documents, shall require the written concurrence of such Issuing Lender; and

(ix) ~~(v)~~ any amendment, waiver, or consent that will affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document, shall require the written concurrence of Administrative Agent.

(c) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove of any amendment, consent, waiver or any other modification to any Loan Document (and all amendments, consents, waivers and other modifications may be effected without the consent of the Defaulting Lenders), except that the foregoing shall not permit, in each case without such Defaulting Lender’s consent, (i) an increase in such Defaulting Lender’s ~~Revolving Credit~~ Commitment ~~Amount~~, (ii) the waiver, forgiveness or reduction of the principal amount of any Advance or Letter of Credit Obligations owing to such Defaulting Lender (unless all other Lenders affected thereby are treated similarly), (iii) the extension of the final maturity date(s) of such Defaulting Lenders’ portion of any of the Indebtedness or the extension of any commitment to extend credit of such Defaulting Lender, or (iv) any other modification which requires the consent of all Lenders or Lender(s) affected thereby which affects such Defaulting Lender more adversely than the other affected Lenders (other than a modification which results in a reduction of such Defaulting Lender’s ~~Revolving Credit~~Applicable Commitment Percentage of any Commitments or repayment of any amounts owing to such Defaulting Lender on a non pro-rata basis). For the avoidance of doubt, a Defaulting Lender shall not have the right to approve or disapprove any redetermination of the Borrowing Base.

(d) Notwithstanding anything to the contrary herein, nothing in this Agreement shall be interpreted to require that any waiver, amendment, modification or consent to any Commodity Hedging Agreement, Interest Rate Agreement, Letter of Credit Document or any document executed or delivered in connection with any Lender Product require the consent of any Lender.

(e) Notwithstanding anything to the contrary herein Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

(f) Notwithstanding anything to the contrary herein, Term Loan Amendments may become effective in accordance with Section 2.13.

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13.10 Confidentiality. Each of ~~the~~ Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or any Eligible Assignee, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any Rating Agency in connection with rating the Parent, Borrower or the Restricted Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to ~~the~~ Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.

For purposes of this Section, “Information” means (i) all information received from the Parent, Borrower or any Subsidiary relating to the Parent, Borrower or any Subsidiary, or any of their respective businesses, other than any such information that is available to ~~the~~ Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Parent, Borrower or any Subsidiary, provided that, in the case of information received from the Parent, Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, any Reserve Report, engineering report, geologic data, financial statements or financial information furnished by Parent or any Credit Party to Administrative Agent or any Lender shall constitute Information and be treated as “confidential” for the purposes of this Section.

Each of ~~the~~ Administrative Agent, the Lenders and the Issuing Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent, Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

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13.11 Substitution or Removal of Lenders.

(a) With respect to any Lender (i) whose obligation to make SOFR Advances has been suspended pursuant to Section 11.4, (ii) that has demanded compensation under Sections 3.4(c) or 11.5, (iii) that has become a Defaulting Lender, (iv) that has not approved an increase in the Borrowing Base that has been approved by the Supermajority Lenders or (v) that has failed to consent to a requested amendment, waiver or modification to any Loan Document as to which the Majority Lenders (or other requisite amount of Lenders) have already consented (in each case, an “Affected Lender”), then Borrower may, at Borrower’s sole expense, require the Affected Lender to sell and assign all of its interests, rights and obligations under this Agreement, including, without limitation, its ~~Revolving Credit Commitment Amount~~Commitments, to an Eligible Assignee (which may be one or more of Lenders) (such assignee shall be referred to herein as the “Purchasing Lender” or “Purchasing Lenders”) within two (2) Business Days after receiving notice from Borrower requiring it to do so, for an aggregate price equal to the sum of the portion of all Advances made by it, interest and fees accrued for its account through but excluding the date of such payment, and all other amounts payable to it hereunder, from the Purchasing Lender(s) (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts, including without limitation, if demanded by the Affected Lender, the amount of any compensation then due to the Affected Lender under Sections 3.4(c), 11.1 and 11.5 to but excluding said date), payable (in immediately available funds) in cash. The Affected Lender, as assignor, such Purchasing Lender, as assignee, Borrower and Administrative Agent, shall enter into an Assignment and Assumption pursuant to Section 13.7, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with ~~a Revolving Credit Commitment Amount~~Commitments equal to the Affected Lender’s ~~Revolving Credit~~Applicable Commitment Percentage (immediately prior to such assignment) of the then applicable ~~Revolving Credit Aggregate Commitment~~aggregate Commitments, provided, however, that if the Affected Lender does not execute such Assignment and Assumption within (2) Business Days of receipt thereof, Administrative Agent may execute the Assignment and Assumption as the Affected Lender’s attorney-in-fact. Each of Lenders hereby irrevocably constitutes and appoints Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Lender or in its own name to execute and deliver the Assignment and Assumption while such Lender is an Affected Lender hereunder (such power of attorney to be deemed coupled with an interest and irrevocable). In connection with any assignment pursuant to this Section 13.11, Purchasing Lender shall pay to Administrative Agent the processing and recordation fee required under Section 13.7.

(b) If any Lender is an Affected Lender of the type described in Section 13.11(a)(iii) and (iv) (any such Lender, a “Non-Compliant Lender”), Borrower may, with the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), and notwithstanding Section 10.3 of this Agreement or any other provisions requiring pro rata payments to Lenders, elect to reduce the ~~Revolving Credit Aggregate Commitment~~aggregate Commitments by an amount equal to the Non-Compliant Lender’s ~~Revolving Credit~~Applicable Commitment Percentage of the ~~Revolving Credit Aggregate Commitment~~aggregate Commitments and repay such Non-Compliant Lender an amount equal the principal amount of all Advances owing to it, all interest and fees accrued for its account through but excluding the date of such repayment, and all other amounts payable to it hereunder (including without limitation, if

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demanded by the Non-Compliant Lender, the amount of any compensation then due to the Non-Compliant Lender under Sections 3.4(c), 11.1 and 11.5 to but excluding said date), payable (in immediately available funds) in cash, so long as, after giving effect to the termination of such Non-Compliant Lender’s ~~Revolving Credit Commitment Amount~~Commitments and the repayments described in this clause (b), any Fronting Exposure of such Non-Compliant Lender shall be reallocated among Revolving Credit Lenders that are not Non-Compliant Lenders in accordance with their respective Revolving Credit Percentages, but only to the extent that the sum of the aggregate principal amount of all Revolving Credit Advances made by each such Lender, plus such Lender’s Revolving Credit Percentage of the aggregate outstanding principal amount of Letter of Credit Obligations prior to giving effect to such reallocation plus such Lender’s Revolving Credit Percentage of the Fronting Exposure to be reallocated does not exceed such Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment and only so long as no Default or Event of Default has occurred and is continuing on the date of such reallocation; provided that with respect to any portion of the Fronting Exposure that may not be reallocated, Borrower shall deliver to Administrative Agent, for the benefit of each Issuing Lender, cash collateral or other security satisfactory to Administrative Agent, with respect any such remaining Fronting Exposure.

13.12 WAIVER OF JURY TRIAL. LENDERS, ADMINISTRATIVE AGENT AND BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER LENDERS, ADMINISTRATIVE AGENT NOR BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDERS, ADMINISTRATIVE AGENT OR BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

13.13 USA Patriot Act Notice. Pursuant to Section 326 of the USA Patriot Act, Administrative Agent and Lenders hereby notify the Credit Parties that if they or any of their Subsidiaries or the Parent open an account, including any loan, deposit account, treasury management account, or other extension of credit with Administrative Agent or any Lender, Administrative Agent or the applicable Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for Administrative Agent and the applicable Lender to comply with the USA Patriot Act.

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13.14 Complete Agreement; Conflicts. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

13.15 Severability. In case any one or more of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Credit Parties shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

13.16 Table of Contents and Headings; Section References. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof and references herein to “sections,” “subsections,” “clauses,” “paragraphs,” “subparagraphs,” “exhibits” and “schedules” shall be to sections, subsections, clauses, paragraphs, subparagraphs, exhibits and schedules, respectively, of this Agreement unless otherwise specifically provided herein or unless the context otherwise clearly indicates.

13.17 Electronic Transmissions.

(a) Each of Administrative Agent, the Credit Parties, Lenders, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Borrower and each other Credit Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) All uses of an E-System shall be governed by and subject to, in addition to Section 13.6 and this Section 13.17, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by Administrative Agent, the Credit Parties and Lenders in connection with the use of such E-System.

(c) All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of Administrative Agent or any of its Affiliates, nor Borrower or any of its respective Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by Administrative Agent or any of its Affiliates, or Borrower or any of its respective Affiliates in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Administrative Agent, Borrower and its Subsidiaries, and Lenders agree that Administrative Agent has no responsibility for maintaining or providing any equipment,

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software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System. Administrative Agent and Lenders agree that Borrower has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

13.18 Reliance on and Survival of Provisions. All terms, covenants, agreements, representations and warranties of the Credit Parties and the Parent to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Credit Party or the Parent in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender’s behalf, and those covenants and agreements of Borrower set forth in Section 13.5 (together with any other indemnities of any Credit Party or Parent contained elsewhere in this Agreement or in any of the other Loan Documents) and of Lenders set forth in Section 12.7 shall survive the repayment in full of the Indebtedness and the termination of any commitment to extend credit.

13.19 Concerning Lender Hedging Obligations and Lender Product Obligations. The benefit of the Collateral Documents and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to the Lender Hedging Obligations and the Lender Product Obligations; provided that if any Lender Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder, (a) such Lender Hedging Obligations shall only include obligations under Commodity Hedging Agreements and Interest Rate Agreements entered into with such Person to the extent arising from transactions and confirmations entered into at any time such Person was a Lender or an Affiliate of a Lender hereunder, without giving effect to any extension, increases or modifications thereof which are made after such Person ceases to be a Lender or an Affiliate of a Lender hereunder and (b) any obligations arising under Lender Products extended by such Person shall no longer constitute Lender Product Obligations. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document or with respect to any Collateral, as a result of the existence of obligations owed to it under any Commodity Hedging Agreements, Interest Rate Agreements or agreements relating to Lender Products. All Commodity Hedging Agreements, Interest Rate Agreements and agreements relating to Lender Products, if any, are independent agreements governed by the written provisions of such agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Advances or this Agreement, except as otherwise expressly provided in such agreements, and any payoff statement from any Lender relating to this Agreement shall not apply to such agreements except as otherwise expressly provided in such payoff statement.

13.20 Release of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, ~~the~~ Administrative Agent is hereby irrevocably authorized (but not required) by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 13.9) to take any action requested by Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 13.9 or (ii) under the circumstances described in paragraph (b), (c) or (d) below.

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(b) At such time as (i) the Advances and the other Indebtedness (other than contingent indemnification and reimbursement obligations for which no claim has been made and Lender Product Obligations) shall have been paid in full in cash, (ii) the ~~Revolving Credit Aggregate Commitment has~~Commitments have been terminated and no Letters of Credit shall be outstanding (other than Letters of Credit that have been cash collateralized or otherwise backstopped in a manner satisfactory to the applicable Issuing Lender), and (iii) all Lender Hedging Obligations shall have terminated or acceptable substitute collateral shall have been posted to secure such Lender Hedging Obligations or such Lender Hedging Obligations shall have been novated to third parties, the Collateral shall be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of each Credit Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. Administrative Agent agrees, upon the request of Borrower, to promptly execute and deliver to Borrower any and all Lien releases as may be required to effectuate the foregoing.

(c) If any of the Collateral shall be sold, transferred or otherwise Disposed of by any Credit Party in a transaction permitted by this Agreement or any other Loan Document, then ~~the~~ Administrative Agent, at the request and sole expense of Borrower, shall execute and deliver to the relevant Credit Party all releases or other documents reasonably necessary or desirable for the release of the Liens created by the Collateral Documents on such Collateral. At the request and sole expense of Borrower, a Guarantor that is a Restricted Subsidiary shall be released from its obligations hereunder, under the Guaranty and under the Collateral Documents in the event that any of the Equity Interests issued by such Guarantor shall be Disposed of in a transaction permitted by this Agreement; provided that Borrower shall have delivered to ~~the~~ Administrative Agent, at least five (5) Business Days prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and the terms of the Disposition in reasonable detail, including the price thereof and any anticipated expenses in connection therewith.

(d) If any Restricted Subsidiary shall become an Unrestricted Subsidiary in accordance with this Agreement, then so long as there exists no (x) Default or Event of Default, or (y) Borrowing Base Deficiency, in each case both prior to and/or immediately after taking such action, all obligations of such Unrestricted Subsidiary under the Loan Documents shall automatically terminate, and ~~the~~ Administrative Agent, at the request and sole expense of Borrower, shall (i) release all Liens created by the Collateral Documents on (A) any and all property of such Unrestricted Subsidiary, and (B) any and all Equity Interests issued by such Unrestricted Subsidiary, and (ii) deliver to Borrower any and all certificates representing such Equity Interests that were pledged to ~~the~~ Administrative Agent pursuant to the Collateral Documents.

(e) Administrative Agent shall promptly release its Lien on any property of a Credit Party that is not Collateral upon the written request of such Credit Party.

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13.21 Existing Credit Agreement. On the Effective Date, this Agreement shall supersede and replace in its entirety the Existing Credit Agreement; provided, however, that (a) all loans, letters of credit, interest periods, and other indebtedness, obligations and liabilities outstanding under the Existing Credit Agreement on such date shall continue to constitute Advances, Letters of Credit, Interest Periods and other Indebtedness, obligations and liabilities under this Agreement, (b) the execution and delivery of this Agreement or any of the Loan Documents hereunder shall not constitute a novation or refinancing or any other fundamental change in the relationship among the parties, and (c) the Advances, Letters of Credit, Interest Periods and other Indebtedness, obligations and liabilities outstanding hereunder, to the extent outstanding under the Existing Credit Agreement immediately prior to the date hereof, shall constitute the same loans, letters of credit, interest periods and other indebtedness, obligations and liabilities as were outstanding under the Existing Credit Agreement. Notwithstanding any provision of this Agreement or any other Loan Document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of the Indebtedness hereunder shall be in substitution for, but not in payment of, the Indebtedness owed by Borrower under the Existing Credit Agreement.

13.22 ~~Reallocation of Commitments and Revolving Credit Advances~~[Reserved]~~. The Lenders (including the Withdrawing Lenders) party to the Existing Credit Agreement have agreed among themselves to reallocate their respective Commitments (as defined in the Existing Credit Agreement) as contemplated by this Agreement, and to, among other things, allow certain financial institutions identified by the Joint Lead Arrangers in consultation with Borrower, to become a party to this Agreement as a Lender (each, a “New Lender”). On the Effective Date and after giving effect to such reallocation and adjustment of the Commitments, the Commitments and Revolving Credit Percentages of each Lender, including each New Lender, shall be as set forth on Schedule 1.2 and each Lender, including each New Lender, shall own its Revolving Credit Percentage of the outstanding Revolving Credit Advances. The reallocation and adjustment to the Commitments of each Lender, including each New Lender, as contemplated by this Section 13.22 shall be deemed to have been consummated pursuant to the terms of the Assignment and Assumption attached as Exhibit C hereto as if each of the Lenders, including each New Lender, had executed an Assignment and Assumption with respect to such reallocation and adjustment. Borrower and Administrative Agent hereby consent to such reallocation and adjustment of the Commitments and each New Lender’s Commitment. The Administrative Agent hereby waives the $3,500 processing and recordation fee with respect to the assignments and reallocations of the Commitments contemplated by this Section 13.22. To the extent requested by any Lender, and in accordance with Section 11.1~~, ~~Borrower shall pay to such Lender, within the time period prescribed by Section 11.1, any amounts required to be paid by Borrower under Section 11.1 in the event the payment of any principal of any SOFR Advance or the conversion of any SOFR Advance other than on the last day of an Interest Period applicable thereto is required in connection with the reallocation contemplated by this Section 13.22.~~

.

13.23 Flood Insurance. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Properties” in the Mortgages and no Building or Manufactured (Mobile) Home is hereby encumbered by the Collateral Documents.

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As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

13.24 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

13.25 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Commodity Hedging Agreements or Interest Rate Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Texas and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution

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Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 13.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

13.26 Entire Agreement. PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000.00 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY’S AUTHORIZED REPRESENTATIVE.

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THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[Signatures Follow On Succeeding Pages]

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WITNESS the due execution hereof as of the day and year first above written.

MRC ENERGY COMPANY,
as Borrower

By:
Name:	~~Craig N. Adams~~
Title:	~~Executive Vice President~~

MRC Energy Company Credit Agreement	Signature Page

~~TRUIST~~PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, a Lender and an Issuing Lender

By:
Name:
Title:

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ROYAL BANK OF CANADA,
as a Lender and ~~as~~ an Issuing Lender

By:
Name:
Title:

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BANK OF AMERICA, N.A., as a Lender and an Issuing Lender

By:
Name:
Title:

MRC Energy Company Credit Agreement	Signature Page

COMERICA BANK,
as a Lender

By:
Name:
Title:

MRC Energy Company Credit Agreement	Signature Page

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH as a Lender

By:
Name:
Title:

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FIRST HORIZON BANK, a Tennessee State Bank, as a Lender

By:
Name:
Title:

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~~PNC~~TRUIST BANK, ~~NATIONAL ASSOCIATION,~~
as a Lender and an Issuing Lender

By:
Name:
Title:

MRC Energy Company Credit Agreement	Signature Page

CATHAY BANK, as a Lender

By:
Name:
Title:

MRC Energy Company Credit Agreement	Signature Page

KEYBANK NATIONAL ASSOCIATION,
as a Lender and an Issuing Lender

By:
Name:
Title:

MRC Energy Company Credit Agreement	Signature Page

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

MRC Energy Company Credit Agreement	Signature Page

ZIONS BANCORPORATION, N.A. dba Amegy Bank,
as a Lender

By:
Name:
Title:

MRC Energy Company Credit Agreement	Signature Page

MUFG BANK, LTD.,
as a Lender

By:
Name:
Title:

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BOKF, NA dba Bank of Texas,
as a Lender

By:
Name:
Title:

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JPMORGAN CHASE BANK, N.A.,
as a Lender and an Issuing Lender

By:
Name:
Title:

CITIZENS BANK, N.A.,
as a Lender

By:
Name:
Title:

CAPITAL ONE, N.A.,
as a Lender

By:
Name:
Title:

TD SECURITIES (USA) LLC,
as a Lender

By:
Name:
Title:

MIZUHO BANK, LTD.,
as a Lender

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

Schedule 1.2

Percentages and Allocations1

Revolving Credit

LENDERS	TOTAL REVOLVING CREDIT COMMITMENT	REVOLVING CREDIT ALLOCATIONS	REVOLVING CREDIT PERCENTAGE

PNC Bank, National Association	$262,500,000.00	$112,500,000.00 Letter of Credit Commitment: $50,000,000.00	7.5000000000%

~~Truist~~ Bank of America, N.A.	$245,000,000.00	$~~181,500,000.00~~105,000,000.00 Letter of Credit Commitment: $25,000,000.00	~~13.6981132076~~7.0000000000%

~~PNC Bank,~~KeyBank National Association	$245,000,000.00	$~~175,000,000.00~~105,000,000.00 Letter of Credit Commitment: $25,000,000.00	~~13.2075471698~~7.0000000000%

~~KeyBank National Association~~JPMorgan Chase Bank, N.A.	$245,000,000.00	$~~175,000,000.00~~105,000,000.00 Letter of Credit Commitment: $25,000,000.00	~~13.2075471698~~7.0000000000%

Truist Bank ~~of America, N.A.~~	$245,000,000.00	$~~175,000,000.00~~105,000,000.00 Letter of Credit Commitment: $25,000,000.00	~~13.2075471698~~7.0000000000%

~~The Bank of Nova Scotia, Houston Branch~~Capital One, N.A.	$192,500,000.00	$~~100,000,000.00~~82,500,000.00	~~7.5471698113~~5.5000000000%

Citizens Bank, N.A.	$192,500,000.00	$82,500,000.00	5.5000000000%

Mizuho Bank, Ltd.	$192,500,000.00	$82,500,000.00	5.5000000000%

MUFG Bank, Ltd.	$192,500,000.00	$82,500,000.00	5.5000000000%

Royal Bank of Canada	$192,500,000.00	$~~90,000,000.00~~82,500,000.00 Letter of Credit Commitment: $0.00	~~6.7924528302~~5.5000000000%

~~MUFG Bank, Ltd.~~TD Securities (USA) LLC	$192,500,000.00	$~~75,000,000.00~~82,500,000.00	~~5.6603773585~~5.5000000000%

[1]	As of the ~~Fourth~~Fifth Amendment Effective Date

~~Comerica~~The Bank of Nova Scotia, Houston Branch	$192,500,000.00	$~~75,000,000.00~~82,500,000.00	~~5.6603773585~~5.5000000000%

~~JPMorgan Chase Bank, N.A.~~	~~$60,000,000.00~~	~~4.5283018868%~~

U.S. Bank National Association	$192,500,000.00	$~~58,500,000.00~~82,500,000.00	~~4.4150943396~~5.5000000000%

Wells Fargo Bank, National Association	$192,500,000.00	$82,500,000.00	5.5000000000%

Comerica Bank	$151,666,666.67	$65,000,000.00	4.3333333333%

BOKF, NA dba Bank of Texas	$105,000,000.00	$45,000,000.00	~~3.3962264151~~3.0000000000%

First Horizon Bank	$93,333,333.34	$40,000,000.00	2.6666666667%

Zions Bancorporation, N.A., dba Amegy Bank	$93,333,333.34	$40,000,000.00	~~3.0188679245~~2.6666666667%

~~First Horizon Bank~~	~~$40,000,000.00~~	~~3.0188679245%~~

Cathay Bank	$81,666,666.65	$35,000,000.00	~~2.6415094340~~2.3333333333%

TOTALS	$3,500,000,000.00	$~~1,325,000,000.00~~1,500,000,000.00	100.0000000000%